Exhibit 4.20

Private & confidential

Dated: 30th July, 2025

PIRAEUS BANK S.A.

(as lender)

- and -

DRYFOUR CORP. and

TWELFTHONE CORP.

(as joint and several borrowers)

LOAN AGREEMENT

for a secured floating interest rate loan facility of up to US$45,000,000

THEO V. SIOUFAS & CO.

LAW OFFICES

Piraeus

SCHEDULES

Form of Drawdown Notice

Form of Insurance Letter

THIS AGREEMENT is dated the 30th day of July, 2025 and made BETWEEN:

(1)	PIRAEUS BANK S.A., a banking société anonyme incorporated in and pursuant to the laws of the Hellenic Republic having its registered office at 4, Amerikis Street, Athens, Greece, with General Commercial Registry Corporate Registration Number (ΓΕΜΗ): 157660660000 acting for the purposes of this Agreement, except as otherwise herein provided, through that office, as lender (hereinafter called the “Lender”, which expression shall include its successors and assigns); and

(2)	(a) DRYFOUR CORP., a corporation duly incorporated and validly existing under the laws of the Republic of the Marshall Islands, whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (the “Borrower A”, which expression shall include its successors); and

(b) TWELFTHONE CORP., a corporation duly incorporated and validly existing under the laws of the Republic of the Marshall Islands, whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (the “Borrower B”, which expression shall include its successors, and together with the Borrower A hereinafter called the “Borrowers”)

AND IT IS HEREBY AGREED as follows:

1.	PURPOSE, DEFINITIONS AND INTERPRETATION

1.1	Amount and purpose

(a)	Amount: This Agreement sets out the terms and conditions upon and subject to which it is agreed that the Lender will make available to the Borrowers, as joint and several borrowers, a secured term loan facility in the amount of up to Dollars Forty five million ($45,000,000).

(b)	Purpose: The proceeds of each Advance shall be used for the purpose of financing part of the acquisition cost of a Vessel relative to that Advance pursuant to the terms of the relevant MOA., such loan facility to be made available by way of up to two (2) Advances, each Advance to be in an amount referred to in the respective definition of “Advance A” and “Advance B”.

1.2	Definitions

Subject to Clause 1.3 (Interpretation) and Clause 1.4 (Construction of certain terms), in this Agreement (unless otherwise defined in the relevant Finance Document and unless the context otherwise requires) and the other Finance Documents each term or expression defined in the recital of the parties and in this Clause shall have the meaning given to it in the recital of the parties and in this Clause:

“Accounts Pledge Agreement” means an agreement to be entered into between the Borrowers and the Lender for the creation of a first priority pledge over the Operating Accounts in favour of the Lender, in form and substance as the Lender may approve or require, as the same may from time to time be amended and/or supplemented;

“Advances” means together, the Advance A and the Advance B, and in the singular an “Advance”, which means each borrowing in respect of the Commitment by the Borrowers or (as the context may require) the principal amount of such borrowing outstanding and owing to the Lender under this Agreement at the relevant time, and it means either the Advance A or the Advance B as the context may require;

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“Advance A” means, in respect of the first Advance to be made available hereunder, an amount of up to the lesser of:

(a)	LofA% of the relevant Vessel’s Purchase Price specified in the MOA relative thereto; and

(b)	LofA% of the relevant Vessel’s Market Value, as per valuation obtained by the Lender not earlier than 20 days prior to the Drawdown Date of the Advance A pursuant to Clause 8.5(b) (Valuation of Vessels)

or (as the context may require) the principal amount of Advance A owing to the Lender under this Agreement at any relevant time;

“Advance B” means, in respect of the second Advance to be made available hereunder, an amount of up to the lesser of:

(a)	LofA% of the relevant Vessel’s Purchase Price specified in the MOA relative thereto; and

(b)	LofA% of the relevant Vessel’s Market Value, as per valuation obtained by the Lender not earlier than 20 days prior to the Drawdown Date of the Advance B pursuant to Clause 8.5(b) (Valuation of Vessels), and

(c)	such amount that, when aggregated with the amount of Advance A, does not exceed Dollars Forty five million ($45,000,000),

or (as the context may require) the principal amount of Advance B owing to the Lender under this Agreement at any relevant time;

“Affiliate” means, in relation to any person, a Subsidiary of that person or a parent company of that person or any other subsidiary of that parent company;

“Applicable Accounting Principles” means the US-GAAP or IFRS and practices consistently applied;

“Applicable Margin” in relation to an Advance means:

(a)	during the period commencing on the Drawdown Date of that Advance until the second anniversary of that Drawdown Date, one point nine five per centum (1.95%) per annum; and

(b)	thereafter and throughout the remainder of the Security Period, one point eight five per centum (1.85%) per annum;

“Approved Auditor” means any of KPMG, Ernst & Young, PriceWaterhouse Coopers, Deloitte, Grant Thornton or any other independent and reputable auditor having requisite experience proposed by the Borrowers and acceptable to the Lender and, “Approved Auditors” means any or all of them, as the context may require;

“Approved Commercial Manager” in relation to a tanker Vessel means Pyxis and in relation to a bulker Vessel means Konkar or, in either case, any other person appointed by the Owner of that Vessel with the consent of the Lender, as the commercial manager of that Vessel, and includes its successors in title and in the plural means both of them;

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“Approved Managers” means together, the Approved Commercial Managers and the Approved Technical Manager and “Approved Manager” means any of them, as the context may require;

“Approved Manager’s Undertaking” in relation to a Vessel means a letter of undertaking including (inter alia) an assignment of the relevant Approved Manager’s rights, title and interest in the Insurances of that Vessel executed or to be executed by that Approved Manager in favour of the Lender agreeing certain matters in relation to that Approved Manager serving as commercial or, as the case may be, technical manager of that Vessel and subordinating its rights against that Vessel and the Owner thereof to the rights of the Lender under the Finance Documents, in form and substance as the Lender may approve or require, as the same may from time to time be amended and/or supplemented (together, the “Approved Managers’ Undertakings”);

“Approved Shipbrokers” means Seaborne Shipbrokers S.A., Intermodal Shipbrokers Co., Allied Shipbroking Inc., Galbraiths and any other first class independent firm of internationally known shipbrokers appointed by the Lender, at its discretion, with the Borrowers’ consent, such consent not to be unreasonably withheld, and “Approved Shipbroker” means any of them;

“Approved Technical Manager” in relation to a tanker Vessel, means International Tanker Management Ltd., a company lawfully incorporated in, and validly existing under the laws of Bermuda, having its registered office at Victoria Place, 31 Victoria Street, Hamilton HM 10, Bermuda, represented by its branch office at 809 Executive Heights (Damac Bldg.), P.O. Box 24415, Tecom, Dubai, U.A.E., and in relation to a bulker Vessel, means Konkar or, in either case, any other person appointed by the Borrowers with the consent of the Lender, as the technical manager of that Vessel, and includes its successors in title;

“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms;

“Assignable Charterparty” in relation to a Vessel means any time or bareboat charterparty (irrespective of the duration of such bareboat charterparty), consecutive voyage charter or contract of affreightment, agreement or related document in respect of the employment of that Vessel having a fixed duration of more than 12 months without taking into account any optional extensions and any guarantee of the obligations of the charterer under such charter in respect of that Vessel, hereinafter entered or to be entered into by the Owner of that Vessel or any person, firm or company on its behalf and a charterer, on terms and conditions acceptable to the Lender (and shall include any addenda thereto);

“Assignee” has the meaning ascribed thereto in Clause 14.3 (Assignment by the Lender);

“Availability Period” means the period starting on the date hereof and ending on the earlier of (i) the day falling 18 months from the date hereof and 31st January, 2027, (ii) the date on which the whole Commitment has been advanced by the Lender to the Borrowers, and (iii) the date on which the Commitment is reduced to zero pursuant to Clauses 3.6 (Market disruption), 9.2 (Consequences of Default – Acceleration), 12.1 (Unlawfulness) or any other Clause of this Agreement;

“Bail-In Action” means the exercise of any Write-down and Conversion Powers;

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“Bail-In Legislation” means:

(a)	in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)	in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation;

“Balloon Instalment” in respect of each Advance, has the meaning given in Clause 4.1 (Repayment);

“Basel II Accord” means the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement;

“Basel II Approach” means either the Standardised Approach or the relevant Internal Ratings Based Approach (each as defined in the Basel II Accord) adopted by the Lender (or its holding company) for the purposes of implementing or complying with the Basel II Accord;

“Basel II Regulation” means (a) any law or regulation implementing the Basel II Accord or (b) any Basel II Approach adopted by the Lender;

“Basel III Accord” means:

(a)	the agreements on capital requirements, leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to Basel III;

“Basel III Regulation” means any law or regulation implementing the Basel III Accord save and to the extent that it re-enacts a Basel II Regulation;

“Beneficial Shareholder(s)” means in respect of each of Borrowers and the Corporate Guarantor, the person or persons disclosed to the Lender as being the ultimate legal and beneficial owner or owners (either directly and/or through companies beneficially owned by such person or persons or members of his/her direct family and/or trusts or foundations of which such person or persons or members of his/her direct family are legal and beneficial owners) of at least 25% of the shares and the voting rights attaching to those shares and the legal ownership of those shares in each of the Borrowers and the Corporate Guarantor;

“Borrowers” means, jointly and severally, the Borrower A and the Borrower B, as specified at the beginning of this Agreement, and “Borrower” means either of them as the context may require;

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Break Costs” means the amount (if any) by which:

(a)	the interest (excluding Applicable Margin) which the Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan or the relevant part of it or any sum due and payable but unpaid by a Security Party under the Security Documents to the last day of the current Interest Period in respect of the Loan or the relevant part of it or any other sum due and payable but unpaid by a Security Party under the Security Documents, had the principal amount received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which the Lender would be able to obtain by placing an amount equal to the principal amount of the Loan or the relevant part thereof or such other sum due and payable but unpaid by a Security Party under the Security Documents received by it on deposit with a leading bank in the London Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period;

“Business Day” means:

(a)	a day (other than a Saturday or Sunday) on which banks are open for general business in Athens

(b)	in New York; and

(c)	(in relation to the fixing of any interest rate which is required to be determined under this Agreement or any Finance Document), a US Government Securities Business Day;

“Charterparty Assignment” in relation to a Vessel, means an assignment of the rights of its Owner under any Assignable Charterparty and any guarantee of such Assignable Charterparty executed or to be executed by its Owner in favour of the Lender and the acknowledgement of notice of the assignment in respect of such Assignable Charterparty to be obtained (on best effort basis by its Owner) in form and substance as the Lender may approve or require, as the same may from time to time be amended and/or supplemented and “Charterparty Assignments” means any or all of them, as the context may require;

“Classification” in relation to a Vessel means the classification referred to in the Mortgage registered thereon with the Classification Society or such other Classification Society as the Lender shall, at the request of the Borrowers, have agreed in writing, shall be treated as the Classification Society for the purposes of the Finance Documents;

“Classification Society” means such classification society which is a member of IACS (other than the China Classification Society and the Russian Maritime Registry of Shipping) and which the Lender shall, at the request of the Borrowers, have agreed in writing to be treated as the Classification Society for the purposes of the Finance Documents;

“Commitment” means the amount which the Lender agreed to lend to the Borrowers under Clause 2.1 (Commitment to Lend) as reduced by any relevant term of this Agreement;

“Commitment Letter” means the Commitment Letter dated 2 May, 2025 addressed by the Lender to the Corporate Guarantor and accepted by them on 7 May, 2025 and shall include any amendments or addenda thereto;

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“Compulsory Acquisition” in relation to a Vessel means requisition for title or other compulsory acquisition, requisition, appropriation, expropriation, deprivation, forfeiture or confiscation for any reason of that Vessel, whether for full or part consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any Government Entity or other competent authority, whether de jure or de facto, but shall exclude requisition for use or hire not involving requisition of title;

“Corporate Guarantee” means an irrevocable and unconditional guarantee given or, as the context may require, to be given by the Corporate Guarantor in form and substance satisfactory to the Lender as security for the Outstanding Indebtedness and any and all other obligations of the Borrowers under this Agreement and the Security Documents, as the same may from time to time be amended and/or supplemented;

“Corporate Guarantor” means Pyxis Tankers Inc., a corporation incorporated under the laws of the Republic of the Marshall Islands, whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, Marshall Islands and/or any other person nominated by the Borrowers and acceptable to the Lender which may give a Corporate Guarantee, and includes its successors in title;

“Default” means any Event of Default or any event which with the giving of notice or lapse of time (or any combination thereof) would constitute an Event of Default;

“Default Rate” means that rate of interest per annum which is determined in accordance with the provisions of Clause 3.4 (Default Interest);

“Delivery” in relation to a Vessel means the delivery of that Vessel from the Seller to, and the acceptance of that Vessel by, the Owner thereof pursuant to the relevant MOA;

“Delivery Date” in relation to a Vessel means the date upon which the Delivery of that Vessel occurs;

“DOC” means a document of compliance issued to an Operator in accordance with rule 13 of the ISM Code;

“Dollars” (and the sign “$”) means the lawful currency for the time being of the United States of America;

“Drawdown Date” in relation to an Advance means the date, being a Business Day, requested by the Borrowers for that Advance to be made available, or (as the context requires) the date on which that Advance is actually borrowed;

“Drawdown Notice” means a notice substantially in the terms of Schedule 1 (Form of Drawdown Notice) (or in any other form which the Lender approves);

“Earnings” in relation to a Vessel means all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Owner thereof and which arise out of the use or operation of that Vessel, including (but not limited to) all freight, hire and passage moneys, compensation payable to the Owner thereof in the event of requisition of that Vessel for hire, remuneration for salvage and towage services, demurrage and detention moneys, contributions of any nature whatsoever in respect of general average, damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of that Vessel and any other earnings whatsoever due or to become due to the Owner thereof in respect of that Vessel and all sums recoverable under the Insurances in respect of loss of Earnings and includes, if and whenever the Vessel is employed on terms whereby any and all such moneys as aforesaid are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing agreement which is attributable to that Vessel;

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“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway;

“Environmental Affiliate” means any agent or employee of any of the Borrowers or any other Relevant Party or any person having a contractual relationship with any of the Borrowers or any other Relevant Party in connection with any Relevant Ship or her operation or the carriage of cargo thereon;

“Environmental Approval” means any consent, authorisation, licence or approval of any governmental or public body or authorities or courts applicable to any Relevant Ship or her operation or the carriage of cargo thereon and/or passengers therein and/or provisions of goods and/or services on or from the Relevant Ship required under any Environmental Law;

“Environmental Claim” means:

(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident,

and “claim” means (i) a claim for damages, compensation, fines, penalties or any other payment of any kind which exceeds $750,000 (or the equivalent in any other currency) per incident or (ii) one or more claims for damages, compensation, fines, penalties or any other payment of any kind, which exceed $750,000 (or the equivalent in any other currency) per incident including in relation to clean-up and removal, whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

“Environmental Incident” means (i) any release of Material of Environmental Concern from a Vessel, (ii) any incident in which Material of Environmental Concern is released from a vessel other than the Vessels and which involves collision between a Vessel and such other vessel or some other incident of navigation or operation, in either case, where a Vessel, the Borrowers (or either of them) or the Approved Managers (or any of them) are/is actually at fault or otherwise liable (in whole or in part) or (iii) any incident in which Material of Environmental Concern is released from a vessel other than the Vessels and where a Vessel is actually or potentially liable to be arrested as a result and/or where the Borrowers (or either of them) or the Approved Managers (or any of them) are/is actually at fault or otherwise liable;

“Environmental Laws” means all national, international and state laws, rules, regulations, treaties and conventions applicable to any Relevant Ship pertaining to the pollution or protection of human health or the environment including, without limitation, the carriage of Materials of Environmental Concern and actual emissions, spills, releases or discharges of Materials of Environmental Concern from any Relevant Ship (including, without limitation, the United States Oil Pollution Act of 1990 and any comparable laws of the individual States of the United States of America);

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time;

“Event of Default” means any event or circumstance set out in Clause 9.1 (Events) or described as such in any other of the Finance Documents;

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“Expenses” means the aggregate at any relevant time (to the extent that the same have not been received or recovered by the Lender) of:

(a)	all losses, liabilities, costs, charges, expenses, damages and outgoings of whatever nature, (including, without limitation, Taxes, repair costs, registration fees and insurance premiums, crew wages, repatriation expenses and seamen’s pension fund dues) suffered, incurred, charged to or paid or committed to be paid by the Lender in connection with the exercise of the powers referred to in or granted by any of the Finance Documents or otherwise payable by the Borrowers (or either of them) in accordance with the terms of any of the Finance Documents;

(b)	the expenses referred to in Clause 10.3 (Expenses); and

(c)	interest on all such losses, liabilities, costs, charges, expenses, damages and outgoings from, in the case of Expenses referred to in sub-paragraph (b) above, the date on which such Expenses were demanded by the Lender from the Borrowers and in all other cases, the date on which the same were suffered, incurred or paid by the Lender until the date of receipt or recovery thereof (whether before or after judgement) at the Default Rate (as conclusively certified by the Lender save in case of manifest error);

“FATCA” means:

(a)	sections 1471 to 1474 of the US Internal Revenue Code of 1986 or any associated regulations or other associated official guidance;

(b)	any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction;

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA;

“FATCA Exempt Party” means a party that is entitled to receive payments free from any FATCA Deduction;

“Final Maturity Date” means the date falling five (5) years from the Drawdown Date of the Advance last drawn;

“Final Repayment Date” in relation to an Advance means the date falling five (5) years from the Drawdown Date of that Advance;

“Finance Documents” means, together, this Agreement, the Security Documents, the Insurance Letters and any other document designated as such by the Lender and the Borrowers;

“Financial Indebtedness” means, in relation to a person (the “debtor”), a liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

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(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility made available to the debtor;

(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)	under any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)	under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within (a) to (e) if the references to the debtor referred to the other person;

“Financial Year” means, in relation to a Security Party, each twelve months period commencing on 1st January of the financial year of that Security Party and ending on 31st December of that year, in respect of which financial statements referred to in Clause 8.1(f) (Financial statements) are or ought to be prepared;

“First Repayment Date” in relation to an Advance means the date falling three (3) months after the Drawdown Date of that Advance;

“Flag State” in relation to a Vessel means the Republic of the Marshall Islands or such other state or territory designated in writing by the Lender, at the request of the Owner thereof, as being the “Flag State” of that Vessel for the purposes of the Security Documents;

“General Assignment” in relation to a Vessel means the first priority assignment of the Earnings, Insurances and Requisition Compensation collateral to the Mortgage relative to that Vessel, executed or (as the context may require) to be executed by the Owner thereof in favour of the Lender, in form and substance as the Lender may approve or require, as the same may from time to time be amended and/or supplemented (together, the “General Assignments”);

“Government Entity” means and includes (whether having a distinct legal personality or not) any national or local government authority, board, commission, department, division, organ, instrumentality, court or agency and any association, organisation or institution of which any of the foregoing is a member or to whose jurisdiction any of the foregoing is subject or in whose activities any of the foregoing is a participant;

“Governmental Withholdings” means withholdings and any restrictions or conditions resulting in any charge whatsoever imposed, either now or hereafter, by any sovereign state or by any political sub-division or taxing authority of any sovereign state;

“Group” means together the Borrowers, the Corporate Guarantor and its direct or indirect Subsidiaries (including the Borrowers) from time to time during the Security Period and “member of the Group” shall be construed accordingly;

“Insurance Letter” in relation to a Vessel means a letter from the Owner thereof in the form of Schedule 2 (Form of Insurance Letter), and “Insurance Letters” means all of them, as the context may require;

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“Insurances” in relation to a Vessel means all policies and contracts of insurance (including, without limitation, all entries of that Vessel in a protection and indemnity, hull and machinery, war risks or other mutual insurance association) which are from time to time in place or taken out or entered into by or for the benefit of the Owner thereof (whether in the sole name of that Owner or in the joint names of that Owner and the Lender, however without the Lender being liable for payment of premiums, contributions or calls) in respect of that Vessel and its Earnings (provided that such loss of Earnings insurance is mutually agreed between that Owner and the Lender, however without the Lender being liable for payment of premiums, contributions or calls) or otherwise howsoever in connection with that Vessel and all benefits of such policies and/or contracts (including all claims of whatsoever nature and return of premiums);

“Interest Payment Date” means in respect of an Advance or the Loan or any part thereof in respect of which a separate Interest Period is fixed the last day of the relevant Interest Period and in case of any Interest Period longer than three (3) months the date(s) falling at successive three (3) monthly intervals during such longer Interest Period and the last day of such Interest Period, provided, however, that if any of the aforesaid dates falls on a day which is not a Business Day the Borrowers shall pay the accrued interest on the first Business Day thereafter unless the result of such extension would be to carry such Interest Payment Date over into another calendar month in which event such Interest Payment Date shall be the immediately preceding Business Day;

“Interest Period” means in relation to an Advance or the Loan or any part thereof, each period for the calculation of interest in respect of that Advance or the Loan or such part ascertained in accordance with Clauses 3.2 (Selection of Interest Period) and 3.3 (Determination of Interest Periods);

“Interpolated Term SOFR” means, in relation to an Advance or the Loan or any part of the Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:

(a)	either:

(i)	the applicable Term SOFR (as of the Quotation Day) for the longest period (for which Term SOFR is available) which is less than the Interest Period of that Advance or the Loan or that part of the Loan; or

(ii)	if no such Term SOFR is available for a period which is less than the Interest Period for that Advance or the Loan or that part of the Loan, SOFR for the day which is two US Government Securities Business Days before the Quotation Day; and

(b)	the applicable Term SOFR (as of the Quotation Day) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of that Advance or the Loan or that part of the Loan.

“IFRS” means international accounting standards within the meaning of the IAS Regulations 1606/2002 to the extent applicable to the relevant financial statements;

“ISM Code” means in relation to its application to the Borrowers, the Approved Managers, the Vessels and their operation:

(a)	“The International Management Code for the Safe Operation of Ships and for Pollution Prevention”, currently known or referred to as the “ISM Code”, adopted by the Assembly of the International Maritime Organisation by Resolution A. 741(18) on 4th November, 1993 and incorporated on 19th May, 1994 into chapter IX of the International Convention for the Safety of Life at Sea 1974 (SOLAS 1974); and

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(b)	all further resolutions, circulars, codes, guidelines, regulations and recommendations which are now or in the future issued by or on behalf of the International Maritime Organisation or any other entity with responsibility for implementing the ISM Code, including without limitation, the “Guidelines on implementation or administering of the International Safety Management (ISM) Code by Administrations” produced by the International Maritime Organisation pursuant to Resolution A. 788(19) adopted on 25th November, 1995;

as the same may be amended, supplemented or replaced from time to time;

“ISM Code Documentation” includes:

(a)	the DOC and SMC issued by a Classification Society in all respects acceptable to the Lender in its absolute discretion pursuant to the ISM Code in relation to each Vessel within the period specified by the ISM Code;

(b)	all other documents and data which are relevant to the ISM SMS and its implementation and verification which the Lender may require by request; and

(c)	any other documents which are prepared or which are otherwise relevant to establish and maintain each Vessel’s or each Owner’s compliance with the ISM Code which the Lender may require by request;

“ISM SMS” means the safety management system which is required to be developed, implemented and maintained under the ISM Code;

“ISPS Code” means the International Ship and Port Security Code of the International Maritime Organization and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

“ISSC” in relation to a Vessel means an International Ship Security Certificate issued in respect of that Vessel pursuant to the ISPS Code;

“Konkar” means Konkar Shipping Agencies S.A., a company lawfully incorporated in, and validly existing under the laws of the Republic of Panama, and having a licensed office established in Greece pursuant to the Greek laws 378/68, 27/75, 2234/94, 3752/09 and 4150/13 (as amended and in force at the date hereof) at 59 K. Karamanli Street, Maroussi 15125, Greece;

“Lender” means the Lender as specified in the beginning of this Agreement, and includes its successors in title and transferees;

“Lending Office” means the office of the Lender appearing at the beginning of this Agreement or any other office of the Lender designated by the Lender as the Lending Office by notice to the Borrowers;

“Loan” means the aggregate principal amount borrowed by the Borrowers in respect of the Commitment or (as the context may require) the principal amount thereof owing to the Lender under this Agreement at any relevant time and a “part of the Loan” means an Advance, a part of an Advance or any other part of the Loan as the context may require;

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“Loan To Value Ratio” means, at any relevant time, the amount of the Loan expressed as a percentage of the Market Value of the Mortgaged Vessel(s) at the relevant time;

“LofA%” means a percentage equal to:

(i)	in case the Vessel relevant to an Advance is a bulker, 62.50% (sixty-two point fifty per cent.);

(ii)	in case the Vessel relevant to an Advance is a medium range tanker (between 45,000 to 54,999 dwt), 60% (sixty per cent.); and

(iii)	in case the Vessel relevant to an Advance is a long-range tanker or crude oil tanker (between 55,000 to 115,000 dwt), 57.50% (fifty-seven point fifty per cent.);

“Major Casualty” in relation to a Vessel means any casualty to that Vessel in respect whereof the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds the Major Casualty Amount;

“Major Casualty Amount” means Seven hundred Fifty thousand Dollars ($750,000) or the equivalent in any other currency;

“Management Agreement” in relation to a Vessel means the agreement made between the Owner thereof and the relevant Approved Manager as commercial or, as the case may be, technical manager of that Vessel, providing (inter alia) for that Approved Manager to manage that Vessel, as amended, supplemented or substituted from time to time (together, the “Management Agreements”);

“MAPI” has the meaning given in Clause 10.10 (MII and MAPI costs);

“Market Value” in relation to a Vessel means the market value of that Vessel as determined in accordance with Clause 8.5(b) (Valuation of Vessels);

“Material Adverse Change” means any event or series of events which, in the opinion of the Lender, is likely to have a Material Adverse Effect;

“Material Adverse Effect” means a material, in the reasonable opinion of the Lender, adverse effect on:

(a)	the business, property, assets, liabilities, operations or financial condition of the Borrowers and/or any other Security Party taken as a whole;

(b)	the ability of the Borrowers and/or any other Security Party to (i) comply with or perform any of its obligations or (ii) discharge any of its liabilities, under any Finance Document as they fall due; or

(c)	the validity, legality or enforceability of any Finance Document or the rights and remedies of the Lender under any Finance Document;

Provided that the Total Loss of a Vessel shall not be considered as an event having a Material Adverse Effect on (a), (b) or (c) hereinabove so long as the Borrowers comply with Clause 4.3 (Compulsory Prepayment in case of Total Loss or sale of a Vessel);

“Material of Environmental Concern” means and includes pollutants, contaminants, toxic substances, oil as defined in the United States Oil Pollution Act of 1990 and all hazardous substances as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act 1980;

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“MII” has the meaning given in Clause 10.10 (MII and MAPI costs);

“Minimum Liquidity” has the meaning ascribed thereto in Clause 8.1(k) (Minimum Liquidity);

“MOA” in relation to a Vessel means the Memorandum of Agreement to be entered into between the sellers named therein as ‘Sellers’ and the relevant Borrower named therein as ‘Buyers’ in respect of the sale by such sellers and the purchase by that Borrower of that Vessel, and includes any and all addenda thereto and in the plural means both of them;

“month” means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started, provided that (i) if the period started on the last Business Day in a calendar month or if there is no such numerically corresponding day, it shall end on the last Business Day in such next calendar month and (ii) if such numerically corresponding day is not a Business Day, the period shall end on the next following Business Day in the same calendar month but if there is no such Business Day it shall end on the preceding Business Day and “months” and “monthly” shall be construed accordingly;

“Mortgage” in relation to a Vessel means the first preferred ship mortgage or, as the case may be, first priority ship mortgage and, where applicable, the deed of covenant supplemental thereto on that Vessel to be executed by the Owner thereof in favour of the Lender, in form and substance as the Lender may approve or require, as the same may from time to time be amended and/or supplemented, and “Mortgages” means both of them;

“Mortgaged Vessel(s)” means the Vessel(s) which remain mortgaged in favour of the Lender pursuant to this Agreement at any relevant time during the Security Period;

“Operating Account” means the account opened or to be opened and maintained in the name of each Owner with the Lending Office or with any other branch of the Lender or any other office of the Lender or with such other bank as may be required by and at the discretion of the Lender pursuant to Clause 13.7 (Relocation of Operating Accounts) and shall include any sub-accounts or call accounts (whether in Dollars or any other currency) opened under the same designation or any revised designation or number from time to time notified by the Lender to the Borrowers, to which (inter alia) all Earnings of the relevant Vessel and/or any other moneys are to be paid in accordance with the provisions of this Agreement and/or the relevant General Assignment and/or any of the other Finance Documents, and “Operating Accounts” means any or all of them, as the context may require;

“Operating Expenses” in relation to a Vessel means the voyage and operating expenses of that Vessel, including, but not limited to, the expenses for operating, crewing, victualing, insuring, maintaining, repairing and generally trading that Vessel (and if applicable, voyage expenses), the expenses for spares, administration and management of that Vessel (inclusive of the management fees) the expenses for complying with requirements of the Classification Society and/or with any regulatory requirements as well as the reserves that the Owner thereof, acting reasonably, considers necessary for the commercial operation of that Vessel and the costs of intermediate and special surveys and dry docking of that Vessel;

“Operator” in relation to a Vessel means any person who is from time to time during the Security Period concerned in the operation of that Vessel and falls within the definition of “Company” set out in rule 1.1.2. of the ISM Code;

“Outstanding Indebtedness” means the aggregate of (a) the Loan and interest accrued and accruing thereon, (b) the Expenses, and (c) all other sums of any nature (together with all interest on any of those sums) which from time to time may be payable by the Borrowers to the Lender pursuant to the Finance Documents, whether actually or contingently and (d) any damages payable as a result of any breach by the Borrowers of any of the Finance Documents and (e) any damages or other sums payable as a result of any of the obligations of the Borrowers under or pursuant to any of the Finance Documents being disclaimed by a liquidator or any other person, or, where the context permits, the amount thereof for the time being outstanding;

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“Owner” in relation to a Vessel means the Borrower that is the owner of that Vessel as specified in the definition of the Vessel in this Clause 1.2, and “Owners” means both of them;

“Party” means a party to this Agreement, and “Parties” means any or all of them, as the context may require;

“Permitted Financial Indebtedness” means:

(a)	any Financial Indebtedness incurred under the Finance Documents;

(b)	any shareholders’ loans, including any loans made by the Corporate Guarantor, which are unsecured and fully subordinated to all Financial Indebtedness incurred under the Finance Documents in writing pursuant to a subordination agreement acceptable to the Lender;

(c)	any Financial Indebtedness owing to an Approved Manager, subject to the Borrowers ensuring on or prior to incurring such Financial Indebtedness, that the rights of the relevant creditor thereunder are fully subordinated to the rights of the Lender hereunder in writing pursuant to a subordination agreement acceptable to the Lender; and

(d)	any Financial Indebtedness incurred in the ordinary course of owning, operating, maintaining, repairing and trading the Vessels (or either of them) or for the purposes of complying with requirements of the Classification Society and/or with any regulatory requirements;

“Permitted Security Interests” means:

(a)	Security Interests created by the Finance Documents;

(b)	liens for unpaid crew’s wages in accordance with usual maritime practice;

(c)	liens for salvage;

(d)	liens arising by operation of law for not more than 2 months’ prepaid hire under any charter in relation to the Vessels (or either of them) not prohibited by this Agreement;

(e)	liens for master’s disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of a Vessel, provided such liens do not secure amounts more than 90 days overdue (unless the overdue amount is being contested in good faith by appropriate steps) and, in the case of liens for repair or maintenance, in a Vessel which is put in the possession of any person for the purpose of work being done upon her in an amount exceeding or likely to exceed the Major Casualty Amount provided that (i) either that person has first given to the Lender and in terms satisfactory to it a written undertaking not to exercise any lien on that Vessel or her Earnings for the cost of such work or (ii) the previous consent of the Lender shall have been obtained (which consent shall not be unreasonably withheld);

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(f)	any Security Interest created in favour of a plaintiff or defendant in any action of the court or tribunal before whom such action is brought as security for costs and expenses where the relevant Owner is prosecuting or defending such action in good faith by appropriate steps; and

(g)	Security Interests arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes which are being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;

“Pledgor(s)” in relation to each Borrower, means such person(s) or legal entity/entities which is/are confirmed to and approved by the Lender holding all the issued share capital in that Borrower and who has executed or (as the context may require) shall execute the relevant Shares Pledge Agreement;

“Purchase Price” in relation to a Vessel means the price to be paid by the Owner thereof to the Seller thereof pursuant to the terms of the relevant MOA or such other sum as is determined in accordance with the terms and conditions of the relevant MOA;

“Pyxis” means Pyxis Maritime Corp., a company lawfully incorporated in, and validly existing under the laws of the Republic of the Marshall Islands, and having a licensed office established in Greece pursuant to the Greek laws 378/68, 27/75, 2234/94, 3752/09 and 4150/13 (as amended and in force at the date hereof) at 59 K. Karamanli Street, Maroussi 15125, Greece;

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, the date falling two (2) US Government Securities Business Days before the first day of that period unless market practice differs in the relevant loan market in which case the Quotation Day will be determined by the Lender in accordance with market practice (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days);

“Reference Rate” means, in relation to an Advance or the Loan or any part of the Loan:

(a)	the applicable Term SOFR as of the Quotation Day and for a period equal in length to the Interest Period of that Advance or the Loan or that part of the Loan; or

(b)	as otherwise determined pursuant to Clause 3.8 (Unavailability of Term SOFR),

and if, in either case, that rate is less than zero, the Reference Rate shall be deemed to be zero;

“Registry” in relation to a Vessel means the offices of such registrar, commissioner or representative of the relevant Flag State who is duly authorised to register that Vessel, its Owner’s title thereto and the relevant Mortgage over that Vessel under the laws and flag of the relevant Flag State;

“Regulatory Agency” means the Government Entity or other organization in the relevant Flag State which has been designated by the government of the relevant Flag State to implement and/or administer and/or enforce the provisions of the ISM Code;

“Related Company” means any company or other entity which is an Affiliate of the Borrowers, and “Related Companies” means any or all of them, as the context may require;

“Relevant Jurisdiction” means any jurisdiction in which or where any Security Party is incorporated, resident, domiciled, has a permanent establishment, carries on, or has a place of business or is otherwise effectively connected;

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“Relevant Party” means each Borrower and each of the Borrowers’ Related Companies, and “Relevant Parties” means any or all of them, as the context may require;

“Relevant Ship” means each Vessel and any other vessel from time to time (on or after the date of this Agreement) owned, managed or crewed, by any Relevant Party, and “Relevant Ships” means any or all of them, as the context may require;

“Repayment Date” in relation to an Advance means each of the dates specified in Clause 4.1 (Repayment) on which the Repayment Instalments for that Advance shall be payable by the Borrowers to the Lender, and “Repayment Dates” means any or all of them, as the context may require;

“Repayment Instalment” in relation to an Advance means each instalment of that Advance which becomes due for repayment by the Borrowers to the Lender on a Repayment Date pursuant to Clause 4.1 (Repayment) (together, the “Repayment Instalments”);

“Requisition Compensation” in relation to a Vessel means all sums of money or other compensation from time to time paid or payable by reason of Compulsory Acquisition of that Vessel otherwise than by requisition for hire;

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers;

“Safekeeping Securities Account” (Λογαριασμός φύλαξης αξιών) means the account opened or to be opened by the Pledgor(s) with the Lender’s Shipping Branch located at 137-139 Filonos Street, Piraeus, Greece Lending Office for the safekeeping of the shares held by the Pledgor(s) in the issued share capital of the Borrowers and which shall be pledged in favour of the Lender pursuant to the relevant Shares Pledge Agreement;

“Sanctions” means any economic, financial or trade sanctions laws, regulations, embargoes or other restrictive measures adopted, administered, enacted or enforced by any Sanctions Authority, or otherwise imposed by any law or regulation, compliance with which is mandatory in the ordinary course of business of the Borrowers (or either of them), any other Security Party and the Lender or to which the Borrowers (or either of them), any other Security Party and the Lender are subject (which shall include without limitation, any extra-territorial sanctions imposed by law or regulation of the United States of America);

“Sanctions Authority” means:

(a)	the government of the United States of America;

(b)	the United Nations;

(c)	the European Union (or the governments of any of its member states);

(d)	the United Kingdom;

(e)	the Flag State of each Vessel; or

(f)	the respective governmental institutions and agencies of any of the foregoing including the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), the United States Department of State, the United States Department of Commerce and His Majesty’s Treasury;

“Sanctions Restricted Jurisdiction” means any country or territory which is the subject of country-wide or territory-wide Sanctions;

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“Sanctions Restricted Person” means a person or vessel:

(a)	that is, or is directly or indirectly, owned or controlled (as such terms are defined by the relevant Sanctions Authority) by, or acting on behalf of, one or more persons or entities on any list (each as amended, supplemented or substituted from time to time) of restricted entities, persons or organisations (or equivalent) published by a Sanctions Authority;

(b)	that is located or resident in or incorporated under the laws of, or owned or controlled by, a person located or resident in or incorporated under the laws of a Sanctions Restricted Jurisdiction; or

(c)	that is otherwise the subject of Sanctions;

“Security Documents” means:

(a)	the Accounts Pledge Agreements;

(b)	the Approved Manager’s Undertakings;

(c)	the General Assignments;

(d)	the Mortgages;

(e)	any Charterparty Assignment in respect of an Assignable Charterparty;

(f)	the Corporate Guarantee;

(g)	the Shares Pledge Agreements; and

(h)	any other agreement or document (whether creating a Security Interest or not) that may have been or shall from time to time after the date of this Agreement be executed to guarantee and/or secure all or any part of the Outstanding Indebtedness and/or any and all other obligations of the Borrowers to the Lender pursuant to this Agreement and any other moneys from time to time owing or payable by the Borrowers under or in connection with this Agreement and/or any of the other documents designated as “Security Documents” by the Lender and the Borrowers, as each such document may from time to time be amended and/or supplemented, and “Security Document” means any of them as the context may require;

“Security Interest” means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement or security interest or other encumbrance of any kind securing any obligation of any person or any type of preferential arrangement (including without limitation title transfer and/or retention arrest, seizure, garnishee order (whether nisi or absolute) or any other order or judgement arrangements having a similar effect) or other encumbrance of any kind or the security rights of a plaintiff under an action in rem or any right conferring a priority of payment in respect of any obligation of any person;

“Security Party” means each Borrower, the Corporate Guarantor, the Pledgor(s), the Approved Commercial Manager and any other person (other than the Lender, any charterer and any Approved Technical Manager not being a member of the Group) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the last paragraph of the definition of “Finance Documents”, and “Security Parties” means any or all of them, as the context may require;

“Security Period” means the period commencing on and including the date hereof and terminating on and including the date upon which Outstanding Indebtedness has been paid in full to the Lender;

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“Security Requirement” means the amount in Dollars (as certified by the Lender whose certificate shall, in the absence of manifest error, be conclusively binding on the Borrowers) which is at any relevant time not less than one hundred and twenty five per centum (125%) of the Loan outstanding at the relevant time;

“Security Value” means the amount in Dollars (as certified by the Lender whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrowers) which, at any relevant time is the aggregate of (i) the aggregate Market Value of the Vessels as most recently determined in accordance with Clause 8.5(b) (Valuation of Vessels) and (ii) the market value of any additional security provided under Clause 8.5(a) (Security shortfall-Additional Security) and accepted by the Lender (if any);

“Seller” in relation to a Vessel means the person specified as “Sellers” in the MOA relative thereto;

“Shares Pledge Agreement” in relation to a Borrower means the pledge agreement to be executed by the Pledgor(s) of that Borrower in favour of the Lender, whereby such Pledgor(s) shall pledge all the issued share capital of that Borrower, in form and substance as the Lender may approve or require, as the same may from time to time be amended and/or supplemented (together, the “Shares Pledge Agreements”);

“SMC” in relation to a Vessel means a safety management certificate issued in respect of that Vessel in accordance with rule 13 of the ISM Code;

“SOFR” means the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published (before any correction, recalculation or republication by the administrator) by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate);

“Subsidiary” of a person means any company or entity directly or indirectly controlled by such person;

“Taxes” includes all present and future taxes, levies, imposts, duties, fees or charges of whatever nature together with interest thereon and penalties in respect thereof (except taxes concerning the Lender and imposed on the net income of the Lender) and “Taxation” shall be construed accordingly;

“Term SOFR” means the term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published (before any correction, recalculation or republication by the administrator) by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate);

“Total Loss” means, in relation to a Vessel:

(a)	actual, constructive, compromised or arranged total loss of that Vessel; or

(b)	the Compulsory Acquisition of that Vessel, unless it is within thirty (30) days from the date of such occurrence redelivered to the full control of the Owner thereof; or

(c)	the condemnation, capture, seizure, confiscation, arrest or detention of that Vessel (other than where the same amounts to the Compulsory Acquisition of that Vessel) by any Government Entity, or by persons acting on behalf of any Government Entity, unless that Vessel be released and restored to the Owner thereof from such condemnation, capture, seizure, confiscation arrest or detention or within 120 days after the occurrence thereof; and

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(d)	the hijacking, capture, seizure or confiscation of that Vessel arising as a result of a piracy or related incident unless that Vessel be released and restored to the Owner thereof from such hijacking, capture, seizure or confiscation within 180 days after the occurrence thereof;

“Total Loss Date” means, in relation to a Vessel:

(a)	in the case of an actual loss of that Vessel, the date on which it occurred or, if that is unknown, the date when that Vessel was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of that Vessel, the earliest of:

(i)	the date on which a notice of abandonment is given to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the Owner of that Vessel with that Vessel’s insurers in which the insurers agree to treat that Vessel as a total loss;

(c)	in the case of the Compulsory Acquisition of that Vessel, upon the expiry of the period of thirty (30) days after the occurrence thereof;

(d)	in the case of condemnation, capture, seizure, confiscation, arrest or detention of that Vessel (other than where the same amounts to the Compulsory Acquisition of that Vessel) by any Government Entity, or by persons acting on behalf of any Government Entity, which deprives the Owner thereof of the use of that Vessel for more than one hundred twenty (120) days, upon the expiry of the period of one hundred twenty (120) days after the date upon which the relevant, condemnation, capture, seizure or confiscation, arrest or detention occurred; and

(e)	in the case of hijacking, capture, seizure or confiscation of that Vessel arising as a result of a piracy or related incident upon the expiry of the period of 180 days after the occurrence thereof;

“Transferee” has the meaning ascribed thereto in Clause 14.3 (Assignment by the Lender);

“UK Bail-In Legislation” means Part 1 of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutes or their Affiliates (otherwise than through liquidation, administration or other insolvency proceedings);

“Unpaid Sum” means any sum due and payable but unpaid by a Security Party under the Finance Documents;

“US” means the United States of America;

“US-GAAP” means generally accepted accounting principles in the United States of America;

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“US Government Securities Business Day” means any day other than:

(a)	a Saturday or a Sunday; and

(b)	a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities;

“US Tax Obligor” means:

(a)	a Borrower if it is resident for tax purposes in the US; or

(b)	a Security Party some or all whose payments under the Finance Documents are from sources within the US for US federal income tax purposes;

“Valentis Family” means:

(a)	all the lineal descendants in direct line of Mr. Valentios Valentis;

(b)	a husband and wife or former husband or wife or widower or widow of any of the above persons (including for the avoidance of doubt Mr. Valentios Valentis); and

(c)	each company (other than a member of the Group) legally or beneficially owned or (as the case may be) controlled by one or more of the persons or entities which would fall within paragraphs (a) to (b) above, and “member of the Valentis Family” means any one of them;

“Vessel” in relation to a Borrower means a bulk carrier or tanker motor vessel built from 2015 (inclusive) onwards of deadweight tonnage between, in the case of a bulker, 60.000 to 85.000 and in the case of a tanker, 45,000 to 115,000 to be acquired, subject to the prior approval of the Lender, by that Borrower pursuant to the MOA relative thereto and which upon her Delivery shall be registered in the ownership of that Borrower through the relevant Registry and under the laws and flag of the relevant Flag State with a name of that Borrower’s choice, together with all her boats, engines, machinery tackle outfit spare gear fuel consumable and other stores belongings and appurtenances whether on board or ashore and whether now owned or hereafter acquired and all the additions, improvements and replacements in or on the above described vessel (each a “Vessel” and “Vessels” means both of them;

“Write-down and Conversion Powers” means:

(a)	in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b)	in relation to any other applicable Bail-In Legislation, other than the UK Bail-In Legislation:

(i)	any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or Affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation; and

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(c)	in relation to any UK Bail-In Legislation:

(i)	any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or Affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that UK Bail-In Legislation.

1.3	Interpretation

In this Agreement:

(a)	Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement;

(b)	subject to any specific provision of this Agreement or of any assignment and/or participation or syndication agreement of any nature whatsoever, reference to each of the parties hereto and to the other Finance Documents shall be deemed to be reference to and/or to include, as appropriate, their respective successors and permitted assigns;

(c)	where the context so admits, words in the singular include the plural and vice versa;

(d)	the words “including” and “in particular” shall not be construed as limiting the generality of any foregoing words;

(e)	references to (or to any specified provisions of) a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as it may from time to time be amended, restated, novated or replaced, however fundamentally, whether before the date of this Agreement or otherwise;

(f)	references to Clauses and Schedules are to be construed as references to the Clauses of, and the Schedules to, the relevant Finance Document and references to a Finance Document include all the terms of that Finance Document and any Schedules, Annexes or Appendices thereto, which form an integral part of same;

(g)	references to the opinion of the Lender or a determination or acceptance by the Lender or to documents, acts, or persons acceptable or satisfactory to the Lender or the like shall be construed as reference to the opinion, determination, acceptance or satisfaction of the Lender at the sole discretion of the Lender, and such opinion, determination, acceptance or satisfaction of the Lender shall be conclusive and binding on the Borrowers;

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(h)	references to a “regulation” include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any governmental or intergovernmental body, agency, authority, central bank or government department or any self-regulatory or other national or supra-national authority or organisation and includes (without limitation) any Basel II Regulation or Basel III Regulation;

(i)	all obligations imposed on, or assumed by the Borrowers are joint and several even if not so expressed;

(j)	references to any person include such person’s assignees and successors in title; and

(k)	references to or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;

(l)	references to the Lender’s “cost of funds” in relation to an Advance or the Loan or any part of the Loan is a reference to the average cost (determined either on an actual or a notional basis) which the Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount that Advance, the Loan or that part of the Loan for a period equal in length to the Interest Period of that Advance or the Loan or that part of the Loan (as the case may be).

1.4	Construction of certain terms

In this Agreement:

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“company” includes any partnership, joint venture and unincorporated association;

“consent” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;

“continuing”, in relation to any Default (or any Event of Default, means that that Default or Event of Default, respectively, has not been remedied or waived;

“control” of an entity means:

(a)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(i)	cast, or control the casting of, more than 50 per cent of the maximum number of votes that might be cast at a general meeting of that entity; or

(ii)	appoint or remove all, or the majority, of the directors or other equivalent officers of that entity; or

(iii)	give directions with respect to the operating and financial policies of that entity with which the directors or other equivalent officers of that entity are obliged to comply; and/or

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(b)	the holding beneficially of more than 50% of the issued share capital of that entity (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital) (and, for this purpose, any Security Interest over the share capital shall be disregarded in determining the beneficial ownership of such share capital);

and “controlled” shall be construed accordingly;

“document” includes a deed; also a letter or fax;

“guarantee” means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness and “guaranteed” shall be construed accordingly;

“law” includes any form of delegated legislation, any order or decree, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

“person” includes any individual, firm, company, corporation, unincorporated body of persons or any state, political sub-division or any agency thereof and local or municipal authority and any international organisation;

“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

“regulation” includes any regulation, rule, official directive, request or guideline whether or not having the force of law of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

“right” means any right, privilege, power or remedy, any proprietary interest in any asset and any other interest or remedy of any kind, whether actual or contingent, present or future, arising under contract or law, or in equity;

“successor” includes any person who is entitled (by assignment, novation, merger or otherwise) to any other person’s rights under this Agreement or any other Finance Document (or any interest in those rights) or who, as administrator, liquidator or otherwise, is entitled to exercise those rights; and in particular references to a successor include a person to whom those rights (or any interest in those rights) are transferred or pass as a result of a merger, division, reconstruction or other reorganisation of it or any other person; and

“liquidation”, “winding up”, “dissolution”, or “administration” of person or a “receiver” or “administrative receiver” or “administrator” in the context of insolvency proceedings or security enforcement actions in respect of a person shall be construed so as to include any equivalent or analogous proceedings or any equivalent and analogous person or appointee (respectively) under the law of the jurisdiction in which such person is established or incorporated or any jurisdiction in which such person carries on business including (in respect of proceedings) the seeking or occurrences of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors.

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1.5	Same meaning

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.6	Inconsistency

Unless a contrary indication appears, in the event of any inconsistency between the terms of this Agreement and the terms of any other Finance Document when dealing with the same or similar subject matter (other than as relates to the creation and/or perfection of security) are subject to the terms of this Agreement and, in the event of any conflict between any provision of this Agreement and any provision of any Finance Document (other than in relation to the creation and/or perfection of security) the provisions of this Agreement shall prevail.

1.7	Finance Documents

Where any other Finance Document provides that Clause 1.3 (Interpretation) and Clause 1.4 (Construction of certain terms), shall apply to that Finance Document, any other provision of this Agreement which, by its terms, purports to apply to all or any of the Finance Documents and/or any Security Party shall apply to that Finance Document as if set out in it but with all necessary changes.

2.	THE LOAN

2.1	Commitment to lend

The Lender, relying upon (inter alia) each of the representations and warranties set forth in Clause 6 (Representations and warranties) and in each of the Security Documents, agrees to lend to the Borrowers, as joint and several borrowers, by up to two (2) Advances, each to be drawn upon and subject to the terms of this Agreement, the amount specified in Clause 1.1 (Amount and Purpose) and the Borrowers shall apply all amounts borrowed under the Commitment in accordance with Clause 1.1 (Amount and Purpose).

2.2	Drawdown Notice irrevocable

A Drawdown Notice must be signed by a director or a duly authorised attorney-in-fact of the Borrowers and shall be effective on actual receipt thereof by the Lender and, once served, it, subject as provided in Clause 3.6 (Market disruption), cannot be revoked without the prior consent of the Lender.

2.3	Drawdown Notice and commitment to borrow

Subject to the terms and conditions of this Agreement, the Loan shall be advanced to the Borrowers in up to two (2) Advances following receipt by the Lender from the Borrowers of a Drawdown Notice in respect of the relevant Advance not later than 11:30 a.m. (Athens time) on the third Business Day before the date on which the drawdown of that Advance is intended to be made unless the Lender otherwise approves.

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2.4	Number of Advances agreed

The Commitment shall be advanced to the Borrowers, subject to the terms and conditions of this Agreement, by up to two (2) Advances.

2.5	Disbursement

In respect of each Advance, upon receipt of a Drawdown Notice complying with the terms of this Agreement the Lender shall, subject to the provisions of Clause 7 (Conditions precedent), on the date specified in that Drawdown Notice, make such Advance available to the Borrowers, and payment to the Borrowers shall be made to the account which the Borrowers specify in that Drawdown Notice.

2.6	Application of proceeds

Without prejudice to the Borrowers’ obligations under Clause 8.1(d) (Use of Loan proceeds), the Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement and shall have no responsibility for the application of the proceeds of the Loan (or any part thereof) by the Borrowers.

2.7	Termination date of the Commitment

Any part of the Commitment undrawn and uncancelled at the end of the Availability Period shall thereupon be automatically cancelled.

2.8	Evidence

It is hereby expressly agreed and admitted by the Borrowers that abstracts or photocopies of the books of the Lender as well as statements of accounts or a certificate signed by an authorised officer of the Lender shall be conclusive binding and full evidence, save for manifest error, on the Borrowers as to the existence and/or the amount of the at any time Outstanding Indebtedness, of any amount due under this Agreement, of the applicable interest rate or Default Rate or any other rate provided for or referred to in this Agreement, the Interest Period, the value of additional securities under Clause 8.5(a) (Security shortfall Additional Security), the payment or non-payment of any amount. Nevertheless, enforcement procedures or any other court or out-of-court procedure can be commenced by the Lender on the basis of the above mentioned means of evidence including written statements or certificates of the Lender.

2.9	Cancellation

The Borrowers shall be entitled to cancel any undrawn part of the Commitment under this Agreement upon giving the Lender not less than five (5) Business Days’ notice in writing to that effect, provided that no Drawdown Notice has been given to the Lender under Clause 2.3 (Drawdown Notice and commitment to borrow) for the full amount of the Commitment or in respect of the portion thereof in respect of which cancellation is required by the Borrowers. Any such notice of cancellation, once given, shall be irrevocable. Any amount cancelled may not be drawn. Notwithstanding any such cancellation pursuant to this Clause 2.10 the Borrowers shall continue to be liable for any and all amounts due to the Lender under this Agreement including without limitation any amounts due to the Lender under Clause 10 (Indemnities - Expenses – Fees).

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2.10	No security or lien from other person

Neither of the Borrowers has taken or received, and each of the Borrowers undertakes that until all moneys, obligations and liabilities due, owing or incurred by the Borrowers under this Agreement and the Security Documents have been paid in full, neither of the Borrowers will take or receive, any security or lien from any Security Party liable or for any liability whatsoever other than any Permitted Security Interest.

2.11	Disbursement of an Advance to Seller’s Bank or to the Escrow Agent’s Bank (as applicable)

(a)	Notwithstanding the foregoing provisions of this Clause 2, in the event that an Advance is required to be drawn down prior to the satisfaction of the requirements of Clause 7 (Conditions precedent) and remitted to the relevant Seller’s Bank (the “Seller’s Bank”) or to the relevant Escrow Agent’s Bank (as applicable) in accordance with the relevant clause of the relevant MOA, the Lender may in its absolute discretion agree to remit such amount to the Seller’s Bank or to the relevant Escrow Agent’s Bank (as applicable) by MT103 prior to the satisfaction of the requirements of Clause 7 (Conditions precedent) expressly subject to the following conditions:

(i)	such amount is remitted to the Seller’s Bank to be held by it in suspense account on trust and to the sole order of the Lender or to the relevant Escrow Agent’s account held with the Escrow Agent’s Bank, as applicable, pursuant to the terms and conditions of an Escrow Agreement to be approved by the Lender (the “deposit account”);

(ii)	the principal amount (the “deposited amount”) of such funds will only be released to the relevant Seller strictly in accordance with the Lender’s instructions set out in the SWIFT payment instructions of the relevant MT199 or in the relevant Escrow Agreement, as applicable (together herein, the “SWIFT Instructions”);

(iii)	the deposited amount so released may be used only for payment to the account of the relevant Seller in satisfaction of the balance of the Purchase Price of the relevant Vessel; and

(iv)	in the event that:

a)	no part of the said amount so remitted is released (whether on the expected Delivery Date or thereafter) in accordance with the SWIFT instructions or any part thereof is not so released, or

b)	the Seller’s Bank or the relevant Escrow Agent or the relevant Escrow Agent’s Bank (as applicable) fails to remit (or to order the remittance, as applicable) the said amount and any earned interest to the relevant Operating Account and/or any other account designated by the Lender in accordance with the SWIFT Instructions:

(1) the continued failure of the Seller’s Bank or the relevant Escrow Agent or the relevant Escrow Agent’s Bank (as applicable) to comply with the SWIFT instructions shall be deemed to be an Event of Default for the purposes of this Agreement and (2) the Borrowers shall forthwith upon demand by the Lender pay to the Lender such amounts that may be certified by the Lender as being the amount required to indemnify the Lender in respect of any cost transferred to the Lender in relation to the deposited amount from the date of payment thereof to the Seller’s Bank or to the relevant Escrow Agent’s Bank (as applicable) to the date of disbursement of the deposited amount to the relevant Seller or the refund of the deposited amount to the Lender less the amount (if any) of the earned interest received by the Lender from the Seller’s Bank or the relevant Escrow Agent’s Bank (as applicable).

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(b)	Without prejudice to the obligations of the Borrowers to indemnify the Lender on demand, the Lender shall in good faith take reasonable and proper steps diligently to seek recovery of the deposited amount from the Seller’s Bank or the relevant Escrow Agent’s Bank (as applicable) (provided that prior to taking such action, the Borrowers shall have agreed to indemnify the Lender for all costs and expenses which may be incurred in seeking recovery of such amount, including, without limitation, all legal fees and disbursements reasonably and properly incurred) and if the Lender shall recover any part of the deposited amount (and provided that it has previously recovered full indemnification under Clause 2.12(a)(iv)) the Lender shall, so long as no Event of Default has occurred and is continuing, pay to the Borrowers the amount so recovered after subtracting any tax suffered or incurred thereon or Expenses incurred by the Lender.

(c)	The Lender shall have no liability whatsoever to the Borrowers or any other person for any loss caused by the Seller’s Bank’s or the relevant Escrow Agent’s Bank’s (as applicable) failure for any reason whatsoever to remit the said amount and any earned interest to the designated account or to comply fully in accordance with the SWIFT Instructions.

(d)	Any amounts remitted by the Seller’s Bank or by the relevant Escrow Agent’s Bank (as applicable) to the Lender and returned pursuant to this Clause 2.12 will be applied as follows, and express authority is hereby given by each of the Borrowers to the Lender to make such application in case the purchase of the relevant Vessel has been canceled, or delayed these amounts shall be applied in or towards prepayment of the relevant Advance in full, and, following such prepayment, the remaining amount (if any) shall, unless an Event of Default has occurred and is continuing at the relevant time, be freely available to the Borrowers.

For the purposes of this Clause, “Escrow Agent’s Bank” means (in case an Escrow Agent is appointed) the bank of the Escrow Agent appointed by the relevant Borrower in accordance with the terms of the relevant MOA and the provisions of any Escrow Agreement made between that Borrower, the relevant Seller and the said Escrow Agent, and acknowledged and agreed by the Lender.

The provisions of Clause 4.5 (Amounts payable on prepayment) shall apply to any prepayment of the Loan made under this Clause 2.12.

2.12	Interest to co-borrow

The Borrowers have an interest in borrowing jointly and severally in that they are companies which have close financial co-operation and mutual assistance and in that the Commitment would not have been available to each one of the Borrowers separately.

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3.	INTEREST

3.1	Normal Interest Rate

The Borrowers shall pay interest on the Loan (or as the case may be, each part of the Loan to which a different Interest Period relates) in respect of each Interest Period related thereto on each Interest Payment Date. The interest rate for the calculation of interest shall be the rate per annum determined by the Lender to be the aggregate of:

(a)	the Applicable Margin; and

(b)	the Reference Rate for that Interest Period.

3.2	Selection of Interest Periods

The Borrowers may by notice received by the Lender not later than 11:30 a.m. (Athens time) on the second Business Day before the beginning of each Interest Period specify (subject to Clause 3.3 (Determination of Interest Periods) below) whether such Interest Period shall have a duration of one (1) or three (3) or six (6) months (or such other period as may be requested by the Borrowers and as the Lender, in its sole discretion, may agree to).

3.3	Determination of Interest Periods

Every Interest Period shall, subject to market availability to be conclusively determined by the Lender, be of the duration specified by the Borrowers pursuant to Clause 3.2 (Selection of Interest Periods) but so that:

(a)	Initial Interest Period: the initial Interest Period applicable to each Advance will commence on the Drawdown Date of that Advance and shall end on the last day of that Interest Period and each subsequent Interest Period in respect thereof will commence forthwith upon the expiry of the preceding Interest Period for that Advance;

(b)	Interest tranches: if any Interest Period in respect of an Advance would otherwise overrun one or more Repayment Dates of that Advance, then, in the case of the last Repayment Date of that Advance, such Interest Period shall end on such Repayment Date, and in the case of any other Repayment Date or Dates the amount of that Advance shall be divided into parts so that there is one part equal to the amount of the Repayment Instalment or Repayment Instalments due on each Repayment Date of that Advance falling during that Interest Period and having an Interest Period ending on the relevant Repayment Date of that Advance and another part equal to the amount of the balance of that Advance having an Interest Period determined in accordance with Clause 3.2 (Selection of Interest Period) and the other provisions of this Clause 3.3;

(c)	No Interest Period to extend beyond Final Maturity Date: No Interest Period for the Loan shall end after the Final Maturity Date and any such Interest Period which would otherwise extend beyond the Final Maturity Date shall instead end on the Final Maturity Date;

(d)	Final Interest Period: no Interest Period in respect of an Advance shall extend beyond the Final Repayment Date for that Advance;

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(e)	Failure to notify: if the Borrowers fail to specify the duration of an Interest Period in accordance with the provisions of Clause 3.2 (Selection of Interest Period) and this Clause 3.3, such Interest Period shall have a duration of three (3) months, provided, always, that:

(i)	any Interest Period which commences on the last day of a calendar month, and any Interest Period which commences on the day on which there is no numerically corresponding day in the calendar month during which such Interest Period is due to end, shall end on the last Business Day of the calendar month during which such Interest Period is due to end; and

(ii)	if the last day of an Interest Period is not a Business Day the Interest Period shall be extended until the next following Business Day unless such next following Business Day falls in the next calendar month in which case such Interest Period shall be shortened to expire on the preceding Business Day.

3.4	Default Interest

(a)	Default interest: If the Borrowers fail to pay any sum (including, without limitation, any sum payable pursuant to this Clause 3.4) on its due date for payment under any of the Finance Documents, the Borrowers shall pay interest on such sum from the due date up to the date of actual payment (as well after as before judgement) at the rate determined by the Lender pursuant to this Clause 3.4. The period beginning on such due date and ending on such date of payment shall be divided into successive periods as selected by the Lender, each of which (other than the first, which shall commence on such due date) shall commence on the last day of the preceding such period. The rate of interest applicable to each such period shall be the aggregate (as determined by the Lender) of (i) two per cent (2.00%) per annum, (ii) the Applicable Margin and (iii) the Reference Rate. Such interest shall be due and payable on the last day of each such period as determined by the Lender and each such day shall, for the purposes of this Agreement, be treated as an Interest Payment Date, provided that if such Unpaid Sum is of principal which became due and payable by reason of a declaration by the Lender under Clause 9.2 (Consequences of Default – Acceleration) or a prepayment pursuant to Clauses 4.3 (Mandatory Prepayment in case of Total Loss or sale of a Vessel), 8.5(a)(i), 12.1 (Unlawfulness) and 12.2 (Increased Cost) on a date other than an Interest Payment Date relating thereto, the first such period selected by the Lender shall be of a duration equal to the period between the due date of such principal sum and such Interest Payment Date and interest shall be payable on such principal sum during such period at a rate two per cent (2%) per annum above the rate applicable thereto immediately before it fell due. If for the reasons specified in Clause 3.6 (Market disruption), the Lender is unable to determine a rate in accordance with the foregoing provisions of this Clause 3.4, interest on any sum not paid on its due date for payment shall be calculated at a rate determined by the Lender to be two per cent (2%) per annum above what is or, as the case may be, would be payable under Clause 3.7(a).

(b)	Compounding of default interest: Any such interest which is not paid at the end of the period by reference to which it was determined may thereupon be compounded every six (6) months and shall be payable on demand.

3.5	Notification of duration of Interest Periods and interest rate

The Lender shall notify the Borrowers promptly of the duration of each Interest Period and of each rate of interest determined by it under this Clause 3 without prejudice to the right of the Lender to make determinations at its sole discretion, but this shall not be taken to imply that the Borrowers are liable to pay such interest only with effect from the date of the Lender’s notification. However, omission of the Lender to make such notification (without the application of the Borrowers) will not constitute and will not be interpreted as if to constitute a breach of obligation of the Lender except in case of wilful misconduct.

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3.6	Market disruption

If before close of business in Athens on the Quotation Day for the relevant Interest Period, the Lender determines (in its sole discretion) that its cost of funds relating to the Loan would be in excess of the Reference Rate, then Clause 3.7 (Cost of funds) shall apply to the Loan for the relevant Interest Period.

3.7	Cost of funds

(a)	If this Clause 3.7 (Cost of funds) applies, the rate of interest on the Loan or the relevant part of the Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Applicable Margin; and

(ii)	the rate notified by the Lender to the Borrowers, which expresses as a percentage rate per annum the Lender’s cost of funds relating to the Loan or the relevant part thereof.

(b)	If this Clause 3.7 (Cost of funds) applies and the Lender or the Borrowers so require, the Lender and the Borrowers shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest or (as the case may be) an alternative basis for funding.

(c)	Subject to Clause 3.9 (Changes to reference rates), any substitute or alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of both the Lender and the Borrowers, be binding on all Parties.

(d)	If any rate notified to the Lender under sub-paragraph (ii) of paragraph (a) above is less than zero, the relevant rate shall be deemed to be zero.

(e)	If no substitute or alternative basis agreed pursuant to paragraph (b) above, the Borrowers may give the Lender not less than 5 days’ notice of their intention to prepay the Loan at the end of the interest period mutually agreed between the Borrowers and the Lender.

(f)	A notice under paragraph (e) above shall be irrevocable; and on the last Business Day of the interest period mutually agreed between the Borrowers and the Lender the Borrowers shall prepay (without premium or penalty) the Loan, together with accrued interest thereon at the applicable interest rate and the balance of the Outstanding Indebtedness.

(g)	The provisions of Clause 4 (Repayment-Prepayment) shall apply in relation to the prepayment made hereunder.

3.8	Unavailability of Term SOFR

(a)	Interpolated Term SOFR: If no Term SOFR is available for the Interest Period of the Loan or any part of the Loan, the applicable Reference Rate shall be the Interpolated Term SOFR for a period equal in length to the Interest Period of the Loan or that part of the Loan.

(b)	Cost of funds: If paragraph (a) above applies but it is not possible to calculate the Interpolated Term SOFR, there shall be no Reference Rate for the Loan or that part of the Loan (as applicable) and Clause 3.7 (Cost of Funds) shall apply to the Loan or that part of the Loan for that Interest Period.

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3.9	Changes to reference rates

(a)	If a Published Rate Replacement Event has occurred in relation to any Published Rate, any amendment or waiver which relates to:

(i)	providing for the use of a Replacement Reference Rate in place of that Published Rate; and

(ii)

(A)	aligning any provision of any Finance Document to the use of that Replacement Reference Rate;

(B)	enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);

(C)	implementing market conventions applicable to that Replacement Reference Rate;

(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or

(E)	adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Lender and the Borrowers.

(c)	In this Clause 3.9 (Changes to reference rates):

“Published Rate” means Term SOFR for any Quoted Tenor or SOFR

“Published Rate Replacement Event” means, in relation to a Published Rate:

(a)	the methodology, formula or other means of determining that Published Rate has, in the opinion of the Lender, materially changed;

(b)

(i)

(A)	the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or

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(B)	information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;

(i)	the administrator of that Published Rate publicly announces that it has ceased or will cease to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;

(ii)	the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued; or

(iii)	the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used; or

(c)	in the opinion of the Lender, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

“Quoted Tenor” means, in relation to Term SOFR, any period for which that rate is customarily displayed on the relevant page or screen of an information service.

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

“Replacement Reference Rate” means a reference rate which is:

(a)	formally designated, nominated or recommended as the replacement for a Published Rate by:

(i)	the administrator of that Published Rate; or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Reference Rate” will be the replacement under paragraph (ii) above;

(b)	in the opinion of the Lender, generally accepted in the international or any relevant domestic loan markets as the appropriate successor or alternative to a Published Rate; or

(c)	in the opinion of the Lender, an appropriate successor or alternative to a Published Rate.

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4.	REPAYMENT - PREPAYMENT

4.1	Repayment

The Borrowers shall and it is expressly undertaken by the Borrowers, jointly and severally, to repay the Loan as follows:

Each Advance shall be repaid by (a) twenty (20) equal consecutive quarterly Repayment Instalments, the first of which to be repaid on the date falling on the First Repayment Date for that Advance and each of the subsequent ones consecutively falling due for payment on each of the dates falling three (3) months after the immediately preceding Repayment Date with the last (the 20th) of such Repayment Instalments falling due for payment on the Final Repayment Date for that Advance and (b) a balloon instalment (the “Balloon Instalment”) to be repaid together with the last (the 20th) Repayment Instalment on the Final Repayment Date for that Advance; subject to the provisions of this Agreement, each of such Repayment Instalments shall be as follows:

In respect of each Advance the amount of each of the twenty (20) principal installments thereof will be the result of the following formula:

PI = AA / {4 x [22– (YD– YB)]}

where:

PI: is the amount of each principal instalment,

AA: is the amount actually drawn under the relevant Advance,

YD: is the year of drawing of the relevant Advance, provided however that in case the relevant Advance is drawn within January, 2027, the YD will be equal to 2026,

YB: is the year that the Vessel relative to the relevant Advance is built.

In respect of each Advance the amount of the Balloon Instalment thereof will be the result of the following formula:

BA = AA-20x PI

where:

BA: is the amount of the relevant Balloon Instalment, and

AA and PI: have the meaning referred to hereinabove.

provided that (i) if the last Repayment Date of an Advance would otherwise fall after the Final Repayment Date of that Advance, such last Repayment Date shall be the Final Repayment Date of that Advance, (ii) there shall be no Repayment Dates of any Advance after the Final Repayment Date of that Advance, (iii) on the Final Maturity Date the Borrowers shall also pay to the Lender any and all other monies then due and payable under this Agreement and the other Finance Documents and (iv) if any of the Repayment Instalments shall become due on a day which is not a Business Day, the due date therefor shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which event such due date shall be the immediately preceding Business Day.

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4.2	Voluntary Prepayment

The Borrowers shall have the right, to prepay without premium or penalty, part or all of an Advance or the Loan in each case together with all unpaid interest accrued thereon and all other sums of money whatsoever due and owing from the Borrowers to the Lender hereunder or pursuant to the other Finance Documents and all interest accrued thereon, provided that:

(a)	the Lender shall have received from the Borrowers not less than fifteen (15) days’ prior notice in writing (which shall be irrevocable) of their intention to make such prepayment and specify the account and the date on which such prepayment is to be made;

(b)	such prepayment may take place only on the last day of an Interest Period relating to an Advance;

(c)	each such prepayment shall be equal to One hundred thousand Dollars ($100,000) or a whole multiple thereof or the balance of that Advance or the balance of the Loan;

(d)	any prepayment of less than the whole of an Advance will be applied in or towards pro-rata reduction of the relevant Balloon Instalment and the relevant remaining Repayment Instalments;

(e)	every notice of prepayment shall be effective only on actual receipt by the Lender, shall be irrevocable and shall oblige the Borrowers to make such prepayment on the date specified;

(f)	the Borrowers has provided evidence satisfactory to the Lender that any consent required by the Borrowers or any Security Party in connection with the prepayment has been obtained and remains in force, and that any regulation relevant to this Agreement which affects the Borrowers (or either of them) or any Security Party has been complied with;

(g)	no amount prepaid may be re-borrowed; and

(h)	the Borrowers may not prepay the Loan or any part thereof save as expressly provided in this Agreement;

Provided, always, that:

(i)	if the Borrowers shall, subject always to Clause 4.2(a), make a prepayment on a Business Day other than the last day of an Interest Period in respect of the Loan, it shall, in addition to the amount prepaid and accrued interest, pay to the Lender any amount which the Lender may certify is necessary to compensate the Lender for any Break Costs incurred by the Lender as a result of the making of the prepayment in question; and

(ii)	in case of full prepayment of the Loan within the first two (2) years from the first Drawdown Date, which is partially or wholly effected through refinancing by a third party (other than, for the avoidance of doubt, any prepayment made through a sale and lease back of either Vessel (which shall not constitute a refinancing), as well as any prepayment made through equity and equity linked financing, a prepayment fee equal to zero point five zero per cent (0.50%) of the amount to be refinanced shall be paid to the Lender.

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4.3	Mandatory prepayment in case of Total Loss or sale of a Vessel

The Borrowers shall be obliged to prepay the Relevant Required Amount on the relevant Prepayment Date (as hereinafter defined) (the “Prepayment”), in the following cases:

(a)	Total Loss of a Mortgaged Vessel: On a Mortgaged Vessel becoming a Total Loss the Borrowers shall prepay to the Lender the Relevant Required Amount, on the earlier of the date falling (i) one hundred and eighty (180) days after the Total Loss Date, and (ii) the date of receipt by the Lender (or the Owner of that Mortgaged Vessel) of the insurance proceeds relating to such Total Loss.

(b)	Sale of or refinancing of a Mortgaged Vessel: In the event of a sale or other disposal of a Mortgaged Vessel or in case of refinancing of a Mortgaged Vessel by another bank or financial institution or if a Borrower requests the Lender’s consent for the discharge of the Mortgage registered on that Mortgaged Vessel, the Borrowers shall prepay to the Lender the Relevant Required Amount on the relevant Prepayment Date; provided, however, that in case of a sale of a Mortgaged Vessel the Borrowers shall provide to the Lender supporting documents evidencing such sale (including, without limitation, copy of any memorandum of agreement).

Provided, always, that if the relevant Mortgaged Vessel so lost or sold or otherwise disposed of or refinanced is the last Mortgaged Vessel pursuant to this Agreement, then the Borrowers shall prepay to the Lender the total Outstanding Indebtedness in full together with all sums payable by the Borrowers to the Lender under Clause 4.5 (Amounts payable on prepayment).

For the avoidance of doubt in the event that the Total Loss or, as the case may be, sale or refinancing proceeds of the relevant Mortgaged Vessel are insufficient to pay in full the whole of the Relevant Required Amount or, as the case may be, the Outstanding Indebtedness in full, the Borrowers shall be obliged to pay the shortfall to the Lender simultaneously with the payment of the full amount of the Total Loss or sale or other disposal or refinancing proceeds (as the case may be) of that Mortgaged Vessel;

(c)	Notification: The Lender shall promptly notify to the Borrowers the total additional amounts payable pursuant to the foregoing provisions of this Clause 4.3 and Clause 4.5 (Amounts payable on prepayment) within 30 days of the relevant Mortgaged Vessel becoming a Total Loss and in the case of sale or other disposal or refinancing of the relevant Mortgaged Vessel, prior to the expected date of completion of such sale or refinancing, and the Borrowers shall be obliged to make such repayment of the Relevant Required Amount and payment of interest and other monies as aforesaid on the date specified in the foregoing provisions of this Clause 4.3.

For the purpose of this Clause 4.3:

“Relevant Required Amount” in relation to a Mortgaged Vessel means an amount equal to the aggregate of:

(i)	an amount equal to the outstanding amount of the Advance relative to that Mortgaged Vessel lost or sold or refinanced; and

(ii)	such additional amount as shall be necessary so that the Loan To Value Ratio (i.e. the remaining outstanding principal amount of the Loan (after the payment of the Relevant Required Amount) as opposed to the Market Value of the remaining Mortgaged Vessel) does not exceed sixty seven point five per centum (67.5%); and

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“Prepayment Date” means:

(a)	in the case of a sale of a Mortgaged Vessel, the date falling on the earlier of:

(i)	the date on which the sale is completed by delivery of that Mortgaged Vessel to the buyer of that Mortgaged Vessel; and

(ii)	the date of receipt by the Lender of the proceeds relating to such sale;

(b)	in the case of a Total Loss of a Mortgaged Vessel, the date falling on the earlier of:

(i)	the date falling 180 days after the Total Loss Date; and

(ii)	the date of receipt by the Lender of the proceeds of insurance relating to such Total Loss or, as the case may be, the Requisition Compensation.

4.4	Application by the Lender in case of mandatory prepayment

The Relevant Required Amount prepaid in accordance with Clause 4.3 (Mandatory prepayment in case of Total Loss or sale of a Vessel), will be applied by the Lender in or towards prepayment/reduction pro-rata of the remaining Repayment Instalments and the Balloon Instalment relative to that Advance.

4.5	Amounts payable on prepayment

Any prepayment of all or part of the Loan under this Agreement shall be made together with:

(a)	accrued interest on the prepaid amount of an Advance or, as the case may be, the Loan to the date of such prepayment (calculated, in the case of a prepayment pursuant to Clause 3.6 (Market disruption) at a rate equal to the aggregate of the Applicable Margin and the cost to the Lender of funding the Loan);

(b)	any additional amount payable under Clause 5.3 (Gross Up);

(c)	all other sums payable by the Borrowers to the Lender under this Agreement or any of the other Finance Documents including, without limitation, any amounts payable under Clause 10 (Indemnities - Expenses – Fees); and

(d)	in relation to any prepayment made on a date other than an Interest Payment Date in respect of an Advance or ,as the case may be the Loan, it shall, in addition to the amount prepaid and accrued interest, pay to the Lender any amount which the Lender may certify is necessary to compensate the Lender for any Break Costs incurred by the Lender as a result of the making of the prepayment in question.

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5.	PAYMENTS, TAXES AND COMPUTATION

5.1	Payment - No set-off or Counterclaims

(a)	The Borrowers hereby jointly and severally acknowledge that, in performing their respective obligations under this Agreement, the Lender will be incurring liabilities to third parties in relation to the funding of amounts to the Borrowers, such liabilities matching the liabilities of the Borrowers to the Lender and that it is reasonable for the Lender to be entitled to receive payments from the Borrowers gross on the due date in order that the Lender is put in a position to perform its matching obligations to the relevant third parties. Accordingly, all payments to be made by the Borrowers under this Agreement and/or any of the other Finance Documents shall be made in full, without any set-off or counterclaim whatsoever and, subject as provided in Clause 5.3 (Gross Up), free and clear of any deductions or withholdings or Governmental Withholdings whatsoever, as follows:

(i)	in Dollars (except for charges or expenses which shall be paid in the currency in which they are incurred), not later than 11:30 a.m. (Athens time) on the Business Day (in Athens and New York City) on which the relevant payment is due under the terms of this Agreement; and

(ii)	to such account and at such bank as the Lender may from time to time specify for this purpose by written notice to the Borrowers, reference: “Dryfour Corp./Loan Agreement dated: 30th July, 2025” provided however, that the Lender shall have the right to change the place of account for payment, upon three (3) Business Days’ prior written notice to the Borrowers.

(b)	If at any time it shall become unlawful or impracticable for the Borrowers (or any of them) to make payment under this Agreement to the relevant account or bank referred to in Clause 5.1(a), the Borrowers may request and the Lender may agree to alternative arrangements for the payment of the amounts due by the Borrowers to the Lender under this Agreement or the other Finance Documents.

5.2	Payments on Business Days

All payments due shall be made on a Business Day. If the due date for payment falls on a day which is not a Business Day, that payment due shall be made on the immediately following Business Day unless such Business Day falls in the next calendar month, in which case payments shall fall due and be made on the immediately preceding Business Day.

5.3	Gross Up

If at any time any law, regulation, regulatory requirement or requirement of any governmental authority, monetary agency, central bank or the like compels the Borrowers to make payment subject to Governmental Withholdings (other than a FATCA Deduction) or other deduction or withholding, the Borrowers shall pay to the Lender such additional amounts as may be necessary to ensure that there will be received by the Lender a net amount equal to the full amount which would have been received had payment not been made subject to such Governmental Withholdings (other than a FATCA Deduction). The Borrowers shall indemnify the Lender against any losses or costs incurred by the Lender by reason of any failure of the Borrowers to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Borrowers shall, not later than thirty (30) days after each deduction, withholding or payment of any Governmental Withholdings (other than a FATCA Deduction), forward to the Lender official receipts and any other documentary receipts and any other documentary evidence required by the Lender in respect of the payment made or to be made of any deduction or withholding or Governmental Withholding (other than a FATCA Deduction). The obligations of the Borrowers under this provision shall, subject to applicable law, remain in force notwithstanding the repayment of the Loan and the payment of all interest due thereon pursuant to the provisions of this Agreement.

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5.4	Mitigation

If circumstances arise which would result in an increased amount being payable by the Borrowers under this Clause then, without in any way limiting the rights of the Lender under this Clause, the Lender shall use reasonable endeavours to transfer the obligations, liabilities and rights under this Agreement and the Security Documents to another office or financial institution not affected by the circumstances, but the Lender shall be under no obligation to take any such action if in its opinion, to do so would or might:

(a)	have an adverse effect on its business, operations or financial condition on the Lender; or

(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent, with any regulation of the Lender; or

(c)	involve the Lender in any expense (unless indemnified to its reasonable satisfaction) or tax disadvantage.

5.5	Claw-back of Tax benefit

If, following any such deduction or withholding as is referred to in Clause 5.3 (Gross-up) from any payment by the Borrowers, the Lender shall receive or be granted a credit against or remission for any Taxes payable by it, the Lender shall, subject to the Borrowers having made any increased payment in accordance with Clause 5.3 (Gross-up) and to the extent that the Lender can do so without prejudicing its retention of the amount of such credit or remission and without prejudice to the right of the Lender to obtain any other relief or allowance which may be available to it, reimburse the Borrowers with such amount as the Lender shall in its absolute discretion certify to be the proportion of such credit or remission as will leave the Lender (after such reimbursement) in no worse position than it would have been in had there been no such deduction or withholding from the payment by the Borrowers. Such reimbursement shall be made forthwith upon the Lender certifying that the amount of the credit or remission has been received by it, provided, always, that:

(a)	the Lender shall not be obliged to allocate this transaction any part of a tax repayment or credit which is referable to a number of transactions;

(b)	nothing in this Clause shall oblige the Lender to rearrange its tax affairs in any particular manner, to claim any type of relief, credit, allowance or deduction instead of, or in priority to, another or to make any such claim within any particular time or to disclose any information regarding its tax affairs and computations;

(c)	nothing in this Clause shall oblige the Lender to make a payment which exceeds any repayment or credit in respect of tax on account of which the Borrowers (or any of them) have/has made an increased payment under this Clause;

(d)	any allocation or determination made by the Lender under or in connection with this Clause shall be binding on the Borrowers; and

(e)	without prejudice to the generality of the foregoing, the Borrowers shall not, by virtue of this Clause 5.4, be entitled to enquire about the Lender’s tax affairs.

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5.6	Loan Account

All sums advanced by the Lender to the Borrowers under this Agreement and all interest accrued thereon and all other amounts due under this Agreement from time to time and all repayments and/or payments thereof shall be debited and credited respectively to a separate loan account maintained by the Lender in accordance with its usual practices in the name of the Borrowers. The Lender may, however, in accordance with its usual practices or for its accounting needs, maintain more than one account, consolidate or separate them but all such accounts shall be considered parts of one single loan account maintained under this Agreement. In case that a ship mortgage in the form of Account Current is granted as security under this Agreement, the account(s) referred to in this Clause shall be the Account Current referred to in such mortgage.

5.7	Computation

All interest and other payments payable by reference to a rate per annum under this Agreement shall accrue from day to day and be calculated on the basis of actual days elapsed and a 360 day year.

6.	REPRESENTATIONS AND WARRANTIES

6.1	Continuing representations and warranties

The Borrowers jointly and severally represent and warrant to the Lender that;

(a)	Due Incorporation/Valid Existence: each of the Borrowers and the other corporate Security Parties is duly incorporated and validly existing and in good standing under the laws of their respective countries of incorporation, and have power to own their respective property and assets, to carry on their respective business as the same are now being lawfully conducted and to purchase, own (directly or indirectly), finance and operate vessels, or, as the case may be, manage vessels, as well as to undertake the obligations which such Security Party has undertaken or shall undertake pursuant to the Finance Documents and does not have a place of business in the United Kingdom or, in the case of the Corporate Guarantor, the United States of America;

(b)	Due Corporate Authority: each of the Borrowers and the other corporate Security Parties has power to execute, deliver and perform its obligations under the Finance Documents to which is or is to be a party and to borrow the Commitment and each of the other Security Parties has power to execute and deliver and perform its obligations under the Finance Documents to which it is or is to be a party; all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same and no limitation on the powers of the Borrowers to borrow will be exceeded as a result of borrowing the Loan;

(c)	Litigation: no litigation or arbitration, tax claim or administrative proceeding (including action relating to any actual breach of the ISM Code and the ISPS Code) involving a potential liability of the Borrowers (or any of them) or the Corporate Guarantor exceeding, in respect of the Borrower, the amount of Seven hundred fifty thousand Dollars ($750,000), and in respect of the Corporate Guarantor, the amount of Two million Dollars ($2,000,000), is current or pending or (to its or its officers’ knowledge) threatened against the Borrowers (or any of them) or the Corporate Guarantor, and which, if adversely determined, would have a Material Adverse Effect on any of them;

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(d)	No conflict with other obligations: the execution and delivery of, the performance of their obligations under, and compliance with the provisions of, the Finance Documents by the relevant Security Parties will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which the Borrowers (or any of them) or any other Security Party is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which the Borrowers (or any of them) or any other Security Party is a party or is subject to or by which it or any of its property is bound, (iii) contravene or conflict with any provision of the memorandum and articles of association/articles of incorporation/by-laws/statutes or other constitutional documents of the Borrowers (or any of them) or any other Security Party or (iv) result in the creation or imposition of or oblige the Borrowers (or any of them) or any other Security Party to create any Security Interest (other than a Permitted Security Interest) on any of the undertakings, assets, rights or revenues of the Borrowers (or any of them) or any other Security Party;

(e)	Financial Condition: to the knowledge of the Officers/Directors of the Borrowers, the financial condition of the Borrowers (or any of them) and of the other Security Parties has not suffered any material deterioration since that condition was last disclosed to the Lender;

(f)	No Immunity: neither any of the Borrowers nor any other Security Party nor any of their respective assets are entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgement, execution or other enforcement);

(g)	Shipping Company: each of the Borrowers is a company involved in the owning of ships engaged in international trade and earning profits in free foreign currency; each of Konkar and Pyxis is a company involved in the management of ships engaged in international trade;

(h)	Licences/Authorisation: every consent, authorisation, license or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by any Security Party to authorise, or required by any Security Party in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of each of the Finance Documents or the performance by each Security Party of its obligations under the Finance Documents to which such Security Party is or is to be a party has been obtained or made and is in full force and effect and there has been no default in the observance of any of the conditions or restrictions (if any) imposed in, or in connection with, any of the same so far as the Borrowers are aware;

(i)	Perfected Securities: the Finance Documents do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(i)	constitute the relevant Security Party’s legal, valid and binding obligations enforceable against that Security Party in accordance with their respective terms (having the requisite corporate benefit which is legally and economically sufficient); and

(ii)	create legal, valid and binding Security Interests (having the priority specified in the relevant Finance Document) enforceable in accordance with their respective terms over all the assets and revenues intended to be covered to which they, by their terms, relate, subject to any relevant insolvency laws affecting creditors’ rights generally;

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(j)	No third party Security Interests: without limiting the generality of Clause 6.1(i) (Perfected Securities), at the time of the execution and delivery of each Finance Document to which each Borrower is a party:

(i)	each Borrower will have the right to create all the Security Interests which that Finance Document purports to create; and

(ii)	no third party will have any Security Interests (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates;

(k)	No Notarisation/Filing/Recording: save for the registration of each Mortgage in the appropriate shipping Registry and, if required, the registration of each Shares Pledge Agreement at the relevant companies’ registry (or equivalent) , it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement or any of the other Finance Documents that it or they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere or that any stamp, registration or similar tax or charge be paid on or in relation to this Agreement or the other Finance Documents;

(l)	Beneficial shareholding: all the issued shares and voting rights in each Borrower are held directly or indirectly by the Corporate Guarantor (being as of the date of this Agreement the sole shareholder of each Borrower) and at least 25% of the issued common share capital of the Corporate Guarantor is directly or indirectly held by members of the Valentis Family and on the date of this Agreement Mr. Valentios Valentis is the Chairman of the Board of Directors or Chief Executive Officer of the Corporate Guarantor;

(m)	Taxes paid: each Borrower has paid all taxes applicable to, or imposed on or in relation to the Borrowers, its business or its Vessel;

(n)	Validity and Binding effect: the Finance Documents constitute (or upon their execution - and in the case of any mortgage upon its registration at the Registry - will constitute) valid and legally binding obligations of the relevant Security Parties enforceable against the Borrowers and the other Security Parties in accordance with their respective terms and that there are no other agreements or arrangements which may adversely affect or conflict with the Finance Documents or the security thereby created; and

(o)	Valid Choice of Law: the choice of law agreed to govern this Agreement and/or any other Finance Document and the submission to the jurisdiction of the courts agreed in each of the Finance Documents are or will be, on execution of the respective Finance Documents, valid and binding on each of the Borrowers and any other Security Party which is or is to be a party thereto.

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6.2	Initial representations and warranties

The Borrowers further jointly and severally represent and warrant to the Lender that:

(a)	Direct obligations - Pari Passu: the obligations of the Borrowers under this Agreement are direct, general and unconditional obligations of the Borrowers and rank at least pari passu with all other present and future unsecured and unsubordinated Financial Indebtedness of the Borrowers with the exception of any obligations which are mandatorily preferred by law;

(b)	Information: all information, accounts, statements of financial position, exhibits and reports furnished by or on behalf of any Security Party to the Lender in connection with the negotiation and preparation of this Agreement and each of the other Finance Documents are true and accurate in all material respects and not misleading, do not omit material facts and all reasonable enquiries have been made to verify the facts and statements contained therein and present fairly and accurately the financial position of the Borrowers, the Group or the Corporate Guarantor (as the case may be); to the best knowledge of the Directors/Officers of the Borrowers there are no other facts the omission of which would make any fact or statement therein misleading and, in the case of accounts and statements of financial position, they have been prepared in accordance with generally accepted international accounting principles, standards and practices which have been consistently applied; and there has been no change in the financial position or state of affairs of the Borrowers or the Corporate Guarantor (including its Subsidiaries) from that disclosed in the latest of those accounts which is likely to have a Material Adverse Effect;

(c)	No Event of Default: no Event of Default has occurred and is continuing;

(d)	No Taxes: no Taxes are imposed by deduction, withholding or otherwise on any payment to be made by any Security Party under this Agreement and/or any other of the Finance Documents or are imposed on or by virtue of the execution or delivery of this Agreement and/or any other of the Finance Documents or any document or instrument to be executed or delivered hereunder or thereunder. In case that any Tax (other than a FATCA Deduction) exists now or will be imposed in the future, it will be borne by the Borrowers;

(e)	No Default under other Financial Indebtedness: neither any of the Borrowers nor any other Security Party is in Default under any agreement relating to Financial Indebtedness to which it is a party or by which it is or may be bound;

(f)	Ownership/Flag/Seaworthiness/Class/Insurance of the Vessels: each Vessel on her Delivery Date will be:

(i)	in the absolute and free from Security Interests (other than Permitted Security Interests) ownership of the Owner thereof, who will on and after the relevant Delivery Date be the sole legal and beneficial owner of that Vessel;

(ii)	registered in the name of the Owner thereof through the relevant Registry of the port of registry of the relevant Flag State under the laws and flag of the relevant Flag State;

(iii)	operationally seaworthy and in every way fit for service;

(iv)	classed with a Classification Society member of IACS, which has been approved by the Lender in writing and such classification is and will be free of any overdue requirements and recommendations of such Classification Society;

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(v)	insured in accordance with the provisions of this Agreement and the relevant Mortgage;

(vi)	managed by the relevant Approved Managers; and

(vii)	in full compliance with the ISM and the ISPS Code;

(g)	No Charter: save for any Assignable Charterparty and unless otherwise permitted in writing by the Lender, neither of the Vessels will on her Delivery Date be subject to any charter or contract nor to any agreement to enter into any charter or contract which, if entered into after that Drawdown Date or, as the case may be, that Delivery Date would have required the consent of the Lender under any of the Finance Documents and there will not on that Delivery Date be any agreement or arrangement whereby the Earnings of that Vessel may be shared with any other person;

(h)	No Security Interests: neither any Vessel, nor its Earnings, Requisition Compensation or Insurances nor any other properties or rights which are, or are to be, the subject of any of the Security Documents nor any part thereof will, on the relevant Delivery Date be subject to any Security Interests other than Permitted Security Interests or otherwise permitted by the Finance Documents;

(i)	Compliance with Environmental Laws and Approvals: except as may already have been disclosed by the Borrowers in writing to, the Lender:

(i)	each Owner and its respective Related Companies have complied and will have complied on the Delivery Date of its Vessel with the provisions of all Environmental Laws;

(ii)	each Owner and its respective Related Companies have obtained or will have obtained on the Delivery Date of its Vessel all Environmental Approvals and are or, as the case may be, will be on the Delivery Date in compliance with all such Environmental Approvals; and

(iii)	neither the Borrowers nor any of their respective Related Companies have received notice of any Environmental Claim that the Borrowers or any of their respective Related Companies is not in compliance with any Environmental Law or any Environmental Approval;

(j)	No Environmental Claims: except as may already have been disclosed by the Borrowers in writing to, the Lender:

(i)	there is no Environmental Claim in excess of Seven hundred Fifty thousand Dollars ($750,000) pending or, to the best of the Borrowers’ knowledge and belief, threatened against any Borrower or, as of the Delivery Date of its Vessel, against that Vessel or that Borrower’s Related Companies or any other Relevant Ship; and

(ii)	there has been no emission, spill, release or discharge of a Material of Environmental Concern from either Vessel or any other Relevant Ship, or any vessel owned by, managed or crewed by or chartered to any Borrower, which could give rise to an Environmental Claim, in each case likely to have a Material Adverse Effect;

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(k)	Copies true and complete: the copies of the Management Agreements delivered or to be delivered to the Lender pursuant to Clause 7.1 (Conditions precedent to the execution of this Agreement) are, or will when delivered be, true and complete copies of such documents; such documents will when delivered constitute valid and binding obligations of the parties thereto enforceable in accordance with their respective terms and there will have been no amendments or variations thereof or defaults thereunder;

(l)	Application made for DOC and SMC:in relation to each Vessel the Operator thereof prior to her Delivery shall apply to the appropriate Regulatory Agency for a DOC for itself and an SMC in respect of that Vessel to be issued pursuant to the ISM Code within any time limit required or recommended by that Regulatory Agency and that neither any of the Borrowers nor any Operator is aware at the date hereof of any reason why such application may be refused;

(m)	Compliance with ISM Code: As of the Delivery Date of a Vessel, that Vessel and the Operator thereof will comply with the requirements of the ISM Code, and the SMC which shall be issued at the relevant time in respect of that Vessel shall be valid on her Delivery Date and thereafter shall remain valid throughout the Security Period;

(n)	Compliance with ISPS Code: As of the Delivery Date of a Vessel, the Owner thereof shall have a valid and current ISSC in respect of its Vessel and will be in full compliance with the ISPS Code; and as of the Delivery Date of a Vessel, the Operator thereof will comply with the requirements of the ISPS Code and the ISSC which shall be issued at the relevant time in respect of that Vessel, shall be valid and shall remain valid throughout the Security Period;

(o)	Subsidiary: each Borrower is a fully owned Subsidiary of the Corporate Guarantor;

(p)	No US Tax Obligor: (other than as disclosed to the Lender) none of the Security Parties is a US Tax Obligor;

(q)	Sanctions: no Security Party:

(i)	is a Sanctions Restricted Person;

(ii)	owns or controls directly or indirectly a Sanctions Restricted Person or is controlled or owned directly or indirectly by a Sanction Restricted Person; or

(iii)	has a Sanctions Restricted Person serving as a director, officer or, to the best of its knowledge, employee; and

(iv)	no proceeds of the Loan shall be made available, directly or to the knowledge of the Borrowers, or any of them (after reasonable enquiry) indirectly, to or for the benefit of a Sanctions Restricted Person contrary to Sanctions or for transactions in a Sanctions Restricted Jurisdiction nor shall they be otherwise directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions;

(r)	Compliance with certain undertakings: At the date of this Agreement, the Borrowers are in compliance with Clauses 8.2(a) (Negative pledge), 8.2(h) (No other obligations) and 11.2 (Maintenance of Securities).

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(s)	MOA Valid: the copy of each MOA to be delivered to the Lender shall be a true and complete copy of such document constituting valid and binding obligations of the parties thereto enforceable in accordance with its terms;

(t)	No default under MOA: after entering into the respective MOA no Borrower will be in default under any of its obligations under the MOA to which it is a party; and

(u)	No Rebates: in relation to a MOA there will be no commissions, rebates premiums or other payments by or to or on account of the Borrower which it is a party to that or any other Security Party or, to the knowledge of that Borrower, any other person in connection with that MOA other than brokerage commissions and as shall be disclosed to the Lender by that Borrower in writing.

6.3	Money laundering - acting for own account

Each of the Borrowers further jointly and severally represents and warrants and confirms to the Lender that it is the beneficiary for each part of the Loan made or to be made available to it and it will promptly inform the Lender by written notice if it is not, or ceases to be, the beneficiary and notify the Lender in writing of the name and the address of the new beneficiary/beneficiaries; each of the Borrowers is aware that under applicable money laundering provisions, it has an obligation to state for whose account the Loan is obtained; each of the Borrowers confirms that, by entering into this Agreement and the other Finance Documents, it is acting on its own behalf and for its own account and it is obtaining the Loan for its own account. In relation to the borrowing by the Borrowers of the Loan, the performance and discharge of their obligations and liabilities under this Agreement or any of the other Finance Documents and the transactions and other arrangements effected or contemplated by this Agreement or any of the Documents to which each of the Borrowers is a party, it is acting for its own account and that the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure which has been implemented to combat “money laundering” (as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Community).

6.4	Representations Correct

At the time of entering into this Agreement all above representations and warranties or any other information given by the Borrowers and/or the Corporate Guarantor to the Lender are true and accurate.

6.5	Repetition of Representations and Warranties

The representations and warranties in this Clause 6 (except in relation to the representations and warranties in Clause 6.2 (Initial representations and warranties) and the representations and warranties under sub-clauses (c) (litigation) and (k) (No Notarisation/Filing/Recording) of Clause 6.1) shall be deemed to be repeated by the Borrowers:

(a)	on the date of service of each Drawdown Notice;

(b)	on each Drawdown Date; and

(c)	on each Interest Payment Date throughout the Security Period,

as if made with reference to the facts and circumstances existing on each such day.

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7.	CONDITIONS PRECEDENT

7.1	Conditions precedent to the execution of this Agreement

The obligation of the Lender to make the Commitment or any part thereof available shall be subject to the condition that the Lender, shall have received, not later than two (2) Business Days before the day on which the Drawdown Notice in respect of the first Advance to be drawn is given, the following documents and evidence in form and substance satisfactory to the Lender:

(a)	Constitutional Documents: a duly certified true copy of the Articles of Incorporation and By-Laws or the Memorandum and Articles of Association, or of any other constitutional documents, as the case may be, of each corporate Security Party;

(b)	Certificates of incumbency: a recent certificate of incumbency of each corporate Security Party issued by the appropriate authority and/or at the discretion of the Lender signed by the secretary or a director of each of them respectively, stating the corporate body which binds every one of them, the officers and/or the directors of each of them;

(c)	Shareholding: a statement to the Lender confirming the identity of the Beneficial Shareholders of each of the Security Parties in line with “know your customer” procedures of the Lender for opening account purposes, who should be acceptable in all respects to the Lender; where any of the Security Parties has a corporate shareholder, the conditions set out in Sub-clauses (a) (Constitutional Documents), (b) (Certificates of incumbency), (d) if required (Resolutions) and (e) if required (Powers of Attorney) of this Clause 7.1 shall apply (mutatis mutandis) to such corporate shareholder;

(d)	Resolutions: minutes of separate meetings of the directors and shareholders of each of the Borrowers, and minutes of meetings of the directors of the Corporate Guarantor and the Approved Commercial Managers, at which there was approved (inter alia) the entry into, execution, delivery and performance of this Agreement, the other Finance Documents to which each is to be a party, and any other documents executed or to be executed pursuant hereto or thereto to which the relevant Security Party is or is to be a party;

(e)	Powers of Attorney: the original of any power(s) of attorney and any further evidence of the due authority of any person signing this Agreement, the other Finance Documents, and any other documents executed or to be executed pursuant hereto or thereto on behalf of any corporate person;

(f)	Consents: evidence that all necessary licences, consents, permits and authorisations (including exchange control ones) have been obtained by any Security Party for the execution, delivery, validity, enforceability, admissibility in evidence and the due performance of the respective obligations under or pursuant to this Agreement and the other Finance Documents;

(g)	Other documents: any other documents or recent certificates or other evidence which would be required by the Lender in relation to each Security Party evidencing that the relevant Security Party has been properly established, continues to exist validly and is in good standing; and

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(h)	Operating Account: evidence that the Operating Account been duly opened and all mandate forms and other legal documents required for the opening of an account under any applicable law, as well as signature cards and properly adopted authorizations have been duly delivered to and have been accepted by the compliance department of the Lender; and

(i)	Safekeeping Securities Account (Λογαριασμός φύλαξης αξιών): evidence that the Safekeeping Securities Account (Λογαριασμός φύλαξης αξιών) has been duly opened and all legal documents required for the opening of that account have been duly delivered to and have been accepted by the compliance department of the Lender.

7.2	Conditions precedent to the making of an Advance

The obligation of the Lender to make available an Advance (in this Clause 7.2 called the “Relevant Advance”) is subject to the further condition that the Lender shall have received prior to the drawdown or, where this is not possible, simultaneously with the drawdown of the Relevant Advance or, as the case may be, upon the release of the Relevant Advance to the relevant Seller of the Vessel to be financed by the Relevant Advance (the “Relevant Vessel”):

(a)	Conditions precedent: evidence that the conditions precedent set out in Clause 7.1 (Conditions precedent to the execution of this Agreement) remain fully satisfied;

(b)	Drawdown Notice: the relevant Drawdown Notice duly executed, issued and delivered to the Lender as provided in Clause 2.2 (Drawdown Notice and commitment to borrow);

(c)	Finance Documents: the Accounts Pledge Agreement, the Corporate Guarantee, the Shares Pledge Agreements and each of the following Security Documents relative to the Relevant Advance, i.e., the Approved Manager’s Undertaking, the General Assignment, the Mortgage, the Insurance Letter, any Charterparty Assignment (and each document required to be delivered pursuant thereto, other than the acknowledgment by the relevant Charterer, which shall be delivered as soon as practically possible thereafter), each duly executed and where appropriate duly registered with the Registry or any other competent authority (as required);

(d)	Title and no Security Interests: evidence that, prior to or simultaneously with the drawdown of the Relevant Advance or, as the case may be, the Delivery of the Relevant Vessel, the Relevant Vessel will be duly registered in the ownership of the Owner thereof with the Registry and under the laws and flag of the Flag State free from any Security Interests save for Permitted Security Interests;

(e)	Insurances: evidence in form and substance satisfactory to the Lender that the Relevant Vessel will be insured in accordance with the insurance requirements provided for in this Agreement and the Security Documents, including a MII and, in case the Relevant Vessel is a tanker, a MAPI, together with an opinion from insurance consultants (appointed by the Lender at the Borrowers’ expense) as to the adequacy of the insurances effected or to be effected in respect of the Relevant Vessel, to be followed by full copies of cover notes, policies, certificates of entry or other contracts of insurance and irrevocable authority is hereby given to the Lender at any time at its discretion to obtain copies of the policies, certificates of entry or other contracts of insurance from the insurers and/or obtain any information in relation to the Insurances relating to the Relevant Vessel;

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(f)	Insurers’ confirmations: evidence in form and substance satisfactory to the Lender in its sole discretion (and - in the event of fleet cover - accompanied by waivers for liens for unpaid premium of other vessels managed by the Approved Managers and which are not subject to any mortgage in favour of the Lender) that the Relevant Vessel is insured in accordance with the insurance requirements provided for in this Agreement and the other Security Documents, together with an opinion from insurance consultants (appointed by the Lender at the Borrowers’ expense) as to the adequacy of the insurances effected or to be effected in respect of the Relevant Vessel, to be followed by full copies of cover notes, policies, certificates of entry or other contracts of insurance and irrevocable authority is hereby given to the Lender at any time at its discretion to obtain copies of the policies, certificates of entry or other contracts of insurance from the insurers and/or obtain any information in relation to the Insurances relating to the Relevant Vessel;

(g)	MII & MAPI: the MII and, in case the Relevant Vessel is a tanker, MAPI shall have been effected by the Lender, but at the expense of the Borrowers as provided in Clause 10.10 (MII and MAPI costs);

(h)	Access to class records: due authorisation from the respective Borrower (in its capacity as owner of the Relevant Vessel) in form and substance satisfactory to the Lender authorising the Lender, to have access and/or obtain any copies of class records or other information at its discretion from the Classification Society of the Relevant Vessel, provided however that the Lender shall not exercise such power unless and until an Event of Default has occurred and is continuing;

(i)	Notices of assignment: duly executed notices of assignment in the form prescribed by the relevant Security Documents relative to the Relevant Vessel;

(j)	Mortgage registration; evidence that the Mortgage will be registered against the Relevant Vessel immediately upon her Delivery through the Registry under the laws and flag of the relevant Flag State;

(k)	Trading certificates: upon issuance, copies of the trading certificates of the Relevant Vessel;

(l)	Class confirmation: evidence from the Classification Society that the Relevant Vessel, on her Delivery Date is classed with the class notation (referred to in the relevant Mortgage), with the Classification Society or to a similar standard with another classification society of like standing to be specifically approved by the Lender and remains free from any overdue requirements or recommendations affecting her class;

(m)	Trim and stability booklet: an extract of the trim and stability booklet certifying the lightweight of the Relevant Vessel;

(n)	DOC and SMC: (i) a copy of the DOC issued to the Operator of the Relevant Vessel and (ii) a copy of the SMC for the Relevant Vessel together with evidence that such documents are presently in full effect;

(o)	ISM Code Documentation: copies of all ISM Code Documentation in respect of the Relevant Vessel and her Operator;

(p)	ISPS Code compliance:

(i)	evidence satisfactory to the Lender that the Relevant Vessel is subject to a ship security plan which complies with the ISPS Code (such as proof that a security plan has been submitted to the recognized organisation for approval); and

(ii)	a copy of the ISSC for the Relevant Vessel delivered to the Lender as soon as practically possible after her Delivery Date; and

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(q)	Valuation: charter free valuation of the Relevant Vessel satisfactory to the Lender, to be obtained by the Lender, at the Borrowers’ expense, not earlier than twenty (20) days prior to the expected Drawdown Date of the Relevant Advance made on the basis and in the manner specified in Clause 8.5(b) (Valuation of Vessels);

(r)	Fees: evidence that the Arrangement Fee relative to the Relevant Advance referred to in Clause 10.14 (Fees) has been paid to the Lender or shall be paid concurrently with the drawdown of the Relevant Advance;

(s)	Sellers’ documents: duly certified copy of the Bill of Sale, the protocol of delivery and acceptance of the Relevant Vessel, as well as of all other Sellers’ documents upon her Delivery;

(t)	No Security Interests on previous register: evidence that no Security Interests are registered on the relevant Delivery against the relevant Vessel on her previous register; and

(u)	Purchase Price paid: evidence that the Purchase Price of the relevant Vessel has been (or upon her Delivery will have been) paid in full in accordance with the provisions of the relevant MOA;

(v)	Borrower’s equity: prior to the drawdown of the Relevant Advance, the relevant Borrower has deposited in its Operating Account an amount equal to its equity needed for the balance of the Purchase Price under the relevant MOA on Delivery of its Vessel;

(w)	Seller’s title: evidence to the full satisfaction of the Lender, proving the Seller’s title to the Relevant Vessel free of any mortgages or other registered encumbrances;

(x)	Confirmations from process agents: confirmation from any agents nominated in this Agreement and elsewhere in the other Finance Documents for the acceptance of any notice or service of process, that they consent to such nomination;

(y)	Acknowledgement of Receipt: a receipt in writing in form and substance satisfactory to the Lender including an acknowledgement and admission of the Borrowers and the Corporate Guarantor to the effect that the Relevant Advance or relevant part thereof (as the case may be) was drawn by the Borrowers and a declaration by the Borrowers and the Corporate Guarantor that all conditions precedent have been fulfilled or, as the case may be, will be fulfilled on the Delivery Date of the Relevant Vessel, that there is no Event of Default and that all the representations and warranties are true and correct;

(z)	Legal opinions: draft opinion from lawyers appointed by the Lender as to all the matters referred to in Clause 6.1(a) (Due Incorporation/Valid Existence) and Clause 6.1(b) (Due Corporate Authority) and all such aspects of law as the Lender shall deem relevant to this Agreement and the other Finance Documents and any other documents executed pursuant hereto or thereto and any further legal or other expert opinion as the Lender at its sole discretion may require;

(aa)	Flag State opinion: draft opinion of legal advisers to the Lender on matters of the laws of the Flag State of the relevant Vessel;

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(bb)	DOC: a copy of the DOC applicable to the Approved Technical Manager of the Relevant Vessel certified as true and in effect;

(dd)	MOA - Management Agreements – Assignable Charterparty: no later than two (2) Business Days before the Drawdown Date in respect of the Relevant Vessel a copy of each of the following documents certified as true and complete by the legal counsel of the Borrowers:

(i)	the relevant MOA;

(ii)	the relevant Management Agreement evidencing that the Relevant Vessel is managed by the relevant Approved Manager on terms acceptable to the Lender; and

(iii)	the relevant (if any) Assignable Charterparty;

(ee)	Additional documents: all such documents as shall be deemed necessary at the reasonable discretion of the Lender and requested by the Lender no less than 10 days prior to the relevant Drawdown Date for giving full effect to this Agreement, and for perfecting, protecting the value of or enforcing any rights or securities granted to the Bank under any one or more of this Agreement, the other Security Documents and any other documents executed pursuant hereto or thereto.

7.3	No change of circumstances

The obligation of the Lender to advance the Commitment or any part thereof is subject to the further condition that at the time of the giving of a Drawdown Notice and on advancing the Commitment:

(a)	Representations and warranties: the representations and warranties set out in Clause 6 (Representations and warranties) and in each of the other Finance Documents are true and correct on and as of each such time as if each was made with respect to the facts and circumstances existing at such time;

(b)	No Event of Default: no Event of Default shall have occurred and be continuing or would result from the relevant drawdown;

(c)	No change: the Lender shall be satisfied that (i) there has been no change in control directly or indirectly in the ownership, beneficial ownership, or management of any of the Borrowers, or any share therein or of the Vessels (or either of them) and (ii) there has been no change in the ultimate beneficial ownership of Konkar and Pyxis, as disclosed to the Lender prior to the date of this Agreement, and (iii) 100% of the shares and voting rights in the Borrowers remain in the legal and beneficial ownership of the Corporate Guarantor and at least 25% of shares and voting rights in the Corporate Guarantor remain in the ultimate legal and beneficial ownership of the Beneficial Shareholders disclosed to the Lender prior to the date of this Agreement and (iv) there has been no Material Adverse Change in the financial condition of any Security Party which (change) would, in the opinion of the Lender, have a Material Adverse Effect; and

(d)	No Market Disruption event: none of the circumstances contemplated by Clause 3.6 (Market disruption) has occurred and is continuing.

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7.4	Know your customer and money laundering compliance

The obligation of the Lender to advance the Commitment or any part thereof is subject to the further condition that the Lender, prior to or simultaneously with the drawdown of an Advance, shall have received, to the extent required by any change in applicable law and regulation or any changes in the Lender’s own internal guidelines since the date on which the applicable documents and evidence were delivered to the Lender pursuant to Clause 8.8 (Know your customer and money laundering compliance), such further documents and evidence as the Lender shall require to identify the Borrowers and the other Security Parties and any other persons involved or affected by the transaction(s) contemplated by this Agreement.

7.5	Further documents

Without prejudice to the provisions of this Clause 7, and provided reasonable notice is given to the Borrowers by the Lender, each of the Borrowers hereby undertakes with the Lender to make or procure to be made such amendments and/or additions to any of the documents delivered to the Lender in accordance with this Clause 7 and to execute and/or deliver to the Lender or procure to be executed and/or delivered to the Lender such further documents as the Lender and its legal advisors may reasonably require to satisfy themselves that all the terms and requirements of this Agreement have been complied with.

7.6	Waiver of conditions precedent

The conditions specified in this Clause 7 are inserted solely for the benefit of the Lender and may be waived by the Lender in whole or in part and with or without conditions. Without prejudice to any of the other provisions of this Agreement, in the event that the Lender, in its sole and absolute discretion, makes the Commitment or any part thereof available to the Borrowers prior to the satisfaction of all or any of the conditions referred to in Clauses 7.1 (Conditions precedent to the execution of this Agreement), 7.2 (Conditions precedent to the making of an Advance) and 7.3 (No change of circumstances), each of the Borrowers hereby covenants and undertakes to satisfy or procure the satisfaction of such condition or conditions by no later than fifteen (15) days after the relevant Drawdown Date or within such longer period as the Lender may, in its sole and absolute discretion, agree to or specify.

8.	UNDERTAKINGS

8.1	General

Each of the Borrowers, jointly and severally with the other Borrower, undertakes with the Lender that, from the date of this Agreement and until the full and complete payment and discharge of the Outstanding Indebtedness, it will:

(a)	Notice on Adverse Change or Default: promptly inform the Lender upon becoming aware of any occurrence which might adversely affect the ability of any Security Party to perform its obligations under any of the Finance Documents and, without limiting the generality of the foregoing, will inform the Lender of any Default forthwith upon becoming aware thereof and will from time to time, if so requested by the Lender, confirm to the Lender in writing that, save as otherwise stated in such confirmation, no Default has occurred and is continuing;

(b)	Notification of litigation: provide the Lender with details of any legal or administrative action against a Borrower, its Vessel, the Earnings or the Insurances in respect of its Vessel or the Corporate Guarantor, involving an amount, in respect of each Borrower, in excess of Seven hundred fifty thousand Dollars ($750,000) ,and in respect of the Corporate Guarantor, in excess of Two million Dollars ($2,000,000), as soon as such action is instituted or it becomes apparent to that Borrower that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document, and that Borrower shall procure that all reasonable measures are taken to defend any such legal or administrative action;

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(c)	Consents and licenses: without prejudice to Clauses 6 (Representations and warranties) and 7 (Conditions precedent), obtain or cause to be obtained, maintain in full force and effect and comply in all material respects with the conditions and restrictions (if any) imposed in, or in connection with, every consent, authorisation, license or approval of governmental or public bodies or authorities or courts and do or cause to be done, all other acts and things which may from time to time be necessary or desirable under applicable law for the continued due performance of all the obligations of the Security Parties under each of the Finance Documents;

(d)	Use of Loan proceeds: use the Loan exclusively for the purposes specified in Clause 1.1 (Amount and Purpose);

(e)	Pari passu: ensure that its obligations under this Agreement shall, without prejudice to the provisions of this Clause 8.1, at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Financial Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract;

(f)	Financial statements: furnish the Lender or procure that there are sent to the Lender:

(i)	as soon as possible, but in no event later than 180 days after the end of each Financial Year of the Corporate Guarantor, the audited annual financial statements of the Corporate Guarantor for that Financial Year (commencing with the financial statements for the Financial Year ending on 31 December 2025); and

(ii)	as soon as possible, but in no event later than 180 days after the end of each Financial Year of each Borrower, the unaudited management financial statements of each Borrower for that Financial Year (commencing with the financial statements for the Financial Year ending on 31 December falling after the year during which each Borrower acquired its Vessel);

(g)	Form of financial statements: all accounts delivered under Clause 8.1(f) (Financial Statements) will:

(i)	be prepared in accordance with all applicable laws, Applicable Accounting Principles consistently applied, and, in the case of any audited financial statements, be certified by an Approved Auditor;

(ii)	fairly represent the financial condition of the Corporate Guarantor and, where applicable, the Borrowers at the date of those accounts and of their profit for the period to which those accounts relate; and

(iii)	fully disclose or provide for all significant liabilities of the Borrowers and the Corporate Guarantor;

(h)	Provision of further information: promptly, when requested, provide the Lender with such financial and other information and accounts relating to the business, undertaking, assets, liabilities, revenues, financial condition commitments, operations or affairs of the Borrowers, the Corporate Guarantor and other members of the Group and such other further general information relating to each of them, as the Lender from time to time may reasonably require, save where any such information is publicly available;

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(i)	Financial Information: provide the Lender from time to time as the Lender may request with information on the financial conditions, cash flow position, commitments and operations of the Borrowers including cash flow analysis and voyage accounts of the Vessels with a breakdown of income and running expenses showing net trading profit, trade payables and trade receivables, such financial details to be certified by an authorized signatory of the Borrowers as to their correctness;

(j)	Information on the employment of the Vessels: provide the Lender from time to time as the Lender may request with information on the employment of each Vessel, as well as on the terms and conditions of any charterparty, contract of affreightment, agreement or related document in respect of the employment of each Vessel, such information to be certified by one of the directors of the Borrowers as to their correctness;

(k)	Minimum Liquidity: from the Drawdown Date of the first Advance to be drawn hereunder and thereafter throughout the remainder of the Security Period maintain in the Operating Account(s) and/or accounts maintained with the Lender in the name of entities acceptable to the Lender semi-annual-average free deposit balances in an amount not less than Dollars Three hundred thousand ($300,000) per Mortgaged Vessel for the preceding six-months period, (which for the purpose of this Agreement shall be called herein the “Minimum Liquidity) first to be tested on the date falling at the end of the first calendar semester after the relevant Drawdown Date and semi-annually thereafter;

(l)	Banking operations: ensure that all banking operations in connection with the Vessels are carried out through the Lending Office of the Lender;

(m)	Subordination: ensure that all Financial Indebtedness of the Borrowers to their respective shareholders or to any of its Related Company (if any) is fully subordinated to the rights of the Lender under the Finance Documents, all in a form acceptable to the Lender, and to subordinate to the rights of the Lender under the Finance Documents any Financial Indebtedness issued to it by its shareholders, all in a form acceptable to the Lender;

(n)	Obligations under Finance Documents: duly and punctually perform each of the obligations expressed to be assumed by it under the Finance Documents;

(o)	Payment on demand: pay to the Lender on demand any sum of money which is due and payable by the Borrowers to the Lender under this Agreement but in respect of which it is not specified in any other Clause when it is due and payable;

(p)	Compliance with Laws and Regulations: comply, or procure compliance with all laws or regulations relating to it and/or its Vessel, its ownership, operation and management or to the business of that Borrower and cause this Agreement and the other Finance Documents to comply with and satisfy all the requirements and formalities established by the applicable laws to perfect this Agreement and the other Finance Documents as valid and enforceable Finance Documents;

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(q)	Maintenance of Security Interests:

(i)	at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and

(ii)	without limiting the generality of paragraph (q) above, at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in all Relevant Jurisdictions, pay any stamp, registration or similar tax in all Relevant Jurisdictions in respect of any Finance Document, give any notice or take any other step which may be or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates;

(r)	Registered Office: maintain its registered office at the address referred to in the Recitals; and will not establish, or do anything as a result of which it would be deemed to have, a place of business in the United Kingdom or the United States of America;

(s)	Compliance with Covenants: duly and punctually perform all obligations under this Agreement and the other Finance Documents;

(t)	Information on adverse change or Default: immediately inform the Lender upon becoming aware of any occurrence which might adversely affect the ability of any Security Party to perform its obligations under any of the Finance Documents and, without limiting the generality of the foregoing, will inform the Lender of any Default forthwith upon becoming aware thereof and will from time to time, if so requested by the Lender, confirm to the Lender in writing that, save as otherwise stated in such confirmation, no Default has occurred and is continuing; and

(u)	Corporate Guarantor: the Corporate Guarantor shall remain, throughout the Security Period:

(i)	a holding company of shipowning companies and of entities engaged in shipping activities; and

(ii)	listed in NASDAQ or at any other regulated stock exchange.

8.2	Negative undertakings

Each of the Borrowers jointly and severally with the other Borrower, undertakes with the Lender that, from the date of this Agreement and until the full and complete payment and discharge of the Outstanding Indebtedness, without the prior written consent of the Lender, it will:

(a)	Negative pledge:

(i)	not create or permit any Security Interest (other than a Permitted Security Interest) to subsist, arise or be created or extended over all or any part of its present or future undertakings, assets, rights or revenues to secure or prefer any present or future Financial Indebtedness or other liability or obligation of the Borrowers or any other person other than in the normal course of its business of owning, financing, maintaining, repairing, trading and operating vessels and owning or acquiring ship-owning companies; and

(ii)	not cease to hold the legal title to, and own the entire beneficial interest in its Vessel, its Insurances and Earnings, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents and other Permitted Security Interests and the effect of the assignments contained in the relevant General Assignment and any other Finance Documents;

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(b)	No further Financial Indebtedness: not incur any further Financial Indebtedness other than Permitted Financial Indebtedness;

(c)	No merger: not merge or consolidate with any other person;

(d)	No disposals:

(i)	not sell, transfer, abandon, lend, lease or otherwise dispose of or cease to exercise direct control over any part (being either alone or when aggregated with all other disposals falling to be taken into account pursuant to this Clause 8.2(d) material in the opinion of the Lender in relation to the undertakings, assets, rights and revenues of that Borrower) of its present or future undertaking, assets, rights or revenues (otherwise than by transfers, sales or disposals for full consideration in the ordinary course of operations and trading) whether by one or a series of transactions related or not, save for a sale of its Vessel pursuant to Clause 4.3 (Mandatory prepayment in case of Total Loss or sale of a Vessel); and

(ii)	not transfer, lease or otherwise dispose of any material, in the opinion of the Lender, debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation;

(e)	No acquisitions: not acquire any further assets other than its Vessel and rights arising under contracts entered into by or on behalf of that Borrower other than in the ordinary course of its business of owning, maintaining, repairing, trading, operating and chartering its Vessel;

(f)	No other business: not undertake any type of business other than its current business of owning, financing and operating vessels and owning or acquiring ship-owning companies;

(g)	No investments: not make any investments in any person, asset, firm, corporation, joint venture or other entity except for money market investments and interest rate caps;

(h)	No other obligations: not incur any liability or obligations except liabilities and obligations arising under the Finance Documents or contracts entered into in the ordinary course of its business of owning, operating, maintaining, repairing and chartering its Vessel or any other Permitted Financial Indebtedness (and for the purposes of this Clause 8.2(h) fees to be paid pursuant to the Management Agreements in respect of its Vessel shall be considered as permitted obligations under the Finance Documents);

(i)	No repayment of borrowings: not repay the principal of, or pay interest on or any other sum in connection with, any of its Financial Indebtedness except for Financial Indebtedness pursuant to the Finance Documents and any other Permitted Financial Indebtedness;

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(j)	No Payments: unless otherwise provided in this Agreement and the other Finance Documents (and then only to the extent expressly permitted by the same) not pay out any funds (whether out of the Earnings of its Vessel or out of moneys collected under the relevant General Assignment and/or the other Finance Documents or not) to any person except in connection with the administration of that Borrower and the operation and/or maintenance and/or repair and/or trading of its Vessel;

(k)	No guarantees: not issue any guarantees or indemnities or otherwise become directly or contingently liable for the obligations of any person, firm, or corporation except pursuant to the Finance Documents and except for guarantees or indemnities from time to time required in the ordinary course of its business or by any protection and indemnity or war risks association with which its Vessel is entered, guarantees required to procure the release of its Vessel from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of its Vessel;

(l)	No loans: not make any loans or advances to, or any investments in any person, firm, corporation, joint venture or other entity including (without limitation) any loan or advance or grant any credit (save for normal trade credit in the ordinary course of business) to any officer, director, stockholder or employee or any other company managed by the Approved Commercial Manager directly or through the Approved Commercial Manager or agree to do so, provided, always, that any loans of its shareholders or member of the Group to any Borrower shall be fully subordinated to the Borrowers’ obligations under this Agreement and the other Finance Documents;

(m)	No securities: not permit any Financial Indebtedness of the Borrowers (or any of them) to any person (other than the Lender) to be guaranteed by any person (save, in the case of a Borrower, for guarantees or indemnities from time to time required in the ordinary course of business or by any protection and indemnity or war risks association with which its Vessel is entered, guarantees required to procure the release of its Vessel from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of its Vessel);

(n)	No dividends or distribution: not declare or pay any dividends or other distribution under any name or description upon any of the issued shares or otherwise dispose of any of its present or future assets, undertakings, rights or revenues (which are all assigned to the Lender) to any of its shareholders without the prior written consent of the Lender, provided that, if (i) no Event of Default has occurred and is continuing and (ii) no Event of Default results from the payment of such dividends or the making of any other form of distribution or any redemption, purchase or return of share capital of that Borrower, that Borrower shall be entitled to declare or make payments of any dividends without the prior written consent of the Lender;

(o)	No Subsidiaries: not form or acquire any Subsidiaries;

(p)	No change of business structure: not change the nature, organisation and conduct of its business as owner of its Vessel or carry on any business other than the business carried on at the date of this Agreement, and it shall remain a shipping company involved in the owning of ships and engaged in shipping activities, all acceptable to the Lender;

(q)	No change of legal structure: ensure that none of the documents defining the constitution of each of the Borrowers and the Corporate Guarantor shall be materially (in the Lender’s opinion) altered without the Lender’s prior written consent;

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(r)	No Security Interest on assets: other than Permitted Security Interests, not allow any part of its undertaking, property, assets or rights, whether present or future, to be mortgaged, charged, pledged, used as a lien or otherwise encumbered without the prior written consent of the Lender;

(s)	No change of control: ensure that, throughout the Security Period:

(i)	each Borrower remains, directly or indirectly, a fully (100%) owned Subsidiary of the Corporate Guarantor;

(ii)	at least 25% of the entire issued common shares/stock of the Corporate Guarantor shall be directly or indirectly held by members of the Valentis Family; and

(iii)	Mr. Valentios Valentis will remain throughout the Security Period Chairman of the Board of Directors or Chief Executive Officer of the Corporate Guarantor and the Valentis Family shall have the power to direct or cause the direction of the management and the policies of the Corporate Guarantor, whether through the ownership of voting rights, securities, by contract or otherwise;

(iv)	there has been no change in control directly or indirectly in the ownership, beneficial ownership, or management of any of the Borrowers, or any share therein or of the Vessels (or either of them) and (ii) there has been no change in the ultimate beneficial ownership of Konkar and Pyxis, as disclosed to the Lender prior to the date of this Agreement, and (iii) 100% of the shares and voting rights in the Borrowers remain in the legal and beneficial ownership of the Corporate Guarantor and at least 25% of shares and voting rights in the Corporate Guarantor remain in the ultimate legal and beneficial ownership of the Beneficial Shareholders disclosed to the Lender prior to the date of this Agreement and (iii) there has been no Material Adverse Change in the financial condition of any Security Party which (change) would, in the sole opinion of the Lender, have a Material Adverse Effect;

(t)	No Master Agreement Derivatives: not enter into any transaction in a derivative of any description whatsoever;

(u)	No use of Loan: not use the Loan proceeds or any part thereof for the purpose of acquiring shares in the share capital of the Lender or other banks and/or financial institutions or acquiring hybrid capital debentures (τίτλους υβριδικών κεφαλαίων) of the Lender or other banks and/or financial institutions; and

(v)	No US Tax Obligor: procure that, unless otherwise agreed by the Lender, no Security Party shall become a US Tax Obligor.

8.3	Undertakings concerning the Vessels

Each of the Borrowers, jointly and severally with the other Borrower, undertakes with the Lender that, from the date of this Agreement and until the full and complete payment and discharge of the Outstanding Indebtedness, it will:

(a)	Conveyance on default: where a Vessel is (or is to be) sold in exercise of any power conferred on the Lender, execute, forthwith upon request by the Lender, such form of conveyance of that Vessel as the Lender may require;

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(b)	Mortgage: it will execute, and procure the registration of the relevant Mortgage over its Vessel under the laws and flag of its Flag State immediately upon registration of that Vessel in the ownership of the Owner thereof on her Delivery Date;

(c)	Chartering: not let or agree each Vessel to be let:

(i)	on demise charter for any period; or

(ii)	without the prior written consent of the Lender which shall not be unreasonably withheld (and then only subject to such conditions as the Lender may impose) by any Assignable Charterparty; or

(iii)	without the prior written consent of the Lender which shall not be unreasonably withheld (and then only subject to such conditions as the Lender may impose) on terms whereby more than two (2) months’ hire (or the equivalent) is payable in advance; or

(iv)	otherwise than on bona fide arm’s length terms at the time when that Vessel is fixed; or

(v)	without the prior written consent of the Lender which shall not be unreasonably withheld (and then only subject to such conditions as the Lender may impose) under any pooling or sharing agreement in respect thereof on terms whereby any and all the Earnings of any Vessel are pooled or shared with any other person;

(d)	Laid-up: not de-activate or lay up its Vessel;

(e)	No amendment to Assignable Charterparty: not without the prior written consent of the Lender, which shall not be unreasonably withheld, waive or fail to enforce, any Assignable Charterparty to which it is a party or any of its provisions, and will promptly notify the Lender of any material, in the opinion of the Lender, amendment or supplement to any Assignable Charterparty;

(f)	Approved Manager: not without the prior written consent of the Lender which shall not be unreasonably withheld agree or appoint a manager of its Vessel other than the Approved Managers;

(g)	Ownership/Management/Control: ensure that each Vessel will be registered on her Delivery Date in the ownership of the Owner thereof under the laws of the relevant Flag State and thereafter ensure that that Vessel will maintain her registration, ownership, management, control and beneficial ownership;

(h)	Class: ensure that each Vessel will remain in class free of overdue recommendations and provide the Lender on demand with copies of all class and trading certificates of that Vessel;

(a)	Insurances: ensure that all Insurances (as defined in the relevant Mortgage/General Assignment) of each Vessel is maintained and comply with all insurance requirements specified in this Agreement and in the relevant Mortgage and in case of failure to maintain each Vessel so insured, authorise the Lender (and such authorisation is hereby expressly given to the Lender) to have the right but not the obligation to effect such Insurances on behalf of the Owner thereof (and in case that a Vessel remains in port for an extended period) to effect port risks insurances at the cost of the Borrowers which, if paid by the Lender, shall be Expenses; the Lender shall be entitled to obtain whenever it deems necessary at Borrowers’ expense an opinion from insurance consultants (appointed by the Lender at the Borrowers’ expense) as to the adequacy of the insurances effected or to be effected in respect of each Vessel; Security Interests: not without the prior written consent of the Lender agree that a Vessel or any share therein to be sold or otherwise disposed of or to create or agree to create or permit to subsist any Security Interest over that Vessel (or any share or interest therein) other than Permitted Security Interests;

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(i)	Not imperil Flag, Ownership, Insurances: ensure that each Vessel is maintained and trades in conformity with the laws of the relevant Flag State or of its owning company, the requirements of the Insurances and nothing is done or permitted to be done which could endanger the flag of that Vessel or its unencumbered (other than Security Interests in favour of the Lender and Permitted Security Interests ) ownership or its Insurances;

(j)	Mortgage Covenants: ensure that that each Owner always comply with all the covenants provided for in the Mortgage registered over its Vessel;

(k)	No assignment of Earnings: ensure that neither of the Owners will assign or agree to assign otherwise than to the Lender the Earnings of its Vessel or any part thereof;

(l)	No sharing of Earnings: ensure that neither of the Owners:

(i)	will enter into any agreement or arrangement for the sharing of any Earnings of its Vessel (subject always to the provisions of Clause 8.3(c)(v) hereinabove); and/or

(ii)	will enter into any agreement or arrangement for the postponement of any date on which any Earnings of its Vessel are due or the reduction of the amount of any Earnings of its Vessel or otherwise for the release or adverse alteration of any right of that Owner to any Earnings of its Vessel; and/or

(iii)	will enter into any agreement or arrangement for the release of, or adverse alteration to, any guarantee or Security Interest relating to any Earnings of its Vessel;

(m)	Assignable Charterparty: ensure and procure that in the event of its Vessel being employed under an Assignable Charterparty:

(i)	execute and deliver to the Lender within fifteen (15) days of signing thereof a specific assignment of all its rights, title and interest in and to such charter and any charter guarantee in the form of a Charterparty Assignment and a notice of such assignment addressed to the relevant charterer;

(ii)	ensure (on a best effort basis) that the relevant charterer and any charter guarantor agree to acknowledge to the Lender the specific assignment of such charter and charter guarantee by executing an acknowledgement substantially in the form included in the relevant Charterparty Assignment;

(iii)	in the case where such charter is a demise charter, procure that such demise charter includes provisions that the relevant charterer shall (1) comply with all of the Borrowers’ undertakings with regard to the employment, insurances, operation, repairs and maintenance of its Vessel contained in this Agreement, the relevant Mortgage and the relevant General Assignment and (2) provide (inter alia) an assignment of its interest in the insurances of the relevant Vessel in the form of a tripartite agreement in form and substance acceptable to the Lender, to be made between the Lender, that Borrower and that charterer;

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(n)	No freight derivatives: not enter into or agree to enter into any freight derivatives or any other instruments which have the effect of hedging forward exposures to freight derivatives without the Lender’s consent;

(o)	Vessel’s inspection: permit the Lender by surveyors or other persons appointed by it on its behalf to board its Vessel at all reasonable times (but in any event without interfering with the ordinary trading of its Vessel), for the purpose of inspecting her condition or for the purpose of satisfying itself with regard to proposed or executed repairs and to afford all proper facilities for such inspections and (ii) at any time by financial or insurance advisors or other persons appointed by the Lender to review the operating and insurance records of its Vessel and the Owner thereof and the costs (as supported by vouchers) of any and all such inspections shall be borne by the Borrowers;

(p)	Trading: use its Vessel only for civil merchant trading;

(q)	Compliance with ISM Code: procure that as of the Delivery Date of its Vessel:

(i)	each Approved Technical Manager and any Operator will comply with and ensure that its Vessel and any Operator complies with the requirements of the ISM Code, including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto throughout the Security Period;

(ii)	immediately inform the Lender if there is any threatened or actual withdrawal of any Owner, the relevant Approved Technical Manager’s or an Operator’s DOC or the SMC in respect of each Vessel; and

(iii)	promptly inform the Lender upon the issue to the relevant Owner, the relevant Approved Technical Manager or any Operator of a DOC and to a Vessel of an SMC or the receipt by any Owner, the relevant Approved Technical Manager or any Operator of notification that its application for the same has been realised;

(r)	Compliance with ISPS Code: procure that, as of the Delivery Date of its Vessel, each Approved Technical Manager or any Operator will:

(i)	maintain at all times a valid and current ISSC in respect of its Vessel;

(ii)	immediately notify the Lender in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC in respect of its Vessel; and

(iii)	procure that its Vessel will comply at all times with the ISPS Code;

(s)	Maintenance of legal and beneficial interest in the Vessels: as of the Delivery Date of its Vessel, hold the legal title to, and own the entire beneficial interest in its Vessel, its Insurances and Earnings, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents and the effect of assignments contained in the Finance Documents;

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(t)	Compliance with Environmental Laws: as of the Delivery Date of each Vessel, comply with, and procure that all Environmental Affiliates of any Relevant Party comply with, all Environmental Laws including without limitation, requirements relating to manning and establishment of financial responsibility and to obtain and comply with, and procure that all Environmental Affiliates of such Relevant Party obtain and comply with, all Environmental Approvals and to notify the Lender forthwith:

(i)	of any Environmental Claim for an amount or amounts exceeding Seven hundred Fifty thousand Dollars ($750,000) made against any of the Vessels, any Relevant Ship and/or their respective Owners; and

(ii)	upon becoming aware of any incident which may give rise to an Environmental Claim for an amount or amounts exceeding Seven hundred Fifty thousand Dollars ($750,000) and to keep the Lender advised in writing of the relevant Owner’s response to such Environmental Claim on such regular basis and in such detail as the Lender shall require.

(u)	War Risk Insurance cover: as of the Delivery Date of its Vessel, in the event of hostilities in any part of the world (whether war is declared or not), it will not cause or permit its Vessel to enter or trade to any zone which is declared a war zone by any government or by its Vessel’s war risks insurers unless the prior written consent of the Lender has been given and the relevant Owner has (at its expense) effected any special, additional or modified insurance cover which the Lender may approve or require.

(v)	Fuel Oil and Consumption Data: each Borrower undertakes, upon the request of the Lender and at the cost of the Borrower, on or before 31st July in each calendar year (after the calendar year during which each Vessel has been purchased by a Borrower), to supply or procure the supply by the relevant Classification Society (as specified by the Lender) to the Lender of, all ship fuel oil consumption data required to be collected and reported in accordance with Regulation 22A and 27 of Annex VI and any Statement of Compliance, together with a Carbon Intensity and Climate Alignment Certificate (if the same becomes mandatory), in each case relating to the Vessel for the preceding calendar year, for the purposes of calculating the Lender’s portfolio climate score.

For the purposes of this Sub-Clause (w) (Fuel Oil and Consumption Data) of Clause 8.3 (Undertakings concerning the Vessel):

“Annex VI” means Annex VI of the Protocol of 1997 (as subsequently amended from time to time) to amend the International Convention for the Prevention of Pollution from Ships 1973 (“MARPOL”), as modified by the Protocol of 1978 relating thereto.

“Carbon Intensity and Climate Alignment Certificate” means a certificate from a Recognised Organisation relating to a Vessel and a calendar year setting out:

(a)	the average efficiency ratio of such Vessel for all voyages performed by it over that calendar year using ship fuel oil consumption data required to be collected and reported in accordance with Regulation [22A] [27] of Annex VI in respect of that calendar year; and

(b)	the climate alignment of that Vessel for such calendar year:

“Recognised Organisation” means an organisation which is likely to be the Classification Society representing a Vessel’s flag state and, for the purposes of this Sub-Clause (z) (Fuel Oil and Consumption Data) of Clause 8.3 (Undertakings concerning the Vessel), duly authorised to determine whether the Borrower has complied with regulation [22A] [27] of Annex VI.

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“Statement of Compliance” means a Statement of Compliance related to fuel oil consumption pursuant to regulations 6.6 and 6.7 of Annex VI.

(w)	Russian oil price cap: in respect of a Vessel that is a tanker, to be in compliance with the price cap framework (“Price Cap”) regarding Russian Federation-origin crude oil and petroleum products, as evidenced by the relevant certificate of origin (“Russian oil”) and any other restrictions applicable to either Borrower and its business related to Russian oil, including, but not limited to, the prohibition to import seaborne Russian Oil to the U.S., EU or the UK and if the Owner of that Vessel deals with Russian oil, or provides services to third parties who deal with Russian oil, the Borrowers undertake that, without prejudice to any other obligations of the Borrowers under any Sanctions, the Owner of that Vessel shall obtain from such third-parties:

(i)	an attestation (in a form conforming with the Price Cap requirements) that the Russian oil purchased at or below the Price Cap;

or (if applicable);

(ii)	an attestation (in a form conforming with the Price Cap requirements) that the purchase of Russian Oil is done pursuant to a valid license or a derogation,

and for the purpose of this clause the following Attestation Model recommended by the European Union in its Guidance Note on EU Regulation 833/2014 as of 2 August 2023 shall be deemed to be in a form conforming with the Price Cap requirements (or any subsequent model recommended by the relevant European Union authorities):

“Attestation Model

［Date, Month, Year］

[Party to the contract/service] confirms that for [the service being provided], [party to the contract/service] is in compliance with the Russian price cap framework and any other restrictions on seaborne Russian oil and/or petroleum products applicable to [party to the contract/service]. [Party to the contract/service] attests that:

(a)	[party to the contract/service] has received and retained price information demonstrating that the seaborne Russian oil or petroleum products is/was purchased at or below the cap; or

(b)	where not practicable to request and receive such information, [party to the contract/service] has obtained an attestation that the purchase of seaborne Russian oil or petroleum products is/was purchased at or below the cap; or

(c)	[party to the contract/service] has received a signed attestation that the purchase of seaborne Russian oil or petroleum products falls under a derogation.

[Signature of the Customer]”.

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8.4	Validity of Securities - Earnings - Taxes etc.

Each of the Borrowers, jointly and severally with the other Borrower, undertakes with the Lender that, from the date of this Agreement and until the full and complete payment and discharge of the Outstanding Indebtedness, it will:

(a)	Validity: ensure and procure that all governmental or other consents required by law and/or any other steps required for the validity, enforceability and legality of this Agreement and the other Finance Documents are maintained in full force and effect and/or appropriately taken;

(b)	Earnings: ensure and procure that, unless and until directed by the Lender otherwise (i) all the Earnings of its Vessel shall be paid to its Operating Account and (ii) the persons from whom the Earnings are from time to time due are irrevocably instructed to pay them to its Operating Account or to such account in the name of that Borrower as shall be from time to time determined by the Lender in accordance with the provisions hereof and of the relevant Security Documents;

(c)	Taxes: pay all Taxes, assessments and other governmental charges imposed on that Borrower when the same fall due, except to the extent that the same are being contested in good faith by appropriate proceedings and adequate reserves have been set aside for their payment if such proceedings fail;

(d)	Additional Documents: from time to time at the request of the Lender, execute and deliver to the Lender or procure the execution and delivery to the Lender of all such documents as shall be deemed desirable at the reasonable discretion of the Lender for giving full effect to this Agreement, and for perfecting, protecting the value of or enforcing any rights or securities granted to the Lender under any one or more of this Agreement, the other Finance Documents and any other documents executed pursuant hereto or thereto and in case that any conditions precedent (with the Lender’s consent) have not been fulfilled prior to the relevant Drawdown Date, such conditions shall be complied with within ten (10) Business Days after the Lender’s written request (unless the Lender agrees otherwise in writing) and failure to comply with this covenant shall be an Event of Default.

8.5	Secured Value to Security Requirement ratio - Valuation of the Vessels

(a)	Security shortfall - Additional Security: If on any Testing Date during the Security Period, the Security Value shall be less than the Security Requirement, the Lender may give notice to the Borrowers requiring that such deficiency be remedied and then the Borrowers shall (unless the sole cause of such deficiency is the Total Loss of the relevant Vessel and the Owner thereof is in full compliance with its obligations in relation to such Total Loss) either, at their option:

(i)	prepay (in accordance with Clause 4.2 (Voluntary prepayment) (but without regard to the requirement for ten (10) days’ notice within a period of thirty (30) days of the date of receipt by the Borrowers of the Lender’s said notice such sum in Dollars as will result in the Security Requirement after such prepayment (taking into account any other repayment of the Loan made between the date of the notice and the date of such prepayment) being at least equal to the Security Value; or

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(ii)	within thirty (30) days of the date of receipt by the Borrowers of the Lender’s said notice constitute to the satisfaction of the Lender such further security for the Loan as shall be acceptable to the Lender having a value for security purposes (as determined by the Lender in its absolute discretion) at the date upon which such further security shall be constituted which, when added to the Security Value, shall not be less than the Security Requirement as at such date. Such additional security shall be constituted by:

a)	pledged cash deposits in favor of the Lender in an amount equal to such shortfall with the Lender and in an account and manner to be determined by the Lender; and/or

b)	any other security acceptable to the Lender at its absolute discretion to be provided in a manner determined by the Lender.

Any such additional security provided to the Lender shall be promptly released by the Lender once the Security Requirement ratio has been restored. The provisions of Clauses 4.2 (Voluntary prepayment) and 4.5 (Amounts payable on prepayment) shall apply to prepayments under Clause 8.5(a)(i).

For the purposes of this Clause 8.5 each Vessel shall be valued (in accordance with the provisions of sub-paragraph (b) hereinbelow) not earlier than 20 days prior to the relevant Drawdown Date and thereafter not more than twice a year (unless an Event of Default has occurred that is continuing, in which case the Lender will be entitled to obtain a valuation of each Vessel at any time that the Lender may require) and “Testing Date” shall mean the date of each such valuation.

Valuation of Vessels: Each of the Vessels shall, for the purposes of this Clause 8.5, be valued in Dollars by an Approved Shipbroker appointed by the Lender, (such valuations to be addressed to the Lender and made without, unless required by the Lender, physical inspection, and on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing buyer and a willing seller, without taking into account the benefit of any Assignable Charterparty or other engagement concerning the relevant Vessel. The Lender and the Borrowers agree to accept such valuation made by the Approved Shipbrokers appointed as aforesaid as conclusive evidence of the Market Value of the relevant Vessel at the date of such valuation and such valuation shall constitute the Market Value of the relevant Vessel for the purposes of this Clause 8.5.

The value of the Vessels determined in accordance with the provisions of this Clause 8.5 shall be binding upon the Borrowers and the Lender until such time as any further such valuations shall be obtained.

(b)	Information: The Borrowers undertake to the Lender to provide the Lender and any such Approved Shipbroker such information concerning each Vessel and its condition as such Approved Shipbroker may reasonably require for the purpose of making any such valuation.

(c)	Costs: All costs in connection with the Lender obtaining any valuation of each Vessel referred to in Clause 8.5(a) (Security shortfall - Additional Security), and any valuation of any additional security for the purposes of ascertaining the Security Value at any time or necessitated by the Borrowers electing to constitute additional security pursuant to Clause 8.5(a)(ii) and all legal and other expenses incurred by the Lender in connection with any matter arising out of this Clause 8.5 shall be borne by the Borrowers, provided that the cost of the valuation of the Vessels shall only be borne by the Borrowers twice per year, except in the following cases: (i) an Event of Default has occurred and is continuing (ii) prior to each Drawdown Dated for the purpose of the Lender determining the amount of the relevant Advance and (iii) in the case of Clause 4.3(b) (Sale of or refinancing of a Mortgaged Vessel), in which cases the cost of such valuations of the Vessels shall only be borne by the Borrowers;

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(d)	Valuation of additional security: For the purpose of this Clause 8.5, the market value of any additional security provided or to be provided to the Lender shall be determined by the Lender in its absolute discretion without any necessity for the Lender assigning any reason thereto and if such security consists of a vessel shall be that shown by a valuation complying with the requirements of Clause 8.5(b) (Valuation of Vessels) (whereas the costs shall be borne by the Borrowers in accordance with Clause 8.5(d) (Costs)) or if the additional security is in the form of a cash deposit full credit shall be given for such cash deposit on a Dollar for Dollar basis.

(e)	Documents and evidence: In connection with any additional security provided in accordance with this Clause 8.5, the Lender shall be entitled to receive such evidence and documents of the kind referred to in Clause 7.1 (Conditions precedent to the execution of this Agreement) as may in the Lender’s opinion be appropriate and such favourable legal opinions as the Lender shall in its absolute discretion require.

8.6	Sanctions

(a)	Without limiting Clause 8.7 (Compliance with laws etc.), each of the Borrowers hereby undertakes with the Lender that, from the date of this Agreement and until the date that the Outstanding Indebtedness is paid in full, it shall ensure that neither Vessel:

(i)	will be used by or for the benefit of a Sanctions Restricted Person contrary to Sanctions; and/or

(ii)	will be used in trading in any Sanctions Restricted Jurisdiction which would result in violation of any Sanctions or in any manner contrary to Sanctions; and/or

(iii)	will be traded in any manner which would trigger the operation of any sanctions limitation or exclusion clause (or similar) in the Insurances.

(b)	Each Borrower shall:

(i)	not directly or to its knowledge (after reasonable enquiry) indirectly use or permit to be used all or any part of the proceeds of the Loan, or lend, contribute or otherwise make available such proceeds directly or to its knowledge (after reasonable enquiry) indirectly, to any person or entity (i) to finance or facilitate any activity or transaction of or with any Sanctions Restricted Person contrary to Sanctions or in any Sanctions Restricted Jurisdiction, or (ii) in any other manner that would result in a violation of any Sanctions by any Party;

(ii)	shall not fund all or part of any payment under the Loan out of proceeds derived directly or to its knowledge (after reasonable enquiry) indirectly from any activity or transaction with a Sanctions Restricted Person contrary to Sanctions or in a Sanctions Restricted Jurisdiction in violation of any Sanctions or which would otherwise cause any Party to be in breach of any Sanctions; and

(iii)	procure that no proceeds to its knowledge (after reasonable enquiry) from activities or business with a Sanctions Restricted Person contrary to Sanctions or in a Sanctions Restricted Jurisdiction in violation of any Sanctions are credited to the relevant Operating Account.

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8.7	Compliance with laws etc.

Each of the Borrowers shall:

(a)	comply, or procure compliance with all laws or regulations by the relevant Security Party:

(i)	relating to its respective business generally; and

(ii)	relating to its Vessel, its ownership, employment, operation, management and registration including, but not limited to, the ISM Code, the ISPS Code, all Environmental Laws and the laws of the relevant Flag State; and

(iii)	all Sanctions;

(b)	obtain, comply with and do all that is necessary to maintain in full force and effect any Environmental Approvals; and

(c)	without limiting paragraph (a) above, not employ its Vessel nor allow its employment, operation or management in any manner contrary to any law or regulation including, but not limited to, the ISM Code, the ISPS Code and all Environmental Laws and Sanctions which has or is likely to have a Material Adverse Effect on any of the Security Parties.

8.8	Know your customer and money laundering compliance

Each of the Borrowers, jointly and severally with the other Borrower, undertakes with the Lender that, from the date of this Agreement and until the full and complete payment and discharge of the Outstanding Indebtedness, it will provide the Lender, or procure the provision of, such documentation and other evidence as the Lender shall from time to time require, based on applicable law and regulations from time to time and the Lender’s own internal guidelines from time to time to identify each of the Borrowers and the other Security Parties, including the disclosure in writing of the ultimate legal and beneficial owner or owners of such entities, and any other persons involved or affected by the transaction(s) contemplated by this Agreement in order for the Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

9.	EVENTS OF DEFAULT

9.1	Events

There shall be an Event of Default if:

(a)	Non-payment: any Security Party fails to pay any sum payable by it under any of the Finance Documents at the time, in the currency and in the manner stipulated in the Finance Documents (and so that, for this purpose, sums payable on demand shall be treated as having been paid at the stipulated time if paid within five (5) Business Days of demand and other sums due shall be treated as having been paid at the stipulated time if paid within three (3) Business Days of its falling due); or

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(b)	Breach of Insurance and certain other obligations: any of the Borrowers fails to obtain and/or maintain the Insurances (as defined in, and in accordance with the requirements of, the Finance Documents) or if any insurer in respect of such Insurances cancels the Insurances or disclaims liability by reason, in either case, of mis-statement in any proposal for the Insurances or for any other failure or default on the part of the Borrowers in relation to the Insurances; or

(c)	Breach of other obligations: any Security Party commits any breach of or omits to observe any of its obligations or undertakings expressed to be assumed by it under Clause 8 (Undertakings) or under any of the Finance Documents (other than those referred to in Clauses 9.1(a) (Non-payment) and 9.1(b) (Breach of Insurance and certain other obligations) above) and, in respect of any such breach or omission which in the opinion of the Lender is capable of remedy, such action as the Lender may require shall not have been taken within thirty (30) days of the Lender notifying in writing the relevant Security Party of such default and of such required action; or

(d)	Misrepresentation: any representation or warranty made or deemed to be made or repeated by or in respect of any Security Party in or pursuant to any of the Finance Documents or in any notice, certificate or statement referred to in or delivered under any of the Finance Documents is or proves to have been incorrect or misleading in any material respect; or

(e)	Cross Default: any Financial Indebtedness of the Borrowers or the Corporate Guarantor relating to an amount over (in the case of any Borrower) Seven hundred fifty thousand Dollars ($750,000) and in the case of the Corporate Guarantor exceeding Two million Dollars ($2,000,000) is (i) not paid when due (unless contested in good faith) (ii) becomes (whether by declaration or automatically in accordance with the relevant agreement or instrument constituting the same) due and payable prior to the date when it would otherwise have become due (unless as a result of the exercise by the Borrowers or the Corporate Guarantor (as the case may be) of a voluntary right of prepayment), or (iii) the lender of any of the Borrowers and the Corporate Guarantor declares any such Financial Indebtedness, relating to an amount over (in the case of any Borrower) Seven hundred fifty thousand Dollars ($750,000) and in the case of the Corporate Guarantor over Two million Dollars ($2,000,000), due and payable or any facility or commitment available to any of the Borrowers and the Corporate Guarantor relating to such Financial Indebtedness relating to an amount over (in the case of any Borrower) Seven hundred fifty thousand Dollars ($750,000) and in the case of the Corporate Guarantor Two million Dollars ($2,000,000) is withdrawn, suspended or cancelled by reason of any default (however described) of the person concerned unless the Borrowers or the Corporate Guarantor (as the case may be) shall have satisfied the Lender that such withdrawal, suspension or cancellation will not affect or prejudice in any way that Borrower’s or the Corporate Guarantor’s (as the case may be) ability to pay its debts as they fall due, or any guarantee given by the Borrowers or the Corporate Guarantor in respect of Financial Indebtedness relating to an amount over (in the case of any Borrower) Seven hundred fifty thousand Dollars ($750,000) and in the case of the Corporate Guarantor Two million Dollars ($2,000,000) is not honoured when due and called upon; or

(f)	Legal process: any judgment or order made or commenced in good faith by a person against any of the Borrowers and the Corporate Guarantor, relating to an amount over (in the case of any Borrower) Seven hundred fifty thousand Dollars ($750,000) and in the case of the Corporate Guarantor over Two million Dollars ($2,000,000), is not stayed or complied with within sixty (60) days or a good faith creditor attaches or takes possession of, or a distress, execution, sequestration or other bonafide process is levied or enforced upon or sued out against, any of the undertakings, assets, rights or revenues of any of the Borrowers and the Corporate Guarantor and is not discharged, or bail is lodged in respect thereof, within sixty (60) days; or

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(g)	Insolvency: any Security Party becomes insolvent or stops or suspends making payments (whether of principal or interest) with respect to all or any class of its debts or announces an intention to do so; or

(h)	Reduction or loss of capital: a meeting is convened by any of the Borrowers for the purpose of passing any resolution to purchase, reduce or redeem any of its share capital; or

(i)	Winding up: any petition is presented or other step is taken for the purpose of winding up any of the Borrowers and the Corporate Guarantor or an order is made or resolution passed for the winding up of any Security Party or a notice is issued convening a meeting for the purpose of passing any such resolution; or

(j)	Administration: any bonafide petition is presented or other step is taken for the purpose of the appointment of an administrator of any corporate Security Party or an administration order is made in relation to any corporate Security Party; or

(k)	Appointment of receivers and managers: any administrative or other receiver is appointed of any Security Party or any material, in the opinion of the Lender, part of its assets and/or undertaking or any other steps are taken to enforce any Security Interest over all or any material, in the opinion of the Lender, part of the assets of any such Security Party; or

(l)	Compositions: any steps are taken, or negotiations commenced, by any corporate Security Party or by any of its creditors with a view to the general readjustment or rescheduling of all or a material, in the opinion of the Lender, part of its indebtedness or to proposing any kind of composition, compromise or arrangement involving such company and any of its creditors provided, however, that if the Borrowers are able to provide such evidence as is satisfactory in all respects to the Lender that such rescheduling will not relate to any payment default or anticipated default the same shall not constitute an Event of Default; or

(m)	Analogous proceedings: there occurs, in relation to any Security Party, in any country or territory in which any of them carries on business or to the jurisdiction of whose courts any part of their assets is subject, any event which, in that country or territory corresponds with, or have an effect equivalent or similar to, any of those mentioned in Clauses 9.1(g) (Insolvency) to (l) (Compositions) (inclusive) or any of the Borrowers and the Corporate Guarantor otherwise becomes subject, in any such country or territory, to the operation of any law relating to insolvency, bankruptcy or liquidation; or

(n)	Cessation of business: any corporate Security Party suspends or ceases to carry on its business; or

(o)	Seizure: all or a material part of the undertaking, assets, rights or revenues of, or shares or other ownership interests in, any Security Party are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any government or

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(p)	Consents: any consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by any Security Party to authorise or otherwise in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of this Agreement and/or any of the other Security Documents or the performance by the Security Parties of their respective obligations under this Agreement and/or any of the other Finance Documents is modified in a manner unacceptable to the Lender or is not granted or is revoked or terminated or expires and is not renewed or otherwise ceases to be in full force and effect; or

(q)	Invalidity: any of the Finance Documents shall at any time and for any reason become invalid or unenforceable or otherwise cease to remain in full force and effect ,or if the validity or enforceability of any of the Finance Documents shall at any time and for any reason be contested by any Security Party which is a party thereto, or if any such Security Party shall deny that it has any, or any further, liability thereunder; or

(r)	Unlawfulness: it becomes impossible or unlawful at any time for any Security Party, to fulfil any of the covenants and obligations expressed to be assumed by it in any of the Finance Documents or for the Lender to exercise the rights or any of them vested in it under any of the Finance Documents or otherwise; or

(s)	Repudiation: any Security Party repudiates any of the Finance Documents or does or causes or permits to be done any act or thing evidencing an intention to repudiate any of the Finance Documents; or

(t)	Security Interests enforceable: any Security Interest (other than Permitted Security Interest) in respect of any of the property (or in a material, in the opinion of the Lender, part thereof) which is the subject of any of the Finance Documents becomes enforceable; or

(u)	Arrest: any Vessel is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim or otherwise taken from the possession of the Borrowers (otherwise than due to an event falling within the definition of Total Loss) and the Borrowers shall fail to procure the release of that Vessel within a period of sixty (60) days thereafter; or

(v)	Registration: the registration of any Vessel under the laws and flag of the relevant Flag State is cancelled or terminated without the prior written consent of the Lender; if that Vessel is only provisionally registered on the relevant Delivery Date and is not permanently registered under the laws and flag of the relevant Flag State at least thirty (30) days prior to the deadline for completing such permanent registration; or

(w)	Unrest: the Flag State of any Vessel becomes involved in hostilities or civil war or there is a seizure of power in that Flag State by unconstitutional means if, in any such case, (a) such event would in the opinion of the Lender be expected to have a Material Adverse Effect on the security constituted by any of the Finance Documents and (b) the relevant Borrower has failed within thirty (30) days from receiving notice from the Lender to this effect (which notice shall have been sent following consultation with the Borrowers) to (i) delete that Vessel from its Flag State and (ii) re-register that Vessel under another Flag State approved by the Lender in its sole discretion through a relevant Registry, in each case, at the Borrowers’ cost and expense; or

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(x)	Approved Manager: there occurs, in relation to an Approved Manager any of the events mentioned in Clauses 9.1(g) (Insolvency) to (n) (Cessation of business) (inclusive) and the relevant Borrower fails to appoint a new Approved Manager of its Vessel acceptable to the Lender within ten (10) days of becoming aware of the occurrence of such event.

(y)	Environment: any of the Borrowers or any Approved Manager fails to comply with any Environmental Law or any Environmental Approval or any Vessel is involved in any incident which gives rise or which may give rise to any Environmental Claim, if in any such case, such non-compliance or incident or the consequences thereof would (in the reasonable opinion of the Lender) have a Material Adverse Effect; or

(z)	P&I: any of the Borrowers or any Approved Manager fails or omits to comply with any requirements of the protection and indemnity association or other insurer with which the relevant Vessel is entered for insurance or insured against protection and indemnity risks (including oil pollution risks) to the effect that any cover in relation to that Vessel (including without limitation, liability for Environmental Claims arising in jurisdictions where that Vessel operates or trades) is or may be liable to cancellation, qualification or exclusion at any time; or

(aa)	Shareholding-Change of control: there is a breach of sub-Clause 8.2(s) (No change of control) without the prior written consent of the Lender; or

(bb)	Change of Management: any Vessel ceases to be managed by an Approved Commercial Manager or, as the case may be, an Approved Technical Manager (for any reason other than the reason of a Total Loss or sale of that Vessel) without the approval of the Lender, which shall not be unreasonably withheld, and the Borrowers fail to appoint another Approved Commercial Manager or, as the case may be, another Approved Technical Manager prior to the termination of the mandate with the previous relevant Approved Manager; or

(cc)	Deviation of Earnings: any Earnings of a Vessel are not paid to the relevant Operating Account for any reason whatsoever (other than with the Lender’s prior written consent); or

(dd)	ISM Code and ISPS Code: (without prejudice to the generality of Clause 9.1(c) (Breach of other obligations)) for any reason whatsoever the provisions of Clause 8.3(s) (Compliance with ISM Code) and Clause 8.3(t) (Compliance with ISPS Code) are not complied with and the relevant Vessel ceases to comply with the ISM Code or, as the case may be, the ISPS Code; or

(ee)	Operating Accounts: any moneys are withdrawn from the Operating Accounts (or any of them) other than in accordance with Clauses 8.4(b) (Earnings) and 13 (Operating Accounts); or

(ff)	Sanctions: (without prejudice to the generality of sub-Clause 9.1(c)) for any reason whatsoever the provisions of Clause 8.6 (Sanctions) and Clause 8.7 (Compliance with laws etc.) are not complied with; or

(gg)	Material Adverse Change: there occurs, in the reasonable opinion of the Lender, a Material Adverse Change in the financial condition of any of the Borrowers and the Corporate Guarantor, as described by the Borrowers or the Corporate Guarantor to the Lender in the negotiation of this Agreement, which materially impairs the ability of the Borrowers and the Corporate Guarantor (or any of them) to perform their respective obligations under this Agreement and the Finance Documents to which is or is to be a party.

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(hh)	Finance Documents: any other event of default (as howsoever described or defined therein) occurs under the Finance Documents (or any of them).

9.2	Consequences of Default – Acceleration

The Lender may without prejudice to any other rights of the Lender (which will continue to be in force concurrently with the following), at any time after the happening of an Event of Default which is continuing:

(a)	by notice to the Borrowers declare that the obligation of the Lender to make the Commitment (or any part thereof) available shall be terminated, whereupon the Commitment shall be reduced to zero forthwith; and/or

(b)	by notice to the Borrowers declare that the Loan and all interest accrued and all other sums payable under the Finance Documents have become due and payable, whereupon the same shall, immediately or in accordance with the terms of such notice, become due and payable without any further diligence, presentment, demand of payment, protest or notice or any other procedure from the Lender which are expressly waived by the Borrowers; and/or

(c)	put into force and exercise all or any of the rights, powers and remedies possessed by the Lender under this Agreement and/or under any other Finance Document and/or as mortgagee of each Vessel, mortgagee, chargee or assignee or as the beneficiary of any other property right or any other security (as the case may be) of the assets charged or assigned to it under the Finance Documents or otherwise (whether at law, by virtue of any of the Finance Documents or otherwise);

9.3	Multiple notices; action without notice

The Lender may serve notices under sub-Clauses (a) and (b) of Clause 9.2 (Consequences of Default – Acceleration) simultaneously or on different dates and it may take any action referred to in that Clause if no such notice is served or simultaneously with or at any time after service of both or either of such notices, it being understood and agreed that the non-service of a notice in respect of an Event of Default hereunder, or under any of the Finance Documents (whether known to the Lender or not), shall not be construed to mean that the Event of Default shall cease to exist and bring about its lawful consequences.

9.4	Demand basis

If, pursuant to Clause 9.2(b), the Lender declares the Loan to be due and payable on demand, the Lender may by written notice to the Borrowers (a) call for repayment of the Loan on such date as may be specified whereupon the Loan shall become due and payable on the date so specified together with all interest accrued and all other sums payable under this Agreement or (b) withdraw such declaration with effect from the date specified in such notice.

9.5	Proof of Default

It is agreed that (i) the non-payment of any sum of money in time will be proved conclusively by mere passage of time and (ii) the occurrence of this (non-payment) shall be proved conclusively by a mere written statement of the Lender (save for manifest error).

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9.6	Exclusion of Lender’s liability

Neither the Lender nor any receiver or manager appointed by the Lender, shall have any liability to the Borrowers or a Security Party:

(a)	for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)	as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset, except that this does not exempt the Lender or a receiver or manager from liability for losses shown to have been caused by the wilful misconduct of the Lender’s own officers and employees or (as the case may be) such receiver’s or manager’s own partners or employees.

10.	INDEMNITIES - EXPENSES – FEES

10.1	Miscellaneous indemnities

The Borrowers shall on demand (and it is hereby expressly undertaken by the Borrowers to) indemnify the Lender, without prejudice to any of the other rights of the Lender under any of the Finance Documents, against any loss (including in the cases only referred to in sub clauses (a) and (b) of this Clause, loss of the Applicable Margin and in every case, any Break Costs) or expense which the Lender shall certify as sustained or incurred as a consequence of:

(a)	any default in payment by any of the Security Parties of any sum under any of the Finance Documents when due;

(b)	the occurrence of any Event of Default which is continuing;

(c)	any prepayment of the Loan or part thereof being made under Clause 4.2 (Voluntary Prepayment), Clause 4.3 (Mandatory Prepayment in case of Total Loss or sale of a Vessel), Clause 8.5(a) (Security shortfall-Additional Security), Clause 12.1 (Unlawfulness) or Clause 12.4 (Option to prepay) or any other repayment of the Loan or part thereof being made otherwise than on an Interest Payment Date relating to the part of the Loan prepaid or repaid; or

(d)	the Commitment or the relevant part thereof not being advanced for any reason (excluding any default by the Lender and any reason specified in Clauses 3.6 (Market disruption), 4.3(a) (Total Loss of a Mortgaged Vessel) or 12.1 (Unlawfulness) after the relevant Drawdown Notice has been given, including, in any such case, but not limited to, any loss or expense sustained or incurred in maintaining or funding the Loan or any part thereof or in liquidating or re-employing deposits from third parties acquired to effect or maintain the Loan or any part thereof.

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10.2	Additional indemnities

The Borrowers shall fully indemnify the Lender on its demand, without prejudice to any of its other rights under any of the Finance Documents, in respect of all claims, liabilities, losses or other Expenses which may be made or brought against or sustained or incurred by the Lender, in any country, as a result of or in connection with:

(a)	any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Lender or by any receiver appointed under a Finance Document;

(b)	investigating any event which the Lender believes constitutes an Event of Default; or

(c)	acting or relying on any notice, request or instruction which the Lender believes to be genuine, correct and appropriately authorised,

other than claims, liabilities, losses or other Expenses, which are shown to have been directly and mainly caused by the willful misconduct of the officers or employees of the Lender.

Without prejudice to its generality, this Clause 10.1 covers any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code, any Environmental Law and any Sanctions.

10.3	Expenses

The Borrowers shall (and it is hereby expressly undertaken by the Borrowers to) pay to the Lender on demand:

(a)	Initial and Amendment expenses: all documented expenses (including reasonable legal, printing and out-of-pocket expenses) incurred by the Lender in connection with the negotiation, preparation and execution of this Agreement and the other Finance Documents and of any amendment or extension of or the granting of any waiver or consent under this Agreement and/or any of the Finance Documents and/or in connection with any proposal by the Borrowers to constitute additional security pursuant to Clause 8.5(a) (Security shortfall - Additional Security), whether any such security shall in fact be constituted or not;

(b)	Enforcement expenses: all expenses (including reasonable legal and out-of-pocket expenses) incurred by the Lender in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under, this Agreement and/or any of the other Finance Documents, or otherwise in respect of the moneys owing under this Agreement and/or any of the other Finance Documents or the contemplation or preparation of the above, whether they have been effected or not;

(c)	Legal costs: the documented legal costs of the Lender’s appointed lawyers, in respect of the preparation of this Agreement and the other Finance Documents as well as the documented legal costs of the foreign lawyers (if these are available) in respect of the registration of the Finance Documents or any search or opinion given to the Lender in respect of the Security Parties or the Vessels or the Finance Documents. The said legal costs shall be due and payable on the relevant Drawdown Date; and

(d)	Other expenses: any and all other Expenses incurred by the Lender.

10.4	Value Added Tax

All fees and expenses payable pursuant to this Clause 10 shall be paid together with value added tax or any similar tax (if any) properly chargeable thereon. Any value added tax chargeable in respect of any services supplied by the Lender under this Agreement shall, on delivery of the value added tax invoice, be paid in addition to any sum agreed to be paid hereunder.

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10.5	Stamp duty etc.

The Borrowers shall pay any and all stamp, registration and similar taxes or charges (including those payable by the Lender) imposed by governmental authorities in relation to this Agreement and any of the other Finance Documents, and shall indemnify the Lender against any and all liabilities with respect to, or resulting from delay or omission on the part of the Borrowers to pay such stamp taxes or charges.

10.6	Environmental Indemnity

The Borrowers shall indemnify the Lender on demand and hold the Lender harmless from and against all costs, expenses, payments, charges, losses, demands, liabilities, actions, proceedings (whether civil or criminal) penalties, fines, damages, judgements, orders, sanctions or other outgoings of whatever nature which may be suffered, incurred or paid by, or made or asserted against the Lender at any time, whether before or after the repayment in full of principal and interest under this Agreement, relating to, or arising directly or indirectly in any manner or for any cause or reason out of an Environmental Claim made or asserted against the Lender if such Environmental Claim would not have been, or been capable of being, made or asserted against the Lender if it had not entered into any of the Finance Documents and/or exercised any of its rights, powers and discretions thereby conferred and/or performed any of its obligations thereunder and/or been involved in any of the transactions contemplated by the Finance Documents.

10.7	Currency Indemnity

If any sum due from the Borrowers under any of the Finance Documents or any order or judgement given or made in relation hereto has to be converted from the currency (the “first currency”) in which the same is payable under the relevant Finance Document or under such order or judgement into another currency (the “second currency”) for the purpose of (i) making or filing a claim or proof against the Borrowers or any other Security Party, as the case may be or (ii) obtaining an order or judgement in any court or other tribunal or (iii) enforcing any order or judgement given or made in relation to any of the Finance Documents, the Borrowers shall (and it is hereby expressly undertaken by the Borrowers to) indemnify and hold harmless the Lender from and against any loss suffered as a result of any difference between (a) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (b) the rate or rates of exchange at which the Lender may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgement, claim or proof. The term “rate of exchange” includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

10.8	Central Bank or European Central Bank reserve requirements indemnity

The Borrowers shall on demand promptly indemnify the Lender against any cost incurred or loss suffered by the Lender as a result of its complying with the minimum reserve requirements of the European Central Bank and/or with respect to maintaining required reserves with the relevant national Central Bank to the extent that such compliance relates to the Commitment or deposits obtained by it to fund the whole or part of the Loan and to the extent such cost or loss is not recoverable by such Lender under Clause 12.2 (Increased cost).

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10.9	Maintenance of the Indemnities

The indemnities contained in this Clause 10 shall apply irrespective of any indulgence granted to the Borrowers or any other party from time to time and shall continue to be in full force and effect notwithstanding any payment in favour of the Lender and any sum due from the Borrowers under this Clause 10 will be due as a separate debt and shall not be affected by judgement being obtained for any other sums due under any one or more of this Agreement, the other Finance Documents and any other documents executed pursuant hereto or thereto.

10.10	MII and MAPI costs

The Borrowers shall reimburse the Lender on demand for any and all costs incurred by the Lender (as conclusively certified by the Lender) in effecting and keeping effected (a) a Mortgagee’s Interest Insurance (herein “MII”) and (b) if requested by the Lender but always when any of the Vessels is a tanker, a Mortgagee’s Interest Additional Perils (Pollution) Insurance policy for such Vessel (herein “MAPI”), each of which the Lender may at any time effect for an aggregate (in respect of both Vessels) amount equal to 110% of the Loan and on such terms and with such insurers as shall from time to time be determined by the Lender, provided, however, that the Lender shall in its absolute discretion appoint and instruct in respect of any such MII and MAPI policy the insurance brokers in respect of such Insurance and provided, further, that in the event that the Lender effects any such Insurance on the basis of any mortgagee’s open cover, the Borrowers shall pay on demand to the Lender its proportion of premium due in respect of the Vessels for which such insurance cover has been effected by the Lender, and any certificate of the Lender in respect of any such premium due by the Borrowers shall (save for manifest error) be conclusive and binding upon the Borrowers.

10.11	Communications Indemnity

It is hereby agreed in connection with communications that:

(a)	Express authority is hereby given by the Borrowers to the Lender to accept all tested or untested communications given by facsimile, or electronic mail or otherwise, regarding any or all of the notices (as defined in Clause 16.7 (Meaning of “notice”), requests, instructions or other communications under this Agreement, subject to any restrictions imposed by the Lender relating to such communications including, without limitation (if so required by the Lender), the obligation to confirm such communications by letter.

(b)	The Borrowers shall recognise any and all of the said notices, requests, instructions or other communications as legal, valid and binding, when these notices, requests, instructions or communications come from the fax number or electronic address mentioned in Clause 16.1 (Notices) or any other fax or electronic address usually used by it or the Approved Commercial Manager and are duly signed or in case of emails are duly sent by the person appearing to be sending such notice, request, instruction or other communication.

(c)	The Borrowers hereby assumes full responsibility for the execution of the said notices, requests, instructions or communications and promise and recognises that the Lender shall not be held responsible for any loss, liability or expense that may result from such notices, requests, instructions or other communications save in case of Lender’s wilful misconduct. It is hereby undertaken by the Borrowers to indemnify in full the Lender from and against all actions, proceedings, damages, costs, claims, demands, expenses and any and all direct and/or indirect losses which the Lender may suffer, incur or sustain by reason of the Lender following such notices, requests, instructions or communications.

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(d)	With regard to notices (as defined in Clause 16.7 (Meaning of “notice”) issued by electronic and/or mechanical processes (e.g. by facsimile or electronic mail) the following are applicable:

(i)	Each of the Borrowers hereby acknowledges and accepts the risks associated with the use of unsecured electronic mail communication including, without limitation, risk of delay, loss of data, confidentiality breach, forgery, falsification and malicious software. The Lender shall not be liable in any way for any loss or damage or any other disadvantage suffered by the Borrowers resulting from such unsecured electronic mail communication.

(ii)	If the Borrowers or any other Security Party wishes to cease all electronic communication, it shall give written notice to the Lender accordingly after receipt of which notice the Parties shall cease all electronic communication.

(iii)	For as long as electronic communication is an accepted form of communication, the Parties shall:

a)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

b)	notify each other of any change to their respective addresses or any other such information supplied to them; and

c)	any electronic communication made by and/or between the Lender and the Security Parties or any of them will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Lender only if it is addressed in such a manner as the Lender shall specify for this purpose and

d)	any electronic communication which becomes effective, in accordance with paragraph (c) above, after 5.00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following Business Day.

(e)	The Lender and the Borrowers further agrees that information may be sent via email to (or from) third parties involved in the provision of services. In particular, each Borrowers is aware that:

(i)	the unencrypted information is transported over an open, publicly accessible network and can, in principle, be viewed by others, thereby allowing conclusions to be drawn about a banking relationship;

(ii)	the information can be changed and manipulated by a third party;

(iii)	the sender’s identity (sender of the e-mail) can be assumed or otherwise manipulated;

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(iv)	the exchange of information can be delayed or disrupted due to transmission errors, technical faults, disruptions, malfunctions, illegal interventions, network overload, the malicious blocking of electronic access by third parties, or other shortcomings on the part of the network provider. In certain situations, time-critical orders and instructions might not be processed on time;

(v)	the Lender assumes no liability for any loss incurred as a result of manipulation of the e-mail address or content nor is it liable for any loss incurred by the Borrowers (or any of them) and any other Security Party due to interruptions and delays in transmission caused by technical problems.

(f)	The Lender is entitled to assume that all the orders and instructions, and communications in general, received from the Borrowers or the Approved Commercial Manager are from an authorized individual, irrespective of the existing signatory rights in accordance with the commercial register (or any other applicable equivalent document).

(g)	In case electronic communication is sent to recipients with the domain <@pyxistankers.com >, the parties shall without undue delay inform each other if there are changes to the said domain or if electronic communication shall thereafter be sent to individual electronic mail addresses.

(i)	The risks of misunderstandings and errors resulting from notices (as defined in Clause 16.7 (Meaning of “notice”) being given as mentioned above, are for the Borrowers and the Lender will be indemnified in full pursuant to this Clause save in case of Lender’s wilful misconduct.

(j)	The Lender shall have the right to ask the Borrowers to furnish any information the Lender may require to establish the authority of any person purporting to act on behalf of the Borrowers for these notices but it is expressly agreed that there is no obligation for the Lender to do so. The Lender shall be fully protected in, and the Lender shall incur no liability to the Borrowers for acting upon the said notices which were believed by the Lender in good faith to have been given by the Borrowers or by any of its authorised representative(s).

(k)	It is undertaken by each of the Borrowers to use its best endeavours to safeguard the function and the security of the electronic and mechanical appliance(s) such as fax(es) electronic mail(s) etc., as well as the code word list, if any, and to take adequate precautions to protect such code word list from loss and to prevent its terms becoming known to any persons not directly concerned with its use. The Borrowers shall hold the Lender harmless and indemnified from all claims, losses, damages and expenses which the Lender may incur by reason of the failure of the Borrowers (or any of them) to comply with the obligations under this Clause.

10.12	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment.

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10.13	FATCA status

(a)	The Lender hereby confirms to the Borrowers that it is a FATCA Exempt Party. If, after the date of this Agreement the Lender becomes aware that it has ceased to be a FATCA Exempt Party, it will notify the Borrowers promptly.

(b)	Subject to Clause 10.13(c) below, each party shall, within ten Business Days of a reasonable request by another party:

(i)	confirm to that other party whether it is:

(aa)	a FATCA Exempt Party; or

(bb)	not a FATCA Exempt Party; and

(ii)	supply to that other party such forms, documentation and other information relating to its status under FATCA (including its applicable passthru percentage or other information required under the Treasury Regulations or other official guidance including intergovernmental agreements) as that other party reasonably requests for the purposes of that other party’s compliance with FATCA.

(c)	If a party confirms to another party pursuant to Clause 10.13(a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that party shall notify that other party reasonably promptly.

(d)	Clause 10.13(a)(i) above shall not oblige the Lender to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any policy of the Lender;

(iii)	any fiduciary duty; or

(iv)	any duty of confidentiality.

(e)	If a party fails to confirm its status or to supply forms, documentation or other information requested in accordance with Clause 10.13(a) above (including, for the avoidance of doubt, where Clause 10.13(c) above applies), then:

(i)	if that party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party; and

(ii)	if that party failed to confirm its applicable passthru percentage then such party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable passthru percentage is 100%, until (in each case) such time as the party in question provides the requested confirmation, forms, documentation or other information.

10.14	Fees

(a)	Arrangement fee: The Borrowers shall pay to the Lender an arrangement fee (the “Arrangement Fee”) in an amount equal to zero point five zero per cent. (0.50%) of the amount of each Advance actually drawn down, payable on the relevant Drawdown Date.

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(b)	Commitment Fee: The Borrowers shall pay to the Lender quarterly in arrears during the period from (and including) the date of this Agreement to the earlier of (i) the last day of the Availability Period, (ii) the Drawdown Date of the Advance last to be drawn and (iii) the date on which the Lender receives the Borrowers’ written notification that they cancel an undrawn part of the Commitment, a commitment fee at the rate of zero point three zero per cent. (0.30%) per annum (the “Commitment Fee”) on the undrawn and uncancelled amount of the Commitment, with the first such payment falling due within three (3) months from the date hereof.

(c)	Non-refundable: The Commitment Fee shall be payable by the Borrowers to the Lender whether or not any part of the Commitment is ever advanced (irrespective of utilisation/cancellation in part or in whole of the Commitment), MOA cancellation or non-Delivery of a Vessel and shall be non-refundable.

11.	SECURITY, APPLICATION, SET-OFF

11.1	Securities

As security for the due and punctual repayment of the Loan and payment of interest thereon as provided in this Agreement and of all other Outstanding Indebtedness, the Borrowers shall ensure and procure that the Security Documents are duly executed and, where required, registered in favour of the Lender in form and substance satisfactory to the Lender at the time specified herein or otherwise as required by the Lender and ensure that such security consists, on each Drawdown Date, of the relevant Security Documents as provided in Clause 7 (Conditions precedent).

11.2	Maintenance of Securities

It is hereby undertaken by the Borrowers that the Finance Documents shall both at the date of execution and delivery thereof and so long as any moneys are owing and/or due under this Agreement and/or under the other Finance Documents be valid and binding obligations of the respective Security Parties thereto and rights of the Lender enforceable in accordance with their respective terms and that they will, at the expense of the Borrowers, execute, sign, perfect and do any and every such further assurance, document, act, omission or thing as in the opinion of the Lender may be necessary or desirable for perfecting the security contemplated or constituted by the Finance Documents.

11.3	Application of receipts

(a)	Order of application: Except as any Finance Document may otherwise provide, any sums which are received or recovered by the Lender under or pursuant to or by virtue of any of the Finance Documents and expressed to be applicable in accordance with this Clause 11.3 shall be applied by the Lender in the following manner:

(i)	FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents in the following order and proportions:

a)	Firstly, in or towards satisfaction of all amounts then due and payable to the Lender under the Finance Documents (including, but without limitation, all amounts payable by the Borrowers under Clauses 11 (Indemnities- Expenses-Fees), 5.1 (Payments – No set-off or counterclaims) or 5.3 (Gross Up) of this Agreement or by the Borrowers or any other Security Party under any corresponding or similar provision in any other Finance Document);

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b)	Secondly, in or towards payment of any default interest then due and payable to the Lender;

c)	Thirdly, in or towards payment of any arrears of interest (other than default interest) due and payable in respect of the Loan or any part thereof payable to the Lender under the Finance Documents; and

d)	Fourthly, in or towards satisfaction of the Loan then due and payable; and

(ii)	SECOND: the surplus (if any), after the full and complete payment of the Outstanding Indebtedness, shall be paid to the Borrowers or to any other person entitled to it.

(b)	Notice of variation of order of application: The Lender may, by notice to the Borrowers and the Security Parties, provide, at its sole discretion, for a different order of application from that set out in Clause 11.3(a) (Order of application) either as regards a specified sum or sums or as regards sums in a specified category or categories, without affecting the obligations of the Borrowers to the Lender.

(c)	Effect of variation notice: The Lender may give notices under Clause 11.3(b) (Notice of variation of order of application) from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.

(d)	Insufficient balance: For the avoidance of doubt, in the event that such balance is insufficient to pay in full the whole of the Outstanding Indebtedness, the Lender shall be entitled to collect the shortfall from the Borrowers or any other person liable therefor.

(e)	Appropriation rights overridden: This Clause 11.3 and any notice which the Lender gives under Clause 11.3(b) (Notice of variation of order of application) shall override any right of appropriation possessed, and any appropriation made, by the Borrowers or any other Security Party.

11.4	Set off

(a)	Application of credit balances: Express authority is hereby given by each of the Borrowers to the Lender without prejudice to any of the rights of the Lender at law, contractually or otherwise, at any time after an Event of Default has occurred and is continuing, and without prior notice to the Borrowers:

(i)	to apply any credit balance standing upon any account of that Borrower with any branch of the Lender (including, without limitation, its Operating Account and in whatever currency in or towards satisfaction of any sum due to the Lender from that Borrower under this Agreement, the relevant General Assignment and/or any of the other Finance Documents;

(ii)	in the name of that Borrower and/or the Lender to do all such acts and execute all such documents as may be necessary or expedient to effect such application; and

(iii)	to combine and/or consolidate all or any accounts in the name of that Borrower with the Lender; and

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for that purpose:

a)	to break, or alter the maturity of, all or any part of a deposit of that Borrower;

b)	to convert or translate all or any part of a deposit or other credit balance into Dollars; and

c)	to enter into any other transaction or make any entry with regard to the credit balance which the Lender considers appropriate.

(b)	Existing rights unaffected: The Lender shall not be obliged to exercise any right given by this Clause; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which the Lender is entitled (whether under the general law or any document). For all or any of the above purposes authority is hereby given to the Lender to purchase with the moneys standing to the credit of any such account or accounts such other currencies as may be necessary to effect such application. The Lender shall notify the Borrowers forthwith upon the exercise of any right of set-off giving full details in relation thereto.

12.	UNLAWFULNESS, INCREASED COST, BAIL-IN

12.1	Unlawfulness

If any change in, or introduction of, any law, regulation or regulatory requirement or any request of any central bank, monetary, regulatory or other authority or any order of any court renders it unlawful or contrary to any Sanctions or contrary to any such regulation, requirement, request or order for the Lender to advance the Commitment or the relevant part thereof (as the case may be) or to maintain or fund the Loan, notice shall be given promptly by the Lender to the Borrowers whereupon the Commitment shall be reduced to zero and the Borrowers shall be obliged to prepay the Loan either (i) forthwith or (ii) on a future specified date not being earlier than the latest date permitted by the relevant law or regulation, together with accrued interest thereon to the date of prepayment and all other sums payable by the Borrowers under this Agreement.

12.2	Increased Cost

If the result of any change in, or in the interpretation, implementation or application of, or the introduction of, any law or any regulation (whether or not having the force of law, but, if not having the force of law, with which the Lender or, as the case may be, its holding company habitually complies), including (without limitation) those relating to Taxation, capital adequacy, liquidity, reserve assets, cash ratio deposits and special deposits or other banking or monetary controls or requirements which affect the manner in which the Lender allocates capital resources to its obligations hereunder (including, without limitation, those resulting from the implementation or application of or compliance with the Basel II Accord or the Basel III Accord or any Basel II Regulation or the Basel III Accord or any Basel III Regulation or any subsequent accord, approach or regulation thereto) (collectively, “Capital Adequacy Law”) or compliance by the Lender with any such Capital Adequacy Law or , is to:

(a)	increase the cost to, or impose an additional cost on, the Lender or its holding company in making or keeping the Commitment available or maintaining or funding all or part of the Loan; and/or

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(b)	subject the Lender to Taxes or change the basis of Taxation of the Lender with respect to any payment under any of the Finance Documents (other than Taxes or Taxation on the overall net income, profits or gains of the Lender imposed in the jurisdiction in which its principal or lending office under this Agreement is located); and/or

(c)	reduce the amount payable or the effective return to the Lender under any of the Finance Documents; and/or

(d)	reduce the Lender’s or its holding company rate of return on its overall capital by reason of a change in the manner in which it is required to allocate capital resources to the Lender’s obligations under any of the Finance Document; and/or

(e)	require the Lender or its holding company to make a payment or forgo a return on or calculated by references to any amount received or receivable by it under any of the Finance Documents is required; and/or

(f)	require the Lender or its holding company to incur or sustain a loss (including a loss of future potential profits) by reason of being obliged to deduct all or part of the Commitment or the Loan from its capital for regulatory purposes, then and in each case (subject to Clause 12.5 (Exception):

(i)	the Lender shall notify the Borrowers in writing of such event promptly upon its becoming aware of the same; and

(ii)	the Borrowers shall on demand pay to the Lender the amount which the Lender specifies (in a certificate and supporting documents setting forth and evidencing the basis of the computation of such amount but not including any matters which the Lender or its holding company regards as confidential) is required to compensate the Lender and/or (as the case may be) its holding company for such liability to Taxes, cost, reduction, payment, foregone return or loss whatsoever.

For the purposes of this Clause 12 “holding company” means the company or entity (if any) within the consolidated supervision of which the Lender is included.

12.3	Claim for increased cost

The Lender will promptly notify the Borrowers in writing of any intention to claim indemnification pursuant to Clause 12.2 (Increased Cost) and such notification will be a conclusive and full evidence binding on the Borrowers as to the amount of any increased cost or reduction and the method of calculating the same and the Borrowers shall be allowed to rebut such evidence by any means of evidence save for witness. A claim under Clause 12.2 (Increased Cost) may be made at any time and must be discharged by the Borrowers within fifteen (15) days of demand. It shall not be a defence to a claim by the Lender under this Clause 12.3 that any increased cost or reduction could have been avoided by the Lender. Any amount due from the Borrowers under Clause 12.2 (Increased Cost) shall be due as a separate debt and shall not be affected by judgement being obtained for any other sums due under or in respect of this Agreement.

12.4	Option to prepay

If any additional amounts are required to be paid by the Borrowers to the Lender by virtue of Clause 12.2 (Increased Cost), the Borrowers shall be entitled, on giving the Lender not less than ten (10) days prior notice in writing, to prepay (without premium or penalty) the Loan and accrued interest thereon, together with all other Outstanding Indebtedness, on the next Repayment Date. Any such notice, once given, shall be irrevocable.

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12.5	Exception

Nothing in Clause 12.2 (Increased Cost) shall entitle the Lender to receive any amount in respect of compensation for any such liability to Taxes, increased or additional cost, reduction, payment, foregone return or loss to the extent that the same is subject of an additional payment under Clause 5.3 (Gross Up).

12.6	Contractual recognition of bail-in

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

13.	OPERATING ACCOUNTS

13.1	General

Each of the Borrowers undertakes with the Lender that it will:

(a)	on or before the first Drawdown Date, open its Operating Account; and

(b)	procure that all moneys payable to that Borrower in respect of the Earnings of its Vessel shall, unless and until the Lender directs to the contrary pursuant to the relevant General Assignment, be paid to its Operating Account, free from Security Interests and rights of set off other than those created by or under the Finance Documents and, shall be held there on trust for the Lender and shall be applied as provided in Clause 13.2 (Application of Earnings).

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13.2	Application of Earnings

(a)	Subject to the terms and conditions of the Accounts Pledge Agreement no monies shall be withdrawn from the Operating Accounts (or any of them) save as hereinafter provided. Subject to no Event of Default having occurred and being continuing, all monies paid to the Operating Accounts (whether being Earnings or not) after discharging the costs (if any) incurred by the Lender, in collecting such monies, shall be applied as follows:

(i)	First: in payment of any arrears of interest and principal of the Loan due and payable hereunder and any and all other sums whatsoever which from time to time become due and payable to the Lender hereunder (such sums to be paid in such order as the Lender may in its sole discretion elect);

provided, however, that the Lender shall be entitled to withdraw the required amounts from the Operating Accounts or any time deposit substitute account under the same or different designation by breaking such time deposit in order to effect payment of any amount due under “First” above;

(ii)	Second: in payment of the Operating Expenses; and

(iii)	Third: any credit balance shall be, subject to the provisions of this Agreement and the Accounts Pledge Agreement, available to the Borrowers to be used for any purpose not inconsistent with the Borrowers’ other obligations under this Agreement.

13.3	Interest

Any amounts for the time being standing to the credit of an Operating Account shall bear interest at the rate from time to time offered by the Lender to its customers for Dollar deposits of similar amounts and for periods similar to those for which such amounts are likely to remain standing to the credit of that Operating Account. Such interest shall, provided that (a) the foregoing provisions of this Clause 13 shall have been complied with and (b) no Event of Default shall have occurred and is continuing, be released to the Borrowers.

13.4	Drawings from Operating Accounts

Save as provided in Clause 13.2 (Application of Earnings), neither of the Borrowers shall be entitled to draw from its Operating Account if an Event of Default has occurred and is continuing without the prior written consent of the Lender.

13.5	Authorisation

For the avoidance of doubt, the Lender shall be entitled (but not obliged) at any time, and to this respect the Lender is hereby authorised by each of the Borrowers from time to time to debit the Operating Account of that Borrower, without notice to the Borrowers, in order to discharge any amount due and payable to the Lender under the terms of this Agreement and the Security Documents or otherwise howsoever in connection with the Loan, including, without limitation, any payment of which the Lender has become entitled to demand under Clause 9.2 (Consequences of Default – Acceleration).

13.6	Obligations unaffected

Nothing herein contained shall be deemed to affect:

(a)	the liability and absolute obligation of the Borrowers to pay interest on and to repay the Loan as provided in Clauses 3 (Interest) and 4 (Repayment-Prepayment) nor shall they constitute or be construed as constituting a manner of postponement thereof; or

(b)	any other liability or obligation of the Borrowers or any other Security Party under any Finance Document.

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13.7	Relocation of Operating Accounts

Each of the Borrowers, at its own costs and expenses, undertakes with the Lender to comply with or cause to be complied with any written requirement of the Lender from time to time as to the location or re-location of its Operating Account and will from time to time enter into such documentation as the Lender may require in order to create or maintain a security interest in that Operating Account.

13.8	Application on Event of Default

Upon the occurrence of an Event of Default that is continuing or at any time thereafter (whether or not notice of default has been given to the Borrowers) when an Event of Default is continuing the Lender shall be entitled to set off and apply all sums standing to the credit of the Operating Accounts and accrued interest (if any) without prior notice to the Borrowers in the manner specified in Clause 11.3 (Application of receipts) (and express and irrevocable authority is hereby given by the Borrowers to the Lender so to set off by debiting the Operating Accounts accordingly by the same.

13.9	No Security Interests

Each of the Borrowers hereby covenant with the Lender that its Operating Account and any moneys therein shall not be charged, assigned, transferred or pledged nor shall there be granted by that Borrower or suffered to arise any third party rights over or against the whole or any part of its Operating Account other than in favour of the Lender as promised herein and in the relevant General Assignment.

13.10	Operation of Operating Accounts

Each Operating Account shall be operated by the relevant Borrower to the degree permitted by this Agreement and the General Assignment in accordance with the Lender’s usual terms and conditions (full knowledge of which each Borrower hereby acknowledges) and subject to the Lender’s usual charges levied on such accounts and/or transactions conducted on such accounts (as from time to time notified by the Lender to the Borrowers).

13.11	Release

Upon payment in full of all principal, interest and all other amounts due to the Lender under the terms of this Agreement and the other Finance Documents, any balance then standing to the credit of any of the Operating Accounts shall be released and paid to the relevant Borrower or to whomsoever else may be entitled to receive such balance.

14.	ASSIGNMENT, TRANSFER, PARTICIPATION, LENDING OFFICE

14.1	Binding Effect

This Agreement shall be binding upon and inure to the benefit of the Lender and the Borrowers and their respective successors and assigns.

14.2	No Assignment by the Borrowers and other Security Parties

Neither the Borrowers nor any other Security Parties may assign or transfer any of its rights and/or obligations under this Agreement or any of the other Finance Documents or any documents executed pursuant to this Agreement and/or the other Finance Documents.

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14.3	Assignment by the Lender

The Lender may at any time without the consent of, or consultation with, the Borrowers and the other Security Parties but with 30-days prior notice to the Borrowers, cause all or any part of its rights, benefits and/or obligations under this Agreement and the other Finance Documents to be assigned or transferred to (i) another branch, any Subsidiary or Affiliate of, or company controlled by, the Lender, (ii) a member of the European Central Bank System, a credit institution, a financial services institution, a financial institution, an insurance company, a social security fund, a pension fund, an investment company/trust or a special purpose company established for the purposes of securitization, (iii) a capital investment company, hedge fund, financial intermediary or special purpose vehicle associated to any of them or (iii) a trust corporation, fund or other person which regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets of which are managed or serviced by the Lender (in each case an “Assignee” or a “Transferee”), provided that the Assignee or Transferee, shall deliver to the Lender such undertaking as the Lender may approve, whereby it becomes bound by the terms of this Agreement and agrees to perform all or, as the case may be, part of the Lender’s obligations under this Agreement and provided, further, that the liabilities of the Borrowers and of the other Security Parties under this Agreement and any other Finance Document shall not be increased as a result of any such assignment or transfer and that in the event that the Borrowers’ and/or any other Security Party’s liabilities (actual or contingent) are increased, neither the Borrowers nor any other Security Party shall be liable for any such excess.

14.4	Participation

The Lender may at any time without the consent of, or consultation with, or notice to the Borrowers sub-participate all or any part of its rights, benefits and/or obligations under this Agreement and the other Finance Documents without the consent of, or consultation with or notice to the Borrowers and the other Security Parties, provided that the liabilities of the Borrowers and of the other Security Parties under this Agreement and any other Finance Document shall not be increased as a result of any such sub-participation and that in the event that the Borrowers’ and/or any other Security Party’s liabilities (actual or contingent) are increased, neither the Borrowers nor any other Security Party shall be liable for any such excess.

14.5	Cost

Any cost of such assignment or transfer or granting sub-participation shall be for the account of the Lender and/or the Assignee, Transferee or sub-participant unless any such assignment, transfer or sub-participation is undertaken at the request of the Borrowers, in which case any cost arising therefrom shall be for the account of the Borrowers.

14.6	Documenting assignments and transfers

If the Lender assigns, transfers or in any other manner grants participation in respect of all or any part of its rights or benefits or transfers all or any of its obligations as provided in this Clause 14.6 the Borrowers undertakes, immediately on being requested to do so by the Lender, to enter at the expense of the Lender into and procure that each Security Party enters into such documents as may be necessary or desirable to transfer to the Assignee, Transferee or participant all or the relevant part of the interest of the Lender in the Finance Documents and all relevant references in this Agreement to the Lender shall thereafter be construed as a reference to the Lender and/or Assignee, Transferee or participant of the Lender to the extent of their respective interests and, in the case of a transfer of all or part of the obligations of the Lender, the Borrowers shall thereafter look only to the Assignee, Transferee or participant in respect of that proportion of the obligations of the Lender under this Agreement assumed by such assignee, transferee or participant. Subject to the provisions of Clause 14.3 (Assignment by the Lender), the Borrowers hereby expressly consents to any subsequent transfer of the rights and obligations of the Lender and undertakes that it shall join in and execute such supplemental or substitute agreements as may be necessary to enable the Lender to assign and/or transfer and/or grant participation in respect of its rights and obligations to another branch or to one or more banks or financial institutions in a syndicate or otherwise in accordance with the terms and conditions contained in this Clause 14.. The cost of any such assignment shall be borne by the Lender and/or the relevant Assignee or Transferee.

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14.7	Disclosure of information

The Lender may disclose to a prospective assignee, substitute or transferee or to any other person who may propose entering into contractual relations with the Lender in relation to this Agreement such information about the Borrowers as the Lender shall consider appropriate if the Lender first procures that the relevant prospective assignee, substitute or transferee or other person (such person together with any prospective assignee, substitute or transferee being hereinafter described as the “Prospective Assignee”) shall undertake to the Lender to keep secret and confidential and shall not, without the consent of the Borrowers, disclose to any third party any of the information, reports or documents supplied by the Lender provided, however, that the Prospective Assignee shall be entitled to disclose such information, reports or documents in the following situations:

(a)	in relation to any proceedings arising out of this Agreement or the other Finance Documents to the extent considered necessary by the Prospective Assignee to protect its interest; or

(b)	pursuant to a court order relating to discovery or otherwise; or

(c)	pursuant to any law or regulation or to any fiscal, monetary, tax, governmental or other competent authority; or

(d)	to its auditors, legal or other professional advisers.

In addition the Prospective Assignee shall be entitled to disclose or use any such information, reports or documents if the information contained therein shall have emanated in conditions free from confidentiality, bona fide from some person other than the Lender or the Borrowers.

14.8	Changes in constitution or reorganisation of the Lender

For the avoidance of doubt and without prejudice to the provisions of Clause 14.1 (Binding Effect), this Agreement shall remain binding on the Borrowers and the other Security Parties notwithstanding any change in the constitution of the Lender or its absorption in, or amalgamation with, or the acquisition of all or part of its undertaking or assets by, any other person, or any reconstruction or reorganisation of any kind, to the intent that this Agreement shall remain valid and effective in all respects in favour of any Assignee, Transferee or other successor in title of the Lender in the same manner as if such Assignee, Transferee or other successor in title had been named in this Agreement as a party instead of, or in addition to, the Lender.

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14.9	Securitisation

The Lender may include all or any part of the Loan in a securitisation (or similar transaction) pursuant to Law 3156/2003, or any other relevant legislation introduced or enacted after the date of this Agreement, without the consent of, or consultation with, but after giving 30-days notice to the Borrowers. The Borrowers will assist the Lender as necessary to achieve a successful securitisation (or similar transaction) provided that the Borrowers shall not be required to bear any third party costs related to any such securitisation (or similar transaction) and that such securitisation (or similar transaction) shall not result in an increase of the Borrowers’ or any other Security Party’s obligations under this Agreement and the other Security Documents and need only provide any such information which any third parties may reasonably require.

14.10	Lending Office

The Lender shall lend through its office at the address specified in the preamble of this Agreement or through any other office of the Lender selected from time to time by it through which the Lender wishes to lend for the purposes of this Agreement. If the office through which the Lender is lending is changed pursuant to this Clause 14.10, the Lender shall notify the Borrowers promptly of such change and upon notification of any such transfer, the word “Lender” in this Agreement and in the other Finance Documents shall mean the Lender, acting through such branch or branches and the terms and provisions of this Agreement and of the other Finance Documents shall be construed accordingly.

15.	MISCELLANEOUS

15.1	Time of essence

Time is of the essence as regards every obligation of the Borrowers under this Agreement.

15.2	Cumulative Remedies

The rights and remedies of the Lender contained in this Agreement and the other Finance Documents are cumulative and neither exclusive of each other nor of any other rights or remedies conferred by law.

15.3	No implied waivers

No failure, delay or omission by the Lender to exercise any right, remedy or power vested in the Lender under this Agreement and/or the other Finance Documents or by law shall impair such right or power, or be construed as a waiver of, or as an acquiescence in any default by the Borrowers, nor shall any single or partial exercise by the Lender of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. In the event of the Lender on any occasion agreeing to waive any such right, remedy or power, or consenting to any departure from the strict application of the provisions of this Agreement or of any other Finance Document, such waiver shall not in any way prejudice or affect the powers conferred upon the Lender under this Agreement and the other Finance Documents or the right of the Lender thereafter to act strictly in accordance with the terms of this Agreement and the other Finance Documents. No modification or waiver by the Lender of any provision of this Agreement or of any of the other Finance Documents nor any consent by the Lender to any departure therefrom by any Security Party shall be effective unless the same shall be in writing and then shall only be effective in the specific case and for the specific purpose for which given. No notice to or demand on any such party in any such case shall entitle such party to any other or further notice or demand in similar or other circumstances.

15.4	Recourse to other security

The Lender shall not be obliged to make any claim or demand or to resort to any Finance Document or other means of payment now or hereafter held by or available to it for enforcing this Agreement or any of the other Finance Documents against the Security Parties (or any of them) or any other person liable and no action taken or omitted by the Lender in connection with any such Finance Document or other means of payment will discharge, reduce, prejudice or affect the liability of any Security Party under this Agreement and the other Finance Documents to which it is, or is to be, a party.

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15.5	Integration of Terms

This Agreement contains the entire agreement of the parties and its provisions supersede the provisions of the Commitment Letter (save for the provisions thereof which relate to fees) and any and all other prior correspondence and oral negotiation by the parties in respect of the matters regulated by this Agreement.

15.6	Amendments

This Agreement and any other Finance Documents shall not be amended or varied in their respective terms by any oral agreement or representation or in any other manner other than by an instrument in writing of even date herewith or subsequent hereto executed by or on behalf of the parties hereto or thereto.

15.7	Invalidity of Terms

In the event of any provision contained in one or more of this Agreement, the other Finance Documents and any other documents executed pursuant hereto or thereto being invalid, illegal or unenforceable in any respect under any applicable law in any jurisdiction whatsoever, such provision shall be ineffective as to that jurisdiction only without affecting the remaining provisions hereof or thereof. If, however, this event becomes known to the Lender prior to the drawdown of the Commitment or of any part thereof the Lender shall be entitled to refuse drawdown until this discrepancy is remedied. In case that the invalidity of a part results in the invalidity of the whole Agreement, it is hereby agreed that there will exist a separate obligation of the Borrowers for the prompt payment to the Lender of all the Outstanding Indebtedness. Where, however, the provisions of any such applicable law may be waived, they are hereby waived by the parties hereto to the full extent permitted by the law to the intent that this Agreement, the other Finance Documents and any other documents executed pursuant hereto or thereto shall be deemed to be valid binding and enforceable in accordance with their respective terms.

15.8	Language and genuineness of documents

(a)	Language: All certificates, instruments and other documents to be delivered under or supplied in connection with this Agreement or any of the other Finance Documents shall be in the Greek or the English language (or such other language as the Lender shall agree) or shall be accompanied by a certified Greek translation upon which the Lender shall be entitled to rely.

(b)	Certification of documents: Any copies of documents delivered to the Lender shall be duly certified as true, complete and accurate copies by appropriate authorities or legal counsel practicing in Greece or otherwise as will be acceptable to the Lender at the sole discretion of the Lender.

(c)	Certification of signature: Signatures on board of directors or shareholders resolutions, Secretary’s certificates and any other documents are, at the discretion of the Lender, to be verified for their genuineness by appropriate Consul or other competent authority.

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15.9	Further assurances

Each of the Borrowers undertakes that the Finance Documents shall both at the date of execution and delivery thereof and so long as any moneys are owing under any of the Finance Documents be valid and binding obligations of the respective parties thereto and enforceable in accordance with their respective terms and that it will, at its expense, execute, sign, perfect and do, and will procure the execution, signing, perfecting and doing by each of the other Security Parties of, any and every such further assurance, document, act or thing as in the reasonable opinion of the Lender may be necessary or desirable for perfecting the security contemplated or constituted by the Finance Documents.

15.10	Inconsistency of Terms

In the event of any inconsistency or conflict between the provisions of this Agreement and the provisions of any other Finance Document the provisions of this Agreement shall prevail.

15.11	Counterparts

This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute but one and the same instrument.

15.12	Confidentiality

(a)	Each of the parties hereto agree and undertake to keep confidential any documentation and any confidential information concerning the business, affairs, directors or employees of the other which comes into its possession in connection with this Agreement and not to use any such documentation, information for any purpose other than for which it was provided.

Notwithstanding the foregoing, compliance of the Borrowers and/or of the Corporate Guarantor with their reporting and filing requirements, relating to the transactions and matters contemplated by this Agreement and the other Finance Documents, to governmental or regulatory agencies and authorities, including, but not limited to, the Securities and Exchange Commission of the United States of America, shall not constitute a breach of confidentiality.

(b)	The Borrowers acknowledges and accepts that the Lender may be required by law or regulation or regulatory requirement or any request of any central bank or any court order to disclose information and deliver documentation relating to the Borrowers and the transactions and matters in relation to this Agreement and/or the other Finance Documents to governmental or regulatory agencies and authorities.

(c)	The Borrowers acknowledges and accepts that in case of occurrence of any of the Events of Default the Lender may disclose information and deliver documentation relating to the Borrowers and the transactions and matters in relation to this Agreement and/or the other Finance Documents to third parties to the extent that this is necessary for the enforcement or the contemplation of enforcement of the Lender’s rights or for any other purpose for which in the opinion of the Lender, such disclosure would be useful or appropriate for the interests of the Lender or otherwise and the Borrowers expressly authorises any such disclosure and delivery.

(d)	The Borrowers acknowledges and accepts that the Lender may be prohibited or it may be inappropriate for the Lender to disclose information to the Borrowers by reason of law or duties of confidentiality owed or to be owed to other persons.

(e)	This Clause 15.12 shall be: (i) in addition to all other duties of confidentiality imposed on the Lender and its professional advisers under applicable law; and (ii) subject to any other applicable provisions contained in this Agreement and the other Finance Documents.

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15.13	Personal data

(a)	Process of personal data: Each of the Borrowers hereby confirms that it has been informed that its personal data and/or the personal data of its director(s), officer(s) and legal representative(s) (together the “personal data”) contained in this Agreement or the personal data that have been or will be lawfully received by the Lender in relation to this Agreement and the Finance Documents will be included at the personal data database maintained by the Lender as processing agent (Υπεύθυνη Επεξεργασίας) and will be processed by the Lender for the purpose of properly serving, supporting and monitoring their current business relationship as provided in the information brochure “Information for the Processing of Personal Data” (Ενημέρωση για την επεξεργασία δεδομένων προσωπικού χαρακτήρα) which forms an integral part of this Agreement and each of the Borrowers hereby confirms that a copy of such information brochure has been received by that Borrower, its director(s), officer(s) and legal representative(s) and has been perused, duly understood and fully agreed by each of them.

(b)	Duration of the process: The personal data process shall survive the termination of this Agreement for such period as it is required by the applicable law.

16.	JOINT AND SEVERAL LIABILITY OF THE BORROWERS

16.1	Joint and several liability

All liabilities and obligations of the Borrowers under this Agreement shall, whether expressed to be so or not, be joint and several.

16.2	No impairment of Borrowers’ obligations

The liabilities and obligations of a Borrower shall not be impaired by:

(a)	this Agreement being or later becoming void, unenforceable or illegal as regards the other Borrower;

(b)	the Lender entering into any rescheduling, refinancing or other arrangement of any kind with the other Borrower;

(c)	the Lender releasing the other Borrower or any Security Interest created by a Finance Document; or

(d)	any time, waiver or consent granted to, or composition with the other Borrower or other person;

(e)	the release of the other Borrower or any other person under the terms of any composition or arrangement with any creditor thereof;

(f)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the other Borrower or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

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(g)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the other Borrower or any other person;

(h)	any amendment, novation, supplement, extension, restatement (however fundamental, and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(i)	any unenforceability, illegality or invalidity of any obligation or any person under any Finance Document or any other document or security;

(j)	any insolvency or similar proceedings; or

(k)	any combination of the foregoing.

16.3	Principal debtor

Each Borrower declares that it is and will, throughout the Security Period, remain a principal debtor for all amounts owing under this Agreement and the Finance Documents and neither of the Borrowers shall in any circumstances be construed to be a surety for the obligations of the other Borrower under this Agreement.

16.4	Subordination

Subject to Clause 16.5 (Borrowers’ required action), during the Security Period, neither of the Borrowers shall:

(a)	claim any amount which may be due to it from the other Borrower whether in respect of a payment made, or matter arising out of, this Agreement or any Finance Document, or any matter unconnected with this Agreement or any Finance Document; or

(b)	take or enforce any form of security from the other Borrower for such an amount, or in any other way seek to have recourse in respect of such an amount against any asset of the other Borrower; or

(c)	set off such an amount against any sum due from it to the other Borrower; or

(d)	prove or claim for such an amount in any liquidation, administration, arrangement or similar procedure involving the other Borrower or other Security Party; or

(e)	exercise or assert any combination of the foregoing.

16.5	Borrowers’ required action

If during the Security Period, the Lender, by notice to the Borrowers, requires it to take any action referred to in paragraphs (a) to (d) of Clause 16.4 (Subordination), in relation to the other Borrower, that Borrower shall take that action as soon as practicable after receiving the Lender’s notice.

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16.6	Deferral of Borrowers’ rights

Until all amounts which may be or become payable by the Borrowers under or in connection with the Finance Documents have been irrevocably paid in full and unless the Lender otherwise directs, neither Borrower will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by the other Borrowers; or

(b)	to claim any contribution from the other Borrower in relation to any payment made by it under the Finance Documents.

17.	NOTICES AND COMMUNICATIONS

17.1	Notices

Every notice, request, demand or other communication under the Agreement or, unless otherwise provided therein, any of the other Finance Documents shall:

(a)	be in writing delivered personally or by first-class prepaid letter (airmail if available), or shall be served through a process server or subject to Clause 10.11 (Communications Indemnity) and Clause 10.12 (Electronic Communication) by fax or electronic mail;

(b)	be deemed to have been received, subject as otherwise provided in this Agreement or the relevant Finance Document, in the case of fax or electronic mail, at the time of dispatch as per transmission report (provided, in either case, that if the date of despatch is not a business day in the country of the addressee it shall be deemed to have been received at the opening of business on the next such business day), and in the case of a letter when delivered or served personally or five (5) days after it has been put into the post; and

(c)	be sent:

(i)	if to be sent to any Security Party, to:

c/o Pyxis Maritime corp.,

59 K. Karamanli Street,

Maroussi 15125, Greece

Fax: +30 210 6510530

Attention: Mr. Kostantinos Lytras

E-mail: klytras@pyxistankers.com, fin@pyxis.gr and

hwilliams@pyxistankers.com

and

(ii)	if to be sent to the Lender, to

Piraeus Bank S.A.,

170 Alexandras Ave.,

11521 Athens, Greece

Fax.: +30-210-3739783

Attention: The Manager

E-mail: shipping@piraeusbank.gr

or to such other person, address fax number or electronic address as is notified by the relevant Security Party or the Lender (as the case may be) to the other parties to this Agreement and, in the case of any such change of address, or fax number or electronic address notified to the Lender, the same shall not become effective until notice of such change is actually received by the Lender and a copy of the notice of such change is signed by the Lender.

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17.2	Effective date of notices

Subject to Clauses 16.3 (Service outside business hours) and 16.4 (Illegible notices):

(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered; and

(b)	a notice which is sent by fax or electronic mail shall be deemed to be served, and shall take effect, two hours after its transmission is completed.

17.3	Service outside business hours

However, if under Clause 16.2 (Effective date of notices) a notice would be deemed to be served:

(a)	on a day which is not a Business Day in the place of receipt; or

(b)	on such a Business Day, but after 5 p.m. local time,

the notice shall (subject to Clause 16.4 (Illegible notices)) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a Business Day.

17.4	Illegible notices

Clauses 16.2 (Effective date of notices) and 16.3 (Service outside business hours) do not apply if the recipient of a notice notifies the sender within one hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

17.5	Valid notices

A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

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17.6	Effect of electronic communication

(a)	Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)	Any such electronic communication as specified in paragraph 17.6(a) above to be made between a Security Party and the Lender may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

(c)	Any such electronic communication as specified in paragraph (a) above made between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Lender only if it is addressed in such a manner as the Lender shall specify for this purpose.

(d)	Any electronic communication which becomes effective, in accordance with paragraph (c) above, after 5.00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following Business Day.

(e)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 16.6.

17.7	Meaning of “notice”

In this Clause 16 and in Clause 10.11 (Communications indemnity), “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

18.	LAW AND JURISDICTION

18.1	Governing Law

(a)	This Agreement and any non-contractual obligations connected with it shall be governed by and construed in accordance with English Law.

(b)	For the purposes of enforcement in Greece, it is hereby expressly agreed that English law as the governing law of this Agreement will be proved by an affidavit of a solicitor from an English law firm to be appointed by the Lender and the said affidavit shall constitute full and conclusive evidence binding on the Borrowers but the Borrowers shall be allowed to rebut such evidence save for witness.

18.2	Jurisdiction

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement or any non-contractual obligations connected with it (including a dispute regarding the existence, validity or termination of this Agreement and including claims arising out of tort or delict) (a “Dispute”). Each of the Borrowers irrevocably and unconditionally submits to the jurisdiction of such courts.

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(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary and waives any objections to the inconvenience of England as a forum.

(c)	This Clause 17.2 is for the benefit of the Lender only. As a result, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

18.3	Process Agent for English Proceedings

Without prejudice to any other mode of service allowed under any relevant law each of the Borrowers irrevocably designates, appoints and empowers Messrs. Atlas Maritime Services Limited, at its registered office for the time being at Enterprise House, 113-115 George Lane, E18 1AB, London, England (hereinafter called the “Process Agent for English Proceedings”), to receive for it and on its behalf, service of process issued out of the English courts in relation to any proceedings before the English courts in connection with any Finance Document, provided, however, that:

(a)	Each of the Borrowers hereby agrees and undertakes to maintain a Process Agent for English Proceedings throughout the Security Period and hereby agrees that in the event that if any Process Agent for English Proceedings is unable for any reason to act as agent for service of process, that Borrower must immediately (and in any event within ten (10) days of such event taking place) appoint another agent on terms acceptable to the Lender. Failing this, the Lender may appoint for this purpose a substitute Process Agent for English Proceedings and the Lender is hereby irrevocably authorised to effect such appointment on Borrowers’ behalf. The appointment of such Process Agent for English Proceedings shall be valid and binding from the date notice of such appointment is given by the Lender to the Borrowers in accordance with Clause 16.1 (Notices); and

(b)	each of the Borrowers hereby agrees that failure by a Process Agent for English Proceedings to notify the Borrowers of the process will not invalidate the proceedings concerned.

18.4	Proceedings in any other country

If it is decided by the Lender that any such proceedings should be commenced in any other country, then any objections as to the jurisdiction or any claim as to the inconvenience of the forum is hereby waived by each of the Borrowers and it is agreed and undertaken by each of the Borrowers to instruct lawyers in that country to accept service of legal process and not to contest the validity of such proceedings as far as the jurisdiction of the court or courts involved is concerned and each of the Borrowers agrees that any judgment or order obtained in an English court shall be conclusive and binding on each of the Borrowers and shall be enforceable without review in the courts of any other jurisdiction.

18.5	Process Agent (antiklitos) in Greece

Mrs. Alexandra Tatagia, an Attorney-at-Law, presently of 61-65 Filonos Street, Piraeus, Greece (hereinafter called the “Process Agent for Greek Proceedings”) is hereby appointed by each of the Borrowers as agent to accept service, upon whom any judicial process in respect of proceedings in Greece may be served and any process notice, judicial or extra-judicial request, demand for payment, payment order, foreclosure proceedings, notarial announcement of claim, notice, request, demand or other communication under this Agreement or any of the Finance Documents. In the event that the Process Agent for Greek Proceedings (or any substitute process agent notified to the Lender in accordance with the foregoing) cannot be found at the address specified above (or, as the case may be, notified to the Lender), which will be conclusively proved by a deed of a process server to the effect that the Process Agent for Greek Proceedings was not found at such address, any process notice, judicial or extra-judicial request, demand for payment, payment order, foreclosure proceedings, notarial announcement of claim or other communication to be sent to any Security Party may be validly served/notified in accordance with the relevant provisions of the Hellenic Code on Civil Procedure.

18.6	Third Party Rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

18.7	Meaning of “proceedings”

In this Clause 17 “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.

[Remainder of page intentionally left blank]

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SCHEDULE 1

Form of Drawdown Notice

(referred to in Clause 2.2)

To:	PIRAEUS BANK S.A.
4 Amerikis Street,
Athens, Greece

[●]

Re:	US$45,000,000 Loan Agreement (the “Loan Agreement”) dated [●] July, 2025 made between (1) the Lender, as lender and (2) Dryfour Corp. and Twelfthone Corp. (the “Borrowers”), as joint and several borrowers.

1.	We refer to the Loan Agreement (terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice) and hereby give you notice that we wish to draw the Commitment as follows:

(i)	Loan: the Advance [A/B] in the sum of [US$[●] (Dollars [●])];

(ii)	Drawdown Date: [●];

(iii)	duration of Interest Period: duration of the relevant Interest Period in respect of the Loan shall be [●] months; and

(iv)	Payment instructions: [in payment to the Operating Account (account number [……………………….]) as per our instructions under separate cover for the purposes set out in Clause 1.1 (Amount and purpose) of the Loan Agreement].

2.	We confirm, represent and warrant that:

(i)	no event or circumstance has occurred and is continuing which constitutes a Default or will result from the borrowing of the[said Advance A/B];

(ii)	the representations and warranties contained in Clause 6 (Representations and warranties) of the Loan Agreement and the representations and warranties contained in each of the other Finance Documents are true and correct at the date hereof as if made with respect to the facts and circumstances existing at such date;

(iii)	the borrowing to be effected by the drawing of the [said Advance A/B] will be within our corporate powers, has been validly authorised by appropriate corporate action and will not cause any limit on our borrowings (whether imposed by statute, regulation, agreement or otherwise) to be exceeded;

(iv)	to the best of our knowledge and belief, there has been no material change in the ownership, management, operations and no Material Adverse Change in our financial position or in the consolidated financial position of ourselves and the other Security Parties from that described by us to the Lender in the negotiation of the Loan Agreement;

(v)	we will not use the proceeds of the Loan or any part thereof for the purpose of acquiring shares in the share capital of the Lender or other banks and/or financial institutions or acquiring hybrid capital debentures (τίτλους υβριδικών κεφαλαίων) of the Lender or other banks and/or financial institutions.

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3.	We also instruct the Lender to deduct from the proceeds of the [said Advance A/B] any amount of the fees referred to in Clause 10.14 (Fees) which is due and payable.

4.	This Drawdown Notice cannot be revoked without the prior consent of the Lender.

SIGNED by	)
Mr.	)
for and on behalf of	)
DRYFOUR CORP.,	)
of the Marshall Islands,	)
in the presence of:	)	Attorney-in-fact

SIGNED by	)
Mr.	)
for and on behalf of	)
TWELFTHONE CORP.	)
of the Marshall Islands,	)
in the presence of:	)	Attorney-in-fact

Witness to all above signatures:

Name:	[●]
Title:	Attorney-at-Law
Address:	[●],
Piraeus, Greece

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Schedule 2

Form of Insurance Letter

To:	[P&I Club]
[●]
[●]

From:	[●]
[●],
[●]

[●] 20[●]

Dear Sirs

m.v. “[●]” (the “Vessel”)

We are obtaining loan finance from Piraeus Bank S.A. (the “Lender”) secured (inter alia) by a first ship mortgage over the Vessel. The Vessel’s insurances will also be assigned to the Lender.

You are hereby authorised to send a copy of the Certificate of Entry for the Vessel to the Lender, c/o their lawyers, namely, Theo V. Sioufas & Co. Law Offices, of 13 Defteras Merarchias Street, 185 35 Piraeus, Greece. Further, you are also irrevocably authorised to provide the Lender from time to time with any other information whatsoever which they may require relating to the entry of the Vessel in the association.

This letter is governed by, and shall be construed in accordance with, English law.

_____________________________

For and on behalf of

[●]

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EXECUTION PAGE

IN WITNESS whereof the parties hereto have caused this Agreement to be duly executed on the date first above written.

SIGNED by	)
Ms. Triantafyllia Lazaretou	)
for and on behalf of	)
DRYFOUR CORP.	)
of the Marshall Islands,	)
in the presence of:	)	Attorney-in-fact

SIGNED by	)
)
for and on behalf of	)
TWELFTHONE CORP.	)
of the Marshall Islands,	)
in the presence of:	)	Attorney-in-fact

Witness to all above signatures:

Name:	Alexandra Pagoni
Address:	13 Defteras Merarchias
Piraeus, Greece
Occupation:	t. Attorney-at-Law

SIGNED by	)
Mr and	)
Mr	)	Attorney-in-fact
for and on behalf of	)
PIRAEUS BANK S.A.,	)
of Greece,	)
in the presence of:	)
Attorney-in-fact

Witness:
Name:	Alexandra Pagoni
Address:	13 Defteras Merarchias
Piraeus, Greece
Occupation:	t. Attorney-at-Law

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